REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            VDC COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                          4812                  06-1524454
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                               75 Holly Hill Lane
                          Greenwich, Connecticut 06830
                                 (203) 869-5100

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                               Frederick A. Moran
                             Chief Executive Officer
                            VDC Communications, Inc.
                               75 Holly Hill Lane
                          Greenwich, Connecticut 06830
                                 (203) 869-5100

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------
                                   COPIES TO:

        Louis D. Frost, Esq.                    Stephen M. Cohen, Esq.
      VDC Communications, Inc.       Buchanan Ingersoll Professional Corporation
         75 Holly Hill Lane                       1835 Market Street
    Greenwich, Connecticut 06830                      14th Floor
           (203) 869-5100                       Philadelphia, PA 19103
                                                    (215) 665-3873

                           --------------------------

APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE OF THE  SECURITIES  TO THE
PUBLIC:

AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

         Title of
        Each Class
       Of Securities                  Amount              Proposed             Proposed
           To Be                      To Be           Maximum Offering     Maximum Aggregate         Amount of
        Registered                  Registered       Price Per Share(2)      Offering Price       Registration Fee
        ----------                  ----------       ------------------    -----------------    -------------------

Common Stock, $.0001 par value     8,722,618(1)           $ 3.125            $ 27,258,181             $ 7,578


(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also includes additional shares of common stock issuable upon stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) for the purpose of calculating the registration fee. Based on the average of the high and low prices per share of Common Stock on June 1, 1999 as reported on the American Stock Exchange.

                              --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED ________, 1999

PRELIMINARY
PROSPECTUS

                            VDC COMMUNICATIONS, INC.

                        8,722,618 SHARES OF COMMON STOCK

The Selling Security Holders identified on page 62 of this prospectus, may offer and sell, from time to time, up to 8,722,618 Shares of Common Stock of VDC Communications, Inc. The Selling Security Holders may sell all or a portion of their respective Shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. We will not receive any part of the proceeds from sales of these Shares.

Our Common Stock is listed on the American Stock Exchange under the symbol "VDC". The last reported sale price of our Common Stock on June 3, 1999 on the American Stock Exchange was $3.4375 per share.

                              --------------------

Investing in the Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 7.


                                              Underwriting      Proceeds to the
                            Price to            Discounts            Selling
  Class of Security          Public          and Commissions    Security Holders
  -----------------          ------          ---------------    ----------------

     Shares of                 $                   (1)                $ (2)
     Common Stock



(1) Does not give effect to ordinary brokerage commissions or other costs of sale that will be borne solely by the Selling Security Holders.

(2) Represents the anticipated sale by the Selling Security Holders at $3.4375 per share, the closing price for one share of the Company's Common Stock on the American Stock Exchange, Inc. on June 3, 1999. There can be no assurances, however that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock. The Company will realize no proceeds upon the sale of shares of Common Stock by the Selling Security Holders.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is June _______, 1999

                            VDC COMMUNICATIONS, INC.

                                TABLE OF CONTENTS

                                                               PAGE NO.

ABOUT THIS PROSPECTUS                                             6

PROSPECTUS SUMMARY                                                7

ABOUT VDC COMMUNICATIONS, INC.                                    7

THE OFFERING                                                      8

RISK FACTORS                                                      9

USE OF PROCEEDS                                                  14

MARKET PRICE FOR THE COMPANY'S COMMON EQUITY                     14

CAPITALIZATION                                                   15

SELECTED FINANCIAL DATA                                          16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS                    17

QUANTITATIVE AND QUALITATIVE DISCLOSURES
ABOUT MARKET RISK                                                27

BUSINESS                                                         28

MANAGEMENT                                                       36

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
EXCHANGE ACT                                                     51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                   52

PRINCIPAL STOCKHOLDERS                                           56

DESCRIPTION OF SECURITIES                                        58

SELLING SECURITY HOLDERS                                         62

PLAN OF DISTRIBUTION                                             65

WHERE YOU CAN FIND MORE INFORMATION                              65

LEGAL MATTERS                                                    66

EXPERTS                                                          66

FINANCIAL STATEMENTS                                             67

                              ABOUT THIS PROSPECTUS

You should only rely on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this or of any sale of common stock.

This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

                               PROSPECTUS SUMMARY

The following information is intended to summarize the detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. This Section is not intended to be a complete description of all aspects of our business or the Common Stock being offered by the Selling Security Holders. Investors should carefully consider the information set forth under the caption "RISK FACTORS" beginning at page 7 of this Prospectus.

                         ABOUT VDC COMMUNICATIONS, INC.

VDC Communications, Inc. (referred to herein as the "Company" or "We") owns telecommunications equipment and leases telecommunications lines to provide domestic and international long distance telecommunications services. In addition, we connect to other telephone companies and resell their services to destinations where we do not own equipment or lease lines. Our customers are other long distance telephone companies that resell our services to their retail customers or other telecommunications companies. In the future, we may offer our services directly to retail customers in addition to our current wholesale customers. The Company currently employs state-of-the-art digital switching and transmission technology. This equipment, located in New York, Los Angeles, Denver and Central America, comprises our facilities. Our facilities and industry agreements allow us to provide voice and facsimile telecommunications services from the U.S. to most countries in the world.

The Company's current business has only recently commenced as we began developing our business strategies and marketing plans during March, 1998. During the remainder of 1998 we established the infrastructure necessary to provide voice and facsimile transmission services which we began marketing during the fourth quarter of calendar 1998. Accordingly, we do not believe that our current results of operations are indicative of future performance.

Our business strategy is to develop a telecommunications business that focuses on niche segments of the market that are evolving by virtue of the deregulation of the telecommunications industry and the corresponding growth of the international long distance telecommunications markets. We intend to focus upon the international telecommunications carrier business, due to its potential for higher revenue and profit per minute of telephone call, and greater projected growth rate, as compared to the more mature domestic long distance telecommunications market. In particular, we are targeting certain of the less saturated international markets with potential for substantial volumes of traffic, relatively high revenue rates per minute of telephone use and prospects for growth. We believe that the ongoing trend toward deregulation and privatization can create these opportunities for growth in the future.

The Company was formerly the subsidiary of VDC Corporation, Ltd., a Bermuda public company ("VDC Bermuda") with its shares registered under the Securities Exchange Act of 1934 (the "Exchange Act"). On November 6, 1998, VDC Bermuda merged with and into the Company (the "Domestication Merger") for the principal purpose of domesticating VDC Bermuda from a Bermuda company to a Delaware corporation. This was done primarily to: (i) facilitate access to the U.S. capital markets; (ii) enhance the trading profile of the Company's securities within the investment banking and brokerage communities; and (iii) provide access to the comprehensive set of corporate laws available to companies incorporated in Delaware.

The Domestication Merger was completed in conjunction with a prior business reorganization of VDC Bermuda. On March 6, 1998, the Company (then a wholly owned and newly formed subsidiary of VDC Bermuda) acquired Sky King Communications, Inc. ("Sky King Connecticut"), a development stage telecommunications company. The Sky King Connecticut acquisition enabled the Company to enter the telecommunications business and reflected the culmination of an overall business reorganization in which VDC Bermuda curtailed its prior lines of business.

Our executive offices are located at 75 Holly Hill Lane, Greenwich, Connecticut, 06830, and our telephone number is (203) 869-5100.

                                  THE OFFERING

Common Stock outstanding                                   20,173,583 shares (1)
Common Stock offered by the Selling Security Holders:      8,722,618 shares
Common Stock to be outstanding after the Offering:         21,237,664 shares (2)
Proceeds:                                                  The Company  will not
                                                           receive  any  of  the
                                                           proceeds of  the sale
                                                           of  shares of  Common
                                                           Stock by the  Selling
                                                           Security Holders.
Trading Symbol:                                            VDC

-----------------------------

(1) The Company presently has 20,173,583 shares of Common Stock outstanding. The number of shares outstanding does not include 948,500 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding stock options; nor does it include outstanding warrants to purchase 1,064,081 shares of Common Stock (the "Warrants").

(2) This gives effect to the possible issuance of 1,064,081 shares of Common Stock upon exercise of the Warrants.

-----------------------------

Summary Consolidated Financial Data


                                               Period from
                                             January 3, 1996
                                            (inception) through           Years ended                    Nine-months ended
                                              June 30, 1996        June 30, 1997  June 30, 1998    March 31, 1998   March 31, 1999
                                              -------------        -------------  -------------    --------------   --------------
Statement of Operations Data:
revenues                                              $ 4,850           $ 43,248       $ 99,957          $ 62,741      $ 1,425,952
direct costs of revenues (exclusive of depreciation)    1,091             22,020         28,460            26,546        2,159,210
                                                    --------------------------------------------------------------------------------
gross margin                                            3,759             21,228         71,497            36,195         (733,258)

selling, general and administrative                    28,921             50,267      1,064,593           463,744        3,768,885
depreciation and amortization                           1,540              3,390        102,836             4,953          704,166
non-cash compensation (2)                                   -                  -      2,254,000           801,000       16,146,000
                                                    --------------------------------------------------------------------------------
operating (loss)                                      (26,702)           (32,429)    (3,349,932)       (1,233,502)     (21,352,309)

(loss) on impairment-MCC                                                                                               (19,388,641)
(loss) on note restructuring                                -                  -              -                 -       (1,598,425)
other income (expense)                                      -                  -        195,122             6,325          (84,000)
equity in (loss) of affiliate                               -                  -              -                 -         (664,717)
                                                    --------------------------------------------------------------------------------
net loss                                            $ (26,702)         $ (32,429)  $ (3,154,810)     $ (1,227,177)   $ (43,088,092)
                                                    ================================================================================
net loss per share (1)                                $ (0.01)           $ (0.01)       $ (0.72)          $ (0.33)         $ (2.45)

weighted average shares outstanding                 3,699,838          3,699,838      4,390,423         3,713,342       17,604,937
                                                    --------------------------------------------------------------------------------
Balance Sheet data:

investment in MCC                                         $ -                $ -   $ 37,790,877               $ -      $ 4,340,000
                                                    --------------------------------------------------------------------------------
total assets                                         $ 16,499           $ 15,000   $ 45,823,684       $ 8,938,885     $ 13,673,140
                                                    --------------------------------------------------------------------------------
stockholders' equity                                 $ 16,249           $ 14,750   $ 45,667,499       $ 8,787,155      $ 8,188,535
                                                    --------------------------------------------------------------------------------
Other Operating data:

EBITDA - Adjusted (2)                               $ (25,162)         $ (29,039)    $ (993,096)       $ (427,549)    $ (4,502,143)
                                                    --------------------------------------------------------------------------------

     (1) Diluted earnings per share for this period is not calculated because inclusion of common share equivalents would be antidilutive.

     (2) EBITDA-Adjusted represents earnings (losses) before interest expense, income taxes, depreciation, amortization, other income (expense) and non-recurring charges including non-cash compensation. EBITDA does not represent cash flows as defined by generally accepted accounting principles. EBITDA is a financial measure commonly used in the Company's industry and should not be considered in isolation or as a substitute for net income (loss), cash flow from operating activities or other measure of liquidity determined in accordance with generally accepted accounting principles.

                                  RISK FACTORS

An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. Prospective purchasers of the shares of Common Stock offered hereby should carefully review the following risk factors as well as the other information set forth in this Prospectus.

This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Pro forma information contained within this Prospectus, to the extent it is predictive of the financial condition and results of operations that would have occurred on the basis of certain stated assumptions, may also be characterized as forward-looking statements. Although forward-looking statements are based on assumptions made, and information believed, by management to be reasonable, no assurance can be given that such statements will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Some, but not all, of such risks and uncertainties are described in the risk factors set forth below.

        WE ARE A COMPANY IN THE EARLY STAGES OF DEVELOPMENT. We have only recently commenced our present operations, and therefore, have only a limited operating history upon which you can evaluate our business. We have strategically placed telecommunications equipment in cities that we believe will enable us to efficiently transport telecommunications services. Now we are building our customer base in order to achieve greater revenues and market penetration. We will also add additional telecommunications equipment in other areas of the world. We have not yet determined with certainty where those areas will be.

        WE ARE LOSING MONEY. We have not yet experienced a profitable quarter and may not ever achieve profitability. By virtue of the early stage of our development, we have yet to build sufficient volume of telecommunications voice and facsimile traffic to reach profitability. Our current expenses are greater than our revenues. This will probably continue until we reach a greater level of maturity and it is possible that our revenues may never exceed our expenses. If operating losses continue for longer than the short-term, then our continued operation will be in jeopardy. However, we believe that what we have developed over the past year is valuable and has the potential to generate revenues greater than expenses.

        NUMEROUS CONTINGENCIES COULD HAVE A MATERIAL ADVERSE EFFECT ON US. Because we are in the early stages of development and because of the nature of the industry in which we operate, there are numerous contingencies over which we have little or no control, any one of which could have a material adverse effect on us. The contingencies include, but are not limited to, the addition or loss of major customers, whether through competition, merger, consolidation or otherwise; the loss of economically beneficial routing options for telecommunications traffic termination; financial difficulties of major customers; pricing pressure resulting from increased competition; and technical difficulties with or failures of portions of our network that could impact our ability to provide service to or bill our customers.

        OUR ABILITY TO IMPLEMENT OUR PLAN SUCCESSFULLY IS DEPENDENT ON A FEW KEY PEOPLE. We are particularly dependent upon Frederick A. Moran, Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Director of the Company. Mr. Moran is also a significant shareholder of the Company. The Company has an employment agreement with Mr. Moran. We believe the combination of his employment agreement and equity interest keeps Mr. Moran highly motivated to remain with the Company.

        THE INTERNATIONAL TELECOMMUNICATIONS MARKET IS RISKY. The international nature of our operations involves certain risks, such as changes in U.S. and foreign government regulations and telecommunications standards, dependence on foreign partners, tariffs, taxes and other trade barriers, the potential for nationalization and economic downturns and political instability in foreign countries. At the current time, we are particularly dependent on Central and North America. In addition, our business could be adversely affected by a reversal in the current trend toward the deregulation of the telecommunications industry. We will be increasingly subject to these risks to the extent that we proceed with the planned expansion of international operations.

        GOVERNMENT INVOLVEMENT IN INDUSTRY COULD HAVE AN ADVERSE EFFECT. We are subject to various U.S. and foreign laws, regulations, agency actions and court decisions. Our U.S. international telecommunications service offerings are subject to regulation by the Federal Communications Commission (the "FCC"). The FCC requires international carriers to obtain authorization prior to acquiring international facilities by purchase or lease, or providing international service to the public. Prior FCC approval is also required, in most cases, to transfer control of a certificated carrier. We must file reports, notifications, contracts, and other documents with the FCC and must pay regulatory and other fees, which are subject to change. We are also subject to the FCC policies and rules discussed below. The FCC could determine, by its own actions or in response to a third party's filing, that certain of our services, termination arrangements, agreements with foreign carriers, or reports did not comply with FCC policies and rules. If this occurred, the FCC could order us to discontinue such arrangements, fine us or revoke our authorizations. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

        POTENTIAL FOR TECHNICAL FAILURE. Our services are dependent on our own and other companies' ability to successfully integrate technologies and equipment. In connecting with other companies' equipment we take the risk of not being able to provide service due to their error. In addition, there is the risk that our equipment may malfunction or that we could make an error which negatively affects our customers' service. We are also dependent on the protection of our hardware and other equipment from damage from natural disasters such as fires, floods, hurricanes and earthquakes, other catastrophic events such as civil unrest, terrorism and war and other sources of power loss and telecommunications failures. We have taken a number of steps to prevent our service from being affected by natural disasters, fire and the like. We have built redundant systems for power supply to our equipment. Nevertheless, there can be no assurance that any such systems will prevent the switches from becoming disabled in the event of an earthquake, power outage or otherwise. The failure of our network, or a significant decrease in telephone traffic resulting from effects of a natural or man-made disaster, could have a material adverse effect on our relationship with our customers and our business, operating results and financial condition.

        THE LONG DISTANCE AND INTERNATIONAL LONG DISTANCE TELEPHONE INDUSTRY IS HIGHLY COMPETITIVE. We are a small company in an industry with many companies that have more experience and greater resources than us. International telecommunications providers compete mainly on the basis of price, but also customer service, transmission quality, breadth of service offerings and value-added services. Our operating history is probably not long enough for you to make a judgment about our ability to compete in this industry.

        TECHNOLOGICAL ADVANCEMENT COULD RENDER OUR INFRASTRUCTURE OBSOLETE. The international telecommunications industry is highly competitive and subject to the introduction of new services facilitated by advances in technology. We expect that the future will bring technological change. It is possible that these changes could result in more advanced telecommunications equipment that could render our current equipment obsolete. If this were to happen, we would most likely have to invest significant capital into this new technology.

        WE HAVE LIMITED CAPITAL. Being a small company in a capital intensive industry, our position of limited capital is a significant risk to our future viability. We may seek additional financing. We may sell additional shares of our stock in order to provide capital that may be needed for our operations. There is no guarantee that we will be able to do this.

        RECENT IMPAIRMENT OF SIGNIFICANT ASSET. We own a minority interest in a private company, Metromedia China Corporation ("MCC") that constitutes one of the principal assets of the Company. Since this company is private and in development, it is difficult to place a value on its worth. We currently value our ownership interest based on extrapolating the carrying value placed on MCC by its majority shareholder, Metromedia International Group. As of March 31, 1999, that equaled $4.34 million. Our total assets were $13.7 million. The value of our interest in MCC may change in the future. The value of MCC may be unfavorably influenced by negative operating results, the Chinese telecommunications market and/or other factors. Furthermore, changes in governmental policy towards foreign investment in telecommunications in China could also adversely effect the value of our investment. We have decreased the value placed on this asset, in large part, due to the uncertainty of the future of foreign participation in the Chinese telecommunications market. Even so, there is still the possibility that this asset will be worth less in the future than we believe is a fair value currently.

        WE HAVE A SIGNIFICANT INVESTMENT IN A PRIVATE COMPANY THAT WE DO NOT CONTROL. Through Masatepe Communications, U.S.A., L.L.C. ("Masatepe"), we have a non-controlling investment in Masatepe Comunicaciones, S.A., a private Nicaraguan telecommunications company ("Masacom"). We have loaned funds and equipment to Masacom. This equipment is located in Nicaragua. The recoverability of our loans and equipment is not assured.

        OUR STOCK IS HIGHLY VOLATILE. Our stock price fluctuates significantly. We believe that this will most likely continue. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning us or our competitors, including results of operations, technological innovations, government regulations, proprietary rights or significant litigation, may have a significant impact on the market price of our stock.

        ADDITIONAL SHARES WILL BE AVAILABLE FOR SALE IN THE PUBLIC MARKET. This Prospectus will permit the resale of up to 8,722,618 shares of Company Common Stock into the public trading market. This will have the effect of significantly increasing the number of shares eligible for public trading. Sales of substantial amounts of the stock in the public market could have an adverse effect on the price of the stock and may make it more difficult for us to sell stock in the future. Although it is impossible to predict market influences and prospective values for securities, it is possible that the substantial increase in the number of shares available for sale, in and of itself, could have a depressive effect on the price of our stock.

        WE HAVE NOT PAID ANY DIVIDENDS TO OUR STOCKHOLDERS AND DO NOT EXPECT TO ANYTIME IN THE NEAR FUTURE. Instead, we plan to retain future earnings, if any, for investment back into the Company.

        THE YEAR 2000 PROBLEM COULD HAVE A MATERIALLY ADVERSE EFFECT ON US. We are currently responding to year 2000 issues. Year 2000 issues are the result of computer programs being written using two digits rather than four to define the applicable year associated with the program or an associated computation. Any such two-digit computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. A significant portion of the devices that we use to provide our basic services use date-sensitive processing which affect functions such as service activation, service assurance and billing processes.

        We are currently evaluating the year 2000 readiness of our computer systems, software applications and telecommunications equipment. We are sending year 2000 compliance inquiries to certain third parties (i.e. vendors, customers, outside contractors) with whom we have a relationship. These inquiries include, among other things, requests to provide documentation regarding the third party's year 2000 programs, and questions regarding how the third party specifically examined the year 2000 effect on their equipment and operations and what remedial actions will be taken with regard to these problems.

        Since we are a new company, our key systems have just recently been implemented. Most of the vendors of such systems have represented to us that the systems are compliant with the year 2000 issues without any modification. We will, however, continue to require confirmation of year 2000 compliance in our future requests for proposals from equipment and software vendors. The failure of the Company's computer systems and software applications to accommodate the year 2000, could have a material adverse effect on our business, financial condition and results from operations.

        Further, if the software and equipment of those on whose services we depend are not year 2000 functional, it could have a material adverse effect on our operations. While most major domestic telecommunications companies have announced that they expect all of their network and support systems to be year 2000 functional by the middle of 1999, other domestic and international carriers may not be year 2000 functional. We intend to continue to monitor the performance of our accounting, information and other systems and software applications to identify and resolve any year 2000 issues. Currently, through our discovery process, we have identified an estimated $84,000 of expenditures associated with updating systems to be year 2000 compliant. However, we expect we will find additional expenses pending the finalization of our year 2000 investigation. Carriers in other countries with whom we may do business may not be year 2000 compliant, possibly having an adverse impact upon our ability to transmit or terminate telecom traffic.

        We believe that the most reasonably likely worst case scenario resulting from the century change could be the inability to efficiently send voice and facsimile calls at current rates to desired locations. We do not know how long this might last. This would have a material adverse effect on our results from operations.

        ANTI-TAKEOVER PROVISIONS MAY DETER CHANGE IN CONTROL TRANSACTIONS. Certain provisions of our Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Bylaws, as amended (the "Bylaws"), and the General Corporation Law of the State of Delaware (the "GCL") could deter a change in our management or render more difficult an attempt to obtain control of us. For example, we are subject to the provisions of the GCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The Certificate of Incorporation includes undesignated Preferred Stock, which may enable the Board to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise. In addition, the Certificate of Incorporation provides for a classified Board of Directors such that approximately only one-third of the members of the Board will be elected at each annual meeting of stockholders. Classified boards may have the effect of delaying, deferring or discouraging changes in control of us. Further, certain other provisions of the Certificate of Incorporation and Bylaws and of the GCL could delay or make more difficult a merger, tender offer or proxy contest involving us. Additionally, certain federal regulations require prior approval of certain transfers of control of telecommunications companies, which could also have the effect of delaying, deferring or preventing a change in control. See "DESCRIPTION OF SECURITIES--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law".

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Security Holders.

                  MARKET PRICE FOR THE COMPANY'S COMMON EQUITY

The Company's Common Stock has traded on the American Stock Exchange, Inc. ("AMEX") since July 7, 1998. Commencing in 1993 until November 26, 1997, the Company's Common Stock traded on The NASDAQ stock market under the trading symbol "VDCLF". On November 26, 1997, NASDAQ imposed a trading halt on the Company's Common Stock, which was subsequently delisted from trading on NASDAQ on March 2, 1998. From March 2, 1998 to July 7, 1998, the Company's Common Stock was traded on the OTC Bulletin Board under the trading symbol "VDCLF."

The following table sets forth certain information with respect to the high and low bid or closing prices of the Company's Common Stock for the periods indicated below:


Fiscal 1999           High       Low
First Quarter        $7.88     $3.88
Second Quarter       $4.75     $3.25
Third Quarter        $6.13     $3.63

Fiscal 1998
First Quarter        $5.38     $3.88
Second Quarter       $6.50     $4.50
Third Quarter        $6.50     $3.75
Fourth Quarter       $8.63     $5.88

Fiscal 1997
First Quarter        $9.25     $7.37
Second Quarter       $7.87     $5.00
Third Quarter        $6.50     $5.00
Fourth Quarter       $5.25     $3.00

On June 3, 1999, the last reported sale price of the Common Stock on AMEX was $3.4375 per share.

The high and low bid prices for the Company's Common Stock are rounded to the nearest 1/8th. Such prices are inter-dealer prices without retail mark-ups or commissions and may not represent actual transactions.

Record Holders

As of June 3, 1999, the approximate number of holders of record of the Company's Common Stock was 657. The Company believes the number of beneficial owners of the Common Stock exceeds 1,500.

Dividends

The Company has not paid any cash dividends, to date, and has no intention of paying any cash dividends on its Common Stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of the Board of Directors and to certain limitations under the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of March 31, 1999. This table should be read in conjunction with the Company's financial statements and related notes appearing elsewhere in the prospectus.


            capitalized lease obligations-long term portion                             $ 913,503
                                                                                  ----------------

Shareholders' equity:
            preferred stock, $.0001 par value; 10,000,000 shares authorized,
            and no shares issued and outstanding                                                -
            common stock. $.0001 par value; 50,000,000 shares authorized,
            16,938,051 shares issued and outstanding                                        1,881
            additional paid in capital                                                 64,290,814
            accumulated deficit                                                       (55,285,127)
            stock subscription receivable                                                (344,700)
            accumulated comprehensive loss                                               (310,158)
                                                                                  ----------------
                                                                                        8,352,710
            treasury stock - 1,875,000 shares at cost                                    (164,175)
                                                                                  ----------------
            total shareholders' equity                                                  8,188,535
                                                                                  ----------------

                 Total                                                                $ 9,102,038
                                                                                 ================

                             SELECTED FINANCIAL DATA

The following selected consolidated financial data as of and for each of the period(s) ended June 30, 1998, 1997 and 1996 have been derived from the audited consolidated financial statements of the Company. The financial data presented above reflects the relevant Statement of Operations data and Balance Sheet data of Sky King Connecticut, which became publicly held by virtue of its acquisition by VDC Bermuda on March 6, 1998. Since, as a result of the acquisition, the former stockholders of Sky King Connecticut acquired a controlling interest in VDC Bermuda , the acquisition has been accounted for as a "reverse acquisition". Accordingly, for financial statement presentation purposes, Sky King Connecticut is viewed as the continuing entity and the related business combination is viewed as a recapitalization of Sky King Connecticut, rather than an acquisition by VDC Bermuda. The selected financial data for the nine-months ended March 31, 1999 and 1998 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for the nine-months ended March 31, 1999 and 1998. The financial data presented for the nine-months ended March 31, 1999 reflects the Domestication Merger which was accounted for as a capital reorganization. The following data should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.


                                                   Period from
                                                 January 3, 1996
                                                (inception) through          Years ended                     Nine-months ended
                                                   June 30, 1996    June 30, 1997   June 30, 1998    March 31, 1998  March 31, 1999
                                                   --------------------------------------------------------------------------------
Statement of Operations Data:
revenues                                                  $ 4,850       $ 43,248        $ 99,957          $ 62,741     $ 1,425,952
direct costs of revenues (exclusive of depreciation)        1,091         22,020          28,460            26,546       2,159,210
                                                   --------------------------------------------------------------------------------
gross margin                                                3,759         21,228          71,497            36,195        (733,258)

selling, general and administrative                        28,921         50,267       1,064,593           463,744       3,768,885
depreciation and amortization                               1,540          3,390         102,836             4,953         704,166
non-cash compensation                                           -              -       2,254,000           801,000      16,146,000
                                                   --------------------------------------------------------------------------------
operating (loss)                                          (26,702)       (32,429)     (3,349,932)       (1,233,502)    (21,352,309)

(loss) on impairment-MCC                                                                                               (19,388,641)
(loss) on note restructuring                                    -              -               -                 -      (1,598,425)
other income (expense)                                          -              -         195,122             6,325         (84,000)
equity in (loss) of affiliate                                   -              -               -                 -        (664,717)
                                                   --------------------------------------------------------------------------------
net loss                                                $ (26,702)     $ (32,429)   $ (3,154,810)     $ (1,227,177)  $ (43,088,092)
                                                   ================================================================================
net loss per share                                        $ (0.01)       $ (0.01)        $ (0.72)          $ (0.33)        $ (2.45)
weighted average shares outstanding                     3,699,838      3,699,838       4,390,423         3,713,342      17,604,937
                                                   --------------------------------------------------------------------------------
Balance Sheet data:

investment in MCC                                             $ -            $ -    $ 37,790,877               $ -     $ 4,340,000
                                                   --------------------------------------------------------------------------------
total assets                                             $ 16,499       $ 15,000    $ 45,823,684       $ 8,938,885    $ 13,673,140
                                                   --------------------------------------------------------------------------------
long-term liabilities, net of current portion                 $ -            $ -             $ -               $ -       $ 913,503
                                                   --------------------------------------------------------------------------------
stockholders' equity                                     $ 16,249       $ 14,750    $ 45,667,499       $ 8,787,155     $ 8,188,535
                                                   --------------------------------------------------------------------------------


        (1) The loss from operations of $3,349,932 incurred during the year ended June 30, 1998 is primarily attributable to non-cash compensation of $2,254,000 (See Note 9 to the consolidated financial statements for the year ended June 30, 1998) and selling, general and administrative expenses.

        (2) The loss from operations of $21,352,309 incurred during the nine-months March 31, 1999 is primarily attributable to non-cash compensation of $16,146,000 (See Note 5 to the consolidated financial statements for the nine-months ended March 31, 1999) and selling, general and administrative expenses.

        (3) Diluted earnings per share for this period is not calculated because inclusion of common share equivalents would be antidilutive.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

VDC Communications, Inc. (referred to herein as the "Company" or "We") owns telecommunications equipment and leases telecommunications lines to provide domestic and international long distance telecommunications services. In addition, we connect to other telephone companies and resell their services to destinations where we do not own equipment or lease lines. Our customers are other long distance telephone companies that resell our services to their retail customers or other telecommunications companies. In the future, we expect to offer our services directly to retail customers in addition to our current wholesale customers. The Company currently employs state-of-the-art digital switching and transmission technology. This equipment, located in New York, Los Angeles, Denver and Central America, comprises our facilities. Our facilities and industry agreements allow us to provide voice and facsimile telecommunications services to most countries in the world.

We believe the telecommunications industry is attractive given its current size and future growth potential. Furthermore, we believe the international telecommunications market provides greater opportunity than the domestic market, due to the relatively limited capacity in certain markets and potentially greater gross margin per minute of traffic. Our objective is to become an international telecommunications company with strategic assets and transmission capability in many attractive markets worldwide. Management believes that in order to achieve this, we must provide our customers with long distance and international voice and facsimile transmission at competitive prices. We strive to provide competitive rates, while maintaining carrier grade toll quality to destinations worldwide. We believe that our current facilities are sufficient to handle significantly more traffic than we are currently experiencing. In order to make better use of this capacity, we need to build a reputation for high quality transmission within our industry and provide competitive pricing.

Current results reflect the fact that we have been a company in transition. We began the development of our long-distance telecommunications business on March 6, 1998 and have since developed our infrastructure and industry relations. We began marketing our services in December 1998 and have had modest success generating traffic over our infrastructure during early 1999. We do not believe that our most recent results are indicative of future performance.

Revenue is earned from three sources. The main source is revenue from our domestic and international telecommunications long distance services which is earned based on the number of minutes billable to our customers, other telephone companies. These minutes are billed on a weekly, semi-monthly, or monthly basis. Bills are generally paid within thirty days. Our second source of revenues is derived from the rental of telecommunications equipment at our telecommunications facilities and telecommunications circuits to other telephone companies. This revenue is generated and billed on a month-to-month basis. Additionally, we derive minimal revenues from the management of tower sites that provide transmission and receiver locations for wireless communications companies. This revenue is also generated and billed on a month-to-month basis.

Revenue derived through the per-minute transmission of voice and facsimile is normally in accordance with contracts with other telecommunications companies. These contracts are often for a year or more, but can be terminated or changed with a few days notice.

Direct costs of revenues include domestic long distance charges for transmission services, terminating overseas-originated traffic in the United States and internationally and terminating domestic originated, international traffic outside the United States. We use other telecommunications companies services in the same manner that they use ours. Therefore, our costs include significant payments to other telecommunications companies, including variable per minute costs for them to provide voice and facsimile services to us, which we resell to our customers. In addition, we pay fixed monthly expenses for capacity on a fiber optic backbone across the United States and a satellite connection to Central America. These fixed costs, including some additional circuit costs, are approximately $130,000 per month. Our direct costs of revenue also include the allocable personnel and overhead associated with operations.

Our costs also include selling, general, and administrative costs ("SG&A"). SG&A consists primarily of personnel costs, professional fees, travel and other business development related costs. Total personnel costs are currently about
$200,000 per month. We incur costs on a regular basis associated with international market research and due diligence regarding potential projects outside of the U.S. We believe that our recurring SG&A costs will begin to level off as we reach a mature operating level. It is, however, possible that as new opportunities arise, SG&A could increase significantly. We believe that over time, we may build our volume of minutes billed so that our revenues surpass our costs. We believe that the infrastructure and personnel necessary to achieve this are currently in place.

We also incur non-cash expenses associated with the depreciation of long distance telecommunications equipment and other fixed assets and the amortization of goodwill from the acquisition of Masatepe. We depreciate long distance telecommunications and other fixed assets over a period of three-to-five years and are amortizing goodwill over two years.

During  the  quarter  ended  March  31,  1999,  we  formed  a  new   subsidiary,
WorldConnect        Telecom.com,        Inc.        ("WorldConnectTelecom.com").
WorldConnectTelecom.com is a wholly-owned subsidiary of VDC Telecommunications and holds an FCC 214 License. WorldConnectTelecom.com is a Delaware corporation which plans to provide retail long distance telecommunications services via the Internet and other outlets. Prior to the creation of WorldConnectTelecom.com, we did not offer voice and facsimile services to retail customers. WorldConnectTelecom.com generated minimal revenues during the quarter ended March 31, 1999.

Background

We are the  successor  to our  former  parent,  VDC  Bermuda,  by  virtue of the
Domestication  Merger  that  occurred  on  November  6, 1998.  The effect of the
Domestication Merger was that members/stockholders of VDC Bermuda became stockholders of the Company. The primary reason for the Domestication Merger was to reorganize VDC Bermuda as a publicly traded United States corporation domesticated in the State of Delaware. In connection with the Domestication Merger, 11,810,862 issued and outstanding shares of common stock of VDC Bermuda , $2.00 par value per share, were exchanged, and 8,487,500 issued and outstanding shares of preferred stock of the Company, $.0001 par value per share, were converted, on a one-for-one basis, into an aggregate 20,298,362 shares of Common Stock of the Company. The Domestication Merger has been accounted for as a reorganization which has been given retroactive effect in the financial statements for all periods presented.

The Domestication Merger reflects the completion of a series of transactions that commenced on March 6, 1998, when the Company (then a wholly-owned subsidiary of VDC Bermuda ) acquired Sky King Communications, Inc. ("Sky King Connecticut") by merger. This merger transaction was accounted for as a reverse acquisition whereby Sky King Connecticut was treated as the acquirer for accounting purposes. Accordingly, the historical financial statements presented are those of Sky King Connecticut before the merger on March 6, 1998 and reflect the consolidated results of Sky King Connecticut and VDC Bermuda, and other wholly-owned subsidiaries after the Domestication Merger.

The Sky King Connecticut acquisition (the "Sky King Connecticut Acquisition") enabled VDC Bermuda to enter into the telecommunications business and reflected the culmination of an overall business reorganization in which VDC Bermuda curtailed its prior lines of business. From its inception in 1980 through 1992, the principal business of VDC Bermuda had involved the acquisition and exploration of North American mineral resource properties. In recognition, however, of the decreasing mineral prices and increasing drilling and exploration costs, during the early 1990's, it elected to phase out of the mining business, and, by 1994, effectively suspended any further efforts in connection with its former mining business.

Following a brief period in which it owned farm and ranch properties, the principal business of VDC Bermuda through 1996 consisted of the acquisition and development of commercial properties in and around the Isle of Man, British Isles, where the executive offices of VDC Bermuda were located at that time. In view, however, of unanticipated development costs and delays in zoning approvals, among others, management thereafter concluded that VDC Bermuda would be unable to complete the development of these properties in the manner originally intended. With returns on investment likely to be below management's expectations, during 1995 and 1996, VDC Bermuda commenced the sale of its real estate holdings, while attempting to devise plans for the redeployment of its capital resources.

Finally, during Fiscal 1997, VDC Bermuda made equity investments in an aggregate amount of approximately $5 million in two early stage ventures. When expected yields from these investments failed to materialize, management concluded that it was in the best interest of the Company to: (i) suspend its venture capital operations; (ii) dispose of its investment assets; and (iii) select new management who would be in a better position to identify business opportunities that would more fully benefit from the Company's attributes as a public corporation.

During the remainder of Fiscal 1997, management reviewed several possibilities and ultimately identified Sky King Connecticut for acquisition in recognition of a number of factors, including its belief in the growth opportunities available within the national and international telecommunications industries, and the significant collective experiences of the Sky King Connecticut's management within the telecommunications industry.

Results of Operations

For the Nine Months Ended March 31, 1999 Compared to the Nine Months Ended March 31, 1998

Revenues: Total revenues in the nine months ended March 31, 1999 increased to $1.4 million from approximately $63,000 for the corresponding prior year period. This is the initial result of the implementation of our telecommunications services during the period. Revenues were generated during the period primarily by the transmission of minutes domestically and internationally, and, to a lesser extent, the rental of telecommunications switch space and tower management. Since our current operations have only recently commenced, we do not believe that our current revenue rate is indicative of future performance. Revenue for the corresponding prior year period was attributable to tower management, and, accordingly, provides no meaningful comparative information.

Gross Margin: Negative gross margins in the nine months ending March 31, 1999 were the result of a combination of per minute fees and leased line fees associated with the traffic carried in the period and salaries and other operating expenses incurred in advance of the realization of more significant revenues. Positive gross margins could result if volume increases sufficiently to cover fixed direct costs of revenue, such as circuit and personnel costs and variable direct costs of revenue. Gross margins for the corresponding prior year period reflected the excess of site rental revenues over site leasing costs.

Selling, general & administrative: SG&A expenses increased to $3.8 million from approximately $464,000 for the corresponding prior year period. This increase includes salaries and corporate development costs necessary for the development and operation of new telecommunications services, including our telecommunications infrastructure; and professional fees, including consulting, legal and accounting expenses associated with the restructuring and establishment of our Company's business. Additionally, we absorbed one-time write-offs and non-cash severance expenses totaling approximately $1,004,000.

Non-cash Compensation Expense: Non-cash compensation expense was $16,146,000 for the nine-months ended March 31, 1999, compared to $801,000 for the corresponding prior year period. During the nine months ended March 31, 1999, 3.9 million shares of a former class of preferred stock, were released from escrow based upon the achievement of performance criteria which included releasing 500,000 shares upon each procurement of one or more frequency, operating and/or business licenses to 500,000 people. We satisfied the performance criteria by obtaining an FCC 214 license authorizing us to provide international long distance telephony service and completed the construction of an international telecommunications gateway switch in New York City which has a surrounding population of approximately 15 million people. Of the 3.9 million shares of preferred stock released from escrow, 2.7 million shares were considered compensatory for accounting purposes. During the nine-months ended March 31, 1998, 300,000 shares of preferred stock were released from escrow based upon the achievement of performance criteria which included the procurement of $3.4 million in equity financing. Of the 300,000 shares released, 207,542 shares were considered compensatory for accounting purposes. These compensatory shares were owned by management, their family trusts, minor children, and an employee. The non-cash expense reflected on our financial statements is an accounting charge which was developed based on the deemed value of the shares released from escrow, which in turn, was based on the trading price of the Company Common Stock on the date of release. At this time, we do not expect further material non-cash charges to operations associated with Company stock in the future, as all of the preferred shares have been released from escrow.

Depreciation and Amortization: Depreciation and amortization increased to approximately $704,000 from approximately $5,000 for the corresponding prior year period. The increase was attributable to the amortization of goodwill associated with the Masatepe acquisition and depreciation of property and equipment. Depreciation expense should increase as we add assets to our current telecommunications infrastructure. By August 2000, we will have fully amortized the goodwill associated with the acquisition of Masatepe. Therefore, to some extent, this decrease will offset the increase associated with future equipment depreciation.

Other income (expense): Other income (expense) was approximately $(21.1) million for the nine months ended March 31, 1999, compared with approximately $6,300 for the corresponding prior year period. The increase was mostly due to a non-cash charge attributable to the writedown of our ownership interest in MCC. We show the $19.4 million charge as a separate caption "writedown of investment in MCC" in the other income (expense) section of the statement of operations. The charge will not be included in "operating loss" because it represents a minority interest in a passive investment. In other words, we neither control nor exert significant influence over MCC. See "LIQUIDITY AND CAPITAL RESOURCES." In addition to the aforementioned write down of our investment in MCC, we restructured certain notes receivable to maximize their recovery and expedite payment and wrote off all previously accrued interest, which resulted in a $1,598,425 charge to operations.

Net loss: The Company's net loss for the nine months ended March 31, 1999 was approximately $43.1 million. The net loss was mainly the result of non-cash charges and balance sheet restructuring. Non-cash compensation and the write down of our investment in MCC accounted for approximately $35.5 million of the loss. Neither affected our liquidity and we do not foresee any additional expenses relating to these two items. Excluding non-cash write-downs and non-cash severance expenses, we experienced a net loss, on an operating cash basis, of approximately $4.9 million. The Company's net loss for the corresponding prior year period of approximately $1.2 million was primarily attributable to the non-cash compensation expense associated with the release of escrow shares on a compensatory basis. If greater revenues are achieved, our operations could become profitable. We expect that future profitability is likely to depend upon a combination of several factors:

        1) the continued growth of the business through increased volume and competitiveness;

        2)     the management of this growth and keeping expenses limited; and

        3) the continued increase in the worldwide market for minutes of voice and data transmission.

We believe that these factors should impact our ability to produce positive operating results in the future. However, there are many other factors that will also have an impact, some of which cannot be foreseen.

For the Year Ended June 30, 1998, Compared to the Year Ended June 30, 1997

Revenues: Total revenues increased to approximately $100,000 in the year ended June 30, 1998 ("Fiscal 1998") as compared to approximately $43,000 for year ended June 30, 1997 ("Fiscal 1997"). The increase reflects increased sites under management and consulting fees. We no longer act as a consultant to other telecommunications companies.

Site Leasing Expense: Site leasing expense increased to approximately $28,000 in Fiscal 1998 from approximately $22,000 in Fiscal 1997. The increase was primarily due to an increase in radio tower and antenna space rentals.

Selling, general & administrative: Selling, general and administrative expenses increased to approximately $1.2 million in Fiscal 1998 from approximately $54,000 in the previous year. This increase was primarily attributable to professional fees, including consulting, legal and accounting expenses associated with the redeployment of the Company's assets and salaries of new personnel necessary for the Company's development of new telecommunications services.

Non-cash Compensation Expense: Non-cash compensation expense was $2,254,000 in Fiscal 1998 up from $0 in Fiscal 1997. During Fiscal 1998, 600,000 shares of a former class of preferred stock were released from escrow based upon the achievement of performance criteria which included the procurement of $6.9 million in equity financing. Of the 600,000 shares released, 415,084 were considered compensatory. These compensatory shares were owned by management, their family trusts, minor children, and an employee. The non-cash expense reflected on our financial statements is an accounting charge which was developed based on the deemed value of the shares released from escrow, which in turn, was based on the trading price of the Company's Common Stock on the date of release.

For the Year Ended June 30, 1997, Compared to the Year Ended June 30, 1996

Revenues: Total revenues increased to approximately $43,000 in Fiscal 1997 as compared to approximately $5,000 for the fiscal period ended June 30, 1996 ("Fiscal 1996"). The increase was primarily the result of a longer operating period (inception-January 3, 1996) and higher volume of revenue associated with increased sites under management.

Site Leasing Expense: Site leasing expense increased to approximately $22,000 in Fiscal 1997 as compared to approximately $1,000 in Fiscal 1996. This increase was primarily the result of increased volume associated with a longer operating period and an increase in radio tower and antenna space rentals.

Selling, general & administrative: Selling, general and administrative expenses increased to approximately $54,000 in Fiscal 1997 from approximately $30,000 in Fiscal 1996. This increase was primarily due to a longer operating period.

                         LIQUIDITY AND CAPITAL RESOURCES

A significant amount of capital has been expended towards building corporate infrastructure and operating and capital expenditures in connection with certain acquisitions and the establishment of our programs. These expenditures have been incurred in advance of the realization of revenue that is likely to occur as a result of such acquisitions and programs. As a result, our liquidity and capital resources have diminished significantly. Recently, however, liquidity and capital resources improved due to a private placement of our Common Stock, resulting in net proceeds of $3,446,508 in May 1999. Liquidity and capital resources could further improve by a combination of any one or more of the following factors: (i) an increase in revenues generating gross profit from operations; (ii) collection on certain outstanding promissory notes; and (iii) continued financing activities.

Net cash used in operating activities was approximately $2.6 million for the nine months ended March 31, 1999. We collected approximately $1.0 million from customers while paying approximately $3.6 million to vendors and employees. Net cash used by operating activities of approximately $429,000 for the corresponding prior year period was due to the net loss from operations offset by a non-cash compensation charge.

Net cash used by investing activities was approximately $1.5 million for the nine months ended March 31, 1999. Cash was used for capital expenditures on facilities and switching equipment, the purchase of Masatepe as well as investing in and/or lending funds to Masatepe's 49% Nicaraguan owned subsidiary, Masatepe Comunicaciones, S.A.("Masacom"). Cash provided by investing activities was attributable to the collection of notes receivable and the return of escrow funds in connection with the investment in MCC. Net cash provided by investing activities was approximately $463,000 for the corresponding prior year period. This was primarily the result of proceeds from notes receivable and loan advances offset by the purchase of marketable securities and loan advances.

Cash provided by financing activities was approximately $2.1 million for the nine months ended March 31, 1999. This reflects proceeds from the issuance of Common Stock, including the sale on December 23, 1998 of 245,159 shares of Company Common Stock to Frederick A. Moran, Chairman and Chief Executive Officer of the Company, and certain entities associated with and family members of Mr. Moran, the collection of stock subscriptions receivable, and proceeds from issuance of short-term debt less repayments of notes for the purchase of telecommunications equipment. The funds were used to fund operations and capital expenditures. Proceeds provided by financing activities of approximately $3.7 million for the corresponding prior year period were solely from the issuance of Common Stock and were used to fund operations and capital expenses.

For the year ended June 30, 1998, net cash used in operating activities increased to approximately $859,000, from approximately $29,000 and $25,000 in the years ended June 30, 1997 and 1996, respectively. The increase in 1998 was mostly attributable to the increased losses from operations.

Net cash used by investing activities totaled approximately $3.2 million in the year ended June 30, 1998. Cash was used for the investment in MCC, purchase and/or deposits for capital equipment purchases and purchases of investment securities offset by proceeds from repayments of notes receivable. There were no cash flows from investing activities in the years ended June 30, 1997 and 1996.

Net cash provided by financing activities increased to approximately $6.3 million in the year ended June 30, 1998 from approximately $28,000 in the years ended June 30, 1997 and 1996, respectively. Proceeds reflected the issuance of Company Common Stock by way of private placements. The proceeds were used to fund operations during Fiscal 1998, to purchase Masatepe, and to acquire MCC shares and MCC warrants. In the years ended June 30, 1997 and 1996, proceeds reflect capital contributions by the owners of Sky King Connecticut and were used to fund operations.

At March 31, 1999, we had outstanding capital commitments of approximately $1.9 million for the purchase of facilities and switching equipment. These commitments are reflected in our consolidated balance sheet at March 31, 1999. As of March 31, 1999, we also had an obligation to repay, on or before July 26, 1999, a $500,000 principal loan advanced to the Company by our Chief Executive Officer. This loan was repaid in its entirety on May 13, 1999.

For the near term, we anticipate that our monthly fixed costs of operations, exclusive of rate per minute charges from other carriers, will consist of the following:

        Personnel costs              $200,000
        Circuit Costs                $130,000
        Other SG&A costs              $63,000
        Capital Leases payments       $57,000
                                      -------
        Total                        $450,000
                                     --------

This includes the operating personnel and other non-variable costs considered direct costs of revenue. Notwithstanding our best estimate, we cannot be certain that our actual costs over the next couple of months will not differ significantly from these figures. We believe that there is certainly the possibility that the actual costs will be higher than estimated. We will not make a profit until our revenues exceed all our costs. Until we achieve this goal, we will continue to experience a cash flow deficit and we will have to find ways to fund that deficit.

We are currently funding operations through existing cash, notes and accounts receivable collections and proceeds from additional financing activities. We do not know how long it will take before we will be able to operate profitably and, therefore, sustain our business without outside funding. We have recently entered into investment banking agreements to explore financing alternatives. In May 1999, we completed a private placement of Common Stock which resulted in net proceeds of $3,446,508. Proceeds raised from these private placements will be used to fund operations in the near term and pay off certain indebtedness.

Recent Acquisitions

We entered into a Purchase Agreement on July 31, 1998 to acquire Masatepe for $589,169 in cash and shares of our Common Stock valued at $700,875, less any adjustments made to the purchase price by virtue of indemnification claims made by the Company against an escrow fund established under the Purchase Agreement. The entire purchase price for the Masatepe acquisition was placed in escrow pending the satisfaction of certain regulatory filings to be made by Masatepe with the United States Federal Communications Commission (the "FCC"). In November 1998, the entire purchase price for the Masatepe acquisition was released from escrow, less 14,160 shares of the Company's Common Stock. The 14,160 shares were originally retained in escrow pending the resolution of a claim made by the Company against the escrow fund for outstanding expenses incurred by Masatepe prior to its acquisition by the Company, and were subsequently retired for cancellation.

In June 1999, the Company also issued an aggregate of 54,319 shares of our Common Stock to Activated and a former executive officer of Masatepe because the market price of the Company's Common Stock was less than $7.00 for a period of time following February 7, 1999, as determined by a formula set forth in the Purchase Agreement.

We expect to continue to explore acquisition opportunities. Such acquisitions may have a significant impact on our need for capital. In the event of a need for capital in connection with an acquisition, we would explore a range of financing options, which could include public or private debt, or equity financing. There can be no assurances that such financing will be available, or if available, will be available on favorable terms. We also consider acquisitions using our Common Stock.

Investment in MCC

We own 2.0 million shares and warrants to purchase 4.0 million shares of MCC, a private company. We have held this asset for approximately one year. We originally valued the asset based on the value of our shares exchanged for the investment. However, significant time has passed since that transaction. During that time, the legality of the structure of MCC's joint ventures have come into question by Chinese authorities.

MCC operates joint ventures in China under the direction of its majority owner, Metromedia International Group ("MMG"). Currently, legal restrictions in China prohibit foreign ownership and operations in the telecommunications sector. MCC's investments in joint ventures have been made through a structure known as Sino-Sino-Foreign ("SSF") joint venture. This is a widely used method for foreign investment in the Chinese telecommunications industry. The SSF venturer, in this case MCC, is a provider of telecommunications equipment, financing and technical services to telecommunications operators and not a direct provider of telephony service. The joint ventures invest in telecommunications system construction and development networks being undertaken by the local partner, China Unicom. The completed systems are operated by China Unicom. MCC receives payments from China Unicom based on revenues and profits generated by the systems in return for their providing financing, technical advice, consulting and other services.

MMG has represented to us that it owns 33 million MCC shares, or 56% (33 million/59 million shares). As such, our 2 million shares represent a 3.4% interest (2 million/59 million shares).

We also hold warrants to purchase 4.0 million shares of MCC at an exercise price of $4 per share, which currently expire in September 1999. Our current financial position does not allow us to exercise the warrants without the liquidity of a public market for MCC stock. Therefore, in performing a review for current recoverability of our investment, we have disregarded the warrants.

Historically, we have assessed the investment in MCC for asset impairment by applying a valuation technique commonly used by financial and equity analysts. This method involves applying a dollar value to each unit of population in the market ("per-pop"). Market capitalization of publicly traded companies in the industry divided by the population in the area served equals the per-pop valuation. Although we still believe this is an appropriate manner to assess the potential of the investment, it is not definitive enough for us to assess the current market value of 2.0 million shares of MCC.

There has been uncertainty regarding possible significant changes in the regulation of and policy concerning foreign participation in and financing of the telecommunications industry in China, including the continued viability of the SSF structure and associated service and consulting arrangements with China Unicom. The Chinese government has stated that it does not intend to issue future telecom licenses to foreign companies or joint ventures. No definitive word has come forth regarding how, if at all, this affects MCC's existing Chinese operations. More recently, China has been indicating a renewed openness towards foreign companies, including telecommunications, in order to gain admission to the World Trade Organization ("WTO"). Yet, no definitive action has been taken by the Chinese government, the WTO or the US-China trade negotiators.

We have limited understanding of MCC's stand-alone financial information because MCC is private. Our best source of information has been MMG's filings with the SEC. MMG recently released their audited financials for the year ended December 31, 1998. MMG is currently carrying its approximate 56% interest in MCC at $71.6 million. This implies a valuation of $127.9 million for a 100% interest.

Based on the situation in China as it relates to the telecommunications industry and the limited financial information available, we have adjusted the carrying value of our investment in MCC to an amount relative to MMG's most recently audited carrying amount. This results in a carrying amount of $4.34 million. A charge of $19.4 million was, therefore, taken during the nine months ended March 31, 1999.

Although we hope the Chinese telecommunications market proves profitable, that our warrants will be exercisable and that our investment shows significant returns in the future, we believe the conservative approach, given the great uncertainty surrounding the China telecommunications market and our inability to value MCC based on hard data and/or facts, is to decrease our carrying value of MCC. Our best source of information currently reflects a value of $127.9 million for 100% of MCC. This is based on the capital invested less the operating losses. Since it is unclear whether we will have the ability to exercise our warrants, we have decreased their current value to $0. Currently, we hold 2.0 million shares of MCC. Given that the total value of MCC is $127.9 million and we own approximately 3.4%, we derived our value to be $4.34 million.

Recent Accounting Standards

In June 1998, the AICPA issued statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities". We have not yet analyzed the impact of this new standard. We will adopt this standard in July of 2000.

The Year 2000 Readiness Disclosure

A significant portion of the voice and data networking and network management devices are date-sensitive processing which affect network administration and operations functions such as service activation, service assurance and billing processes.

We are currently evaluating the year 2000 readiness of our computer systems, software applications and telecommunications equipment. We are sending year 2000 compliance inquiries to certain third parties (i.e. vendors, customers, outside contractors) with whom we have a relationship. These inquiries include, among other things, requests to provide documentation regarding the third party's year 2000 programs, and questions regarding how the third party specifically examined the year 2000 effect on their computers and what remedial actions will be taken with regard to these problems.

Our key processing systems have recently been implemented. Most of the vendors of such systems have represented to us that their systems are compliant with the year 2000 issues without any modification. We will, however, continue to require confirmation of year 2000 compliance in our future requests for proposals from equipment and software vendors. The failure of our computer systems and software applications to accommodate year 2000 issues, could have a material adverse effect on our business, financial condition and result of operations.

Further, if the networks and systems of those on whose services we depend and with whom our networks and systems must interface are not year 2000 functional, it could have a material adverse effect on the operation of our networks and, as a result, have a material adverse effect on the Company. Most major domestic carriers have announced that they expect all of their network and support systems to be year 2000 functional by mid 1999. However, other domestic and international carriers may not be year 2000 functional. We intend to continue to monitor the performance of our accounting, information and processing systems and software applications and those of our third-party constituents to identify and resolve any year 2000 issues. Currently, through our discovery process, we have identified an estimated $84,000 of expenditures associated with updating our systems to be compliant with the year 2000. However, we expect to find additional expenses pending the finalization of our year 2000 investigation. Carriers in other countries with whom we may do business may not be year 2000 compliant, possibly having an adverse impact upon our ability to transmit or terminate telecom traffic.

We believe that the most reasonably likely worst case scenario resulting from the century change could be the inability to route telecommunications traffic at current rates to desired locations for an indeterminable period of time, which could have a material adverse effect on our results of operations and liquidity.

Impact of Inflation

The effects of inflation on our operations were not significant during the periods represented.

Quantitative and Qualitative Disclosures About Market Risk

The Company is currently not exposed to material future earnings or cash flow exposures from changes in interest rates on long-term debt obligations since our long-term debt obligations are at fixed rates. We may be exposed to interest rate risk, as additional financing may be required due to the operating losses and capital expenditures associated with establishing and expanding our facilities. The interest rate that we will be able to obtain on additional financing will depend on market conditions at that time, and may differ from the rates we have secured on our current debt. We do not currently anticipate entering into interest rate swap and/or similar instruments.

The Company's carrying value of cash and cash equivalents, accounts and notes receivable, accounts payable, marketable securities-available for sale, and notes payable is a reasonable approximation of their fair value.

                                    BUSINESS

VDC Communications, Inc. (referred to herein as the "Company" or "We") owns telecommunications equipment and leases telecommunications lines to provide domestic and international long distance telecommunications services. In addition, we connect to other telephone companies and resell their services to destinations where we do not own equipment or lease lines. Our customers are other long distance telephone companies that resell our services to their retail customers or other telecommunications companies. In the future, we may offer our services directly to retail customers in addition to our current wholesale customers. The Company currently employs state-of-the-art digital switching and transmission technology. This equipment, located in New York, Los Angeles, Denver and Central America, comprises our facilities. Our facilities and industry agreements allow us to provide voice and facsimile telecommunications services to most countries in the world.

Through VDC Telecommunications, Inc., a subsidiary of the Company ("VDC Telecommunications"), we operate our international network of owned and leased telecommunications equipment. At the end of December 1998, VDC Telecommunications began carrying telecommunications traffic domestically and to certain countries in the world. VDC Telecommunications provides international services through a United States Federal Communications Commission Overseas Common Carrier Section 214 License ("FCC 214 License"). An FCC 214 License authorizes an entity to provide domestic and international telecommunication services. VDC Telecommunications has approximately ten contracted customers, other telecommunications companies, for carriage of telecommunications traffic or provision of related telecommunications services. In addition, VDC Telecommunications plans to provide retail long distance services via the Internet and other outlets through its subsidiary WorldConnectTelecom.com, Inc.

Through Masatepe, a subsidiary of the Company, we provide long distance voice and facsimile services between Central America and the United States through an operating agreement with Enitel, the Nicaraguan government controlled telephone company. Masatepe holds an FCC 214 License. Masatepe's subsidiary, Masatepe Comunicaciones, S.A., holds an Internet license in Nicaragua from TELCOR (El Instituto Nicaraguense de Telecomunicaciones y Correos), the Nicaraguan telecommunications regulatory authority, and a license to operate an earth station. Masatepe has two customers currently. In late April 1999, Masatepe completed an increase in the capacity of its Central American network.

Through Voice & Data Communications (Hong Kong) Limited ("VDC Hong Kong"), a subsidiary of the Company, we are developing long distance voice and facsimile transmission capability in Asia. The Company has been licensed by the Office of Telecommunications Authority in Hong Kong to provide international calling services, value-added services and Internet services. In addition, VDC Hong Kong has an FCC 214 License. VDC Hong Kong is currently in the developmental stage and does not yet provide customers with telecommunications services. We had previously announced that VDC Hong Kong had ordered three telecommunications switches. Due to the current state of the long distance market in Hong Kong, VDC has cancelled that order. We do not know if and when VDC Hong Kong will provide services independently. It may develop operations, which would be integrated into VDC Telecommunications international network.

Through Sky King Communications, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, we derive modest revenues from tower site management. The towers provide sites for wireless communications companies to transmit their signals to their customers and receive signals from their customers.

The Company has sought a telecommunications license and operating agreement in Egypt because it believes this market offers significant opportunity. The Company's efforts in Egypt have not resulted in any licenses or agreements to date. Currently, we do not expect that our past efforts will result in the future issuance of the necessary licenses or agreements to provide the desired services in Egypt and we have significantly decreased our resources committed towards this project.

Industry Background

We are a relatively small company in the large international telecommunications market. This market is dominated by several large retail long distance and international voice and data providers; such as AT&T, MCI Worldcom, Sprint, British Telecom, Deutsch Telecom and others. We compete with all telecommunications companies that sell domestic and international long distance services to other telecommunications companies.

The international telecommunications market consists of all telephone calls and other telecom services that originate in one country and are completed in another. This market can be divided into two major segments: the United States-originated international market, consisting of all international calls which either originate or terminate in the United States, and the overseas-originated international market, consisting of calls between countries other than the United States. We provide service to customers who originate calls in the U.S. and customers who originate calls outside the U.S. and who terminate calls in the U.S. and outside the U.S.

The Company believes that the market for its services will continue to experience strong growth for the foreseeable future as a result of the following trends:

        1)     the  opening  of  overseas  telecommunications  markets   due  to
               deregulation and the privatization of government-owned monopoly telecommunications companies;

        2) the reduction of long distance rates, driven by competition and technological advancements, which is making international calling and other telecommunications services available to a much larger customer base and resulting in increased number of telephone calls;

        3) the dramatic increases in the availability of telephones and the number and quality of access lines in service around the world;

        4) the worldwide proliferation of new communications devices; such as cellular telephones, facsimile machines and other forms of data communications equipment;

        5) the rapidly increasing globalization of commerce, trade and travel; and

        6)     the  rapidly  increasing  demand  for   bandwidth-intensive  data
               transmission services, including the Internet.

Many of the world's developing countries are committing significant resources to building telecommunications infrastructures in order to increase the number and quality of telephone lines and other telecom services in their countries. We believe that increasing investment in telecommunications infrastructure will stimulate increasing demand for international telecommunications services. Certain countries have opened their telecommunications markets to competition in order to increase the level of private investment and the rate of infrastructure development. We expect that this trend will continue. Deregulation of telecommunications services in the United States began in 1984 with the AT&T divestiture. The Company believes that this trend creates numerous opportunities for U.S.-based carriers to increase their access to developing telecommunications markets and to increase their market share in both the U.S.-originated market and the overseas-originated market.

Business Strategy

Our business strategy is to develop a telecommunications business that focuses on niche segments of the market that are evolving by virtue of the deregulation of the telecommunications industry and the corresponding growth of the international long distance markets.

Key elements of our business strategy include the following:

        1) Capitalize on Projected International Telecommunications Industry Growth. We believe that the telecommunications industry, and, in particular, the international long distance market provides attractive opportunity. We seek to capitalize on the international market opportunity, due to its potential for higher revenue and profit per call minute, and greater projected growth rate, as compared to the domestic long distance market. We seek to target international markets with possibilities to generate impressive volumes of traffic, relatively high rates per minute, prospects for deregulation, privatization and growth and/or limited competition. We believe that the ongoing trend toward deregulation and privatization may create new opportunities for us in international markets.

        2) Leverage Increased Traffic Volume to Reduce Costs per Minute of Traffic Carried. We are focused on trying to build our volume of international long distance traffic. Higher traffic volumes strengthen our negotiating position with vendors, customers and potential foreign partners, which allows us to lower the cost of our services.

        3) Secure Additional Operating Agreements or Owned Routes for Additional Countries. We are actively seeking to enter into additional operating agreements to expand the geographical scope of our owned facilities and to attract new domestic and foreign customers. An operating agreement and/or owned route is an agreement with a foreign country or telecommunications carrier to build telecommunications capability in that country and to provide service to that country from the United States and possibly other parts of the world. We currently have three operating agreements. Two of the operating agreements are new and the potential telecommunications capabilities underlying these agreements have not yet been developed. We anticipate that the addition of new operating agreements will increase the revenues generated by our existing customer base by providing direct, or owned, services for these customers to additional countries.

        4) Expand and Enhance Existing Network Facilities. To support additional operating agreements and the growth of traffic on our owned or partially owned routes, we intend to continue to build telecommunications infrastructure in desirable locations. In general, we believe we can increase our gross profit margin and provide greater assurance of the quality and reliability of transmission by routing traffic over owned international facilities. Currently, we utilize state-of-the-art equipment and technologies that conform to relevant operating standards to ensure high quality, cost-effective transmission service.

        5) Growth Through Acquisitions. We are actively pursuing opportunities to enhance our business through strategic and synergistic acquisitions. These acquisitions may focus on entering new territories, enlarging our presence in an existing territory or adding capacity. In addition to expanding our revenue base, we could realize operating efficiencies by integrating acquired operations into the Company's billing, routing and other systems. On August 7, 1998, we acquired Masatepe, an international telecommunications company focused on the Central American countries. On April 13, 1998, we completed the acquisition of the business of VDC Telecommunications (then known as "Blue Sky International").

        6) Provide Competitive Priced, High Quality Services. We seek to provide our customers with highly competitive rates, while maintaining carrier grade toll quality services. Currently, we provide excellent quality service at good prices. In the future, we believe we can lower our prices by adding telecommunications equipment in strategic locations and increasing our total number of minutes of telecommunications traffic through our network. Owning facilities, rather than reselling services, provides a more efficient manner of transmission. This leads to a lower cost, which we can pass along to our customers. To areas of the world where we do not own equipment, we can achieve cost savings by increasing our traffic and getting volume discounts from our suppliers.

Network

We provide international long distance services to over 200 foreign countries and cities through a flexible, switched-based network consisting of resale arrangements with other long distance providers, foreign termination relationships, international gateway switches and leased transmission facilities. The Company's network employs state-of-the-art digital switching and transmission technologies and is supported by technical personnel.

Switches and Transmission Facilities

International long distance traffic to and from the United States is generally transmitted through an international gateway switching facility across undersea digital fiber optic cable or via satellite to the end termination point. International gateway switches are digital computerized routing facilities that receive calls, route calls through transmission lines to their destination and record information about the source, destination and duration of calls. We currently operate international gateway switches in New York and Los Angeles and an earth station and switch in Central America. In addition, we own and operate a switch in Denver. We consider any of our switches to be international gateway switches, if we can route international calls across such switches. We have installed multiple redundancies into our switching facilities to decrease the risk of a network failure. For example, we employ both battery and generator power back-up and have installed hardware that automatically shifts the system to auxiliary power during a power outage, rather than rely on manual override.

Sales and Marketing

We market our services to other telecommunications companies through our experienced direct sales force and marketing/account management team who, seek to leverage their industry relationships. We reach our customers primarily through domestic and international trade shows and through relationships gained from years of experience in the telecommunications industry. As of June 3, 1999, we had four direct sales and marketing employees. The salespeople's compensation is weighted towards commissions. They also received stock options, which vest over five years, to enhance their retention. We also use outside agents to sell our services. We pay them a percentage of the revenue we receive from the customers they bring us.

Billing

We have been developing a state-of-the-art billing system for wholesale customers. The Company utilizes an application, which collects, processes, and reports data for effective telecommunications billing management.

The application consists of three integrated databases:

        1) Call Accounting. Call Accounting provides reports that detail outgoing, incoming, and internal information regarding the details of each call. The system captures the variety of raw data and normalizes it into a Company layout for further processing and reporting. We utilize and warehouse the Call Detail Record, or CDR, information for billing, fraud detection, and various other customer and internal requirements. Billing cycles are variable to allow for weekly, bimonthly and monthly billing cycles depending on the credit rating of the customer;

        2) Traffic Management. Traffic Management reports concentrate on route usage and cost analysis. Reports include usage by route, traffic histograms by route, and universal call distribution, all by customer or provider; and

        3) Directory Center. The Directory Center provides operators the ability to search on a variety of customer or vendor demographics to efficiently access and utilize all data captured within the system.

The system provides management of a complicated communications environment including equipment, circuits and multi-site network management using three interrelated modules:

        1)     Network Information System. Keeps track of switches and circuits.

        2)     Equipment/Features   Inventory.   Provides   complete   inventory
               tracking by numerous hardware and software identifiers.

        3) Order Processing and Tracking System. Tracks trouble reports from origination to resolution.

Company Subject to Intense Competition

The international telecommunications industry is highly competitive and subject to rapid change, including the introduction of new services facilitated by advances in technology. We are unable to predict which of many possible future product and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide such products and services. International telecommunications providers compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services. The U.S.-based international telecommunications services market is dominated by AT&T, MCI Worldcom and Sprint. The wholesale long distance market in which we focus our operations is also highly competitive. As our network develops further, we expect to encounter increasing competition from these and other major domestic and international communications companies, many of which may have significantly greater resources and more extensive domestic and international communications networks than ours. We expect the domestic and international long distance marketplace to continue to be highly competitive. This competition has been and will continue to put downward pressure on the price of telecommunications services, such as voice and facsimile. Competition is expected to further increase as a result of the new competitive opportunities created by the WTO Agreement. Under the WTO Agreement, the United States and 68 other countries committed to open their telecommunications markets to competition.

Government Regulation

The following summary does not purport to describe all present and proposed federal, state and local regulation and legislation affecting the telecommunications industry. Regulations are often the subject of judicial proceedings, legislative hearings, and administrative proposals, which could change, in varying degrees, the manner in which the telecommunications industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or the Company can be predicted at this time.

Our gateway and long distance telecommunications business is heavily regulated. The United States Federal Communications Commission ("FCC") exercises authority over all interstate and international facilities-based and resale services offered by us. We also may be subject to regulation in foreign countries in connection with certain business activities.

There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that regulatory activities will not have a materially adverse effect on the Company.

We are also subject to other FCC requirements, including the filing of periodic reports and the payment of annual regulatory and other fees. In addition, FCC rules limit the routing of international traffic via international privately-owned lines and prohibit the accepting of "special concessions" from certain foreign providers. The FCC continues to refine its international service rules. FCC rules also require international companies notify the FCC sixty days in advance of an acquisition of a 25% or greater controlling interest by a foreign carrier in that U.S. carrier or an acquisition by the U.S. carrier of a 25% or greater controlling interest in a foreign carrier. After receiving this notification, the FCC reviews the proposed transaction and, among other things, can require a carrier to meet certain "dominant carrier" reporting and other conditions if the FCC finds that the acquisition creates an affiliation with a dominant foreign carrier.

Our cost of providing long distance services may also be affected by changes in the access charge rates imposed by incumbent local exchange carriers ("LECs"). The FCC has significantly revised its access charge rules to permit incumbent LECs greater pricing flexibility and relaxed regulation in certain circumstances. The FCC also revised its universal service rules and we may be required to contribute to the federal universal service fund.

We must comply with the requirements of common carriage under the Communications Act of 1934, as amended (the "Communications Act"), including the offering of service on a non-discriminatory basis at just and reasonable rates, and obtaining FCC approval prior to any assignment of FCC authorizations or any transfer of de jure or de facto control of the Company, with certain exceptions. Under the Communications Act and the FCC's rules, all international telecommunications carriers, including the Company, are required to obtain authority under Section 214 of the Communications Act prior to initiating international common carrier services, and must file and maintain tariffs containing the rates, terms and conditions applicable to their services. The Company, through its wholly-owned subsidiaries VDC Telecommunications, Masatepe, VDC Hong Kong and WorldConnectTelecom.com, a wholly-owned subsidiary of VDC Telecommunications, has received four Section 214 Licenses that authorize the provision of international services on a facilities and resale basis. The FCC recently adopted changes to its rules regarding Section 214 Authorizations, which are intended to reduce certain regulatory requirements. Among other things, the recent order: reduces the waiting period for granting new streamlined applications from 35 days to 14 days; eliminates the requirement for prior approval of pro forma assignments and transfers control of Section 214 authorizations; and simplifies the FCC's process of authorizing the use of private lines to provide switched services (ISR) on particular routes. Domestic interstate common carriers such as the Company are not required to obtain
Section 214 or other authorization from the FCC for the provision of domestic interstate telecommunications services. Domestic interstate carriers currently must, however, file and maintain tariffs with the FCC containing the specific rates, terms and conditions applicable to their services. These tariffs are effective upon one day's notice. We have filed a domestic tariff and an international tariff with the FCC.

We must also conduct our international business in compliance with the FCC's international settlements policy (the "ISP"). The international settlements policy establishes the permissible boundaries for U.S.-based carriers and their foreign correspondents to settle the cost of terminating each other's traffic over their respective networks. The precise terms of settlement are established in a correspondent agreement, also referred to as an operating agreement. Among other terms, the operating agreement establishes the types of service covered by the agreement, the division of revenues between the carrier that bills for the call and the carrier that terminates the call at the other end, the frequency of settlements (i.e. monthly or quarterly), the currency in which payments will be made, the formula for calculating traffic flows between countries, technical standards, procedures for the settlement of disputes, the effective date of the agreement and the term of the agreement. In accordance with FCC regulations, we have applied for an accounting rate modification on an international route, which application was deemed granted under FCC procedures. The FCC recently approved significant changes to its ISP. Specifically, the FCC removed the ISP for arrangements between U.S. carriers and non-dominant foreign carriers (i.e., foreign carriers that lack market power). In addition, the FCC removed the ISP for arrangements with any carrier (dominant or non-dominant) on certain competitive routes where settlement rates are at least 25% below the FCC's applicable benchmarks. These routes currently include Canada, the United
Kingdom, Sweden, Germany, Hong Kong, The Netherlands, Denmark and Norway. Certain confidential filing requirements still apply to dominant carrier arrangements.

Employees

As of June 3, 1999, the Company had 37 full-time employees, of which ten were engaged in corporate general and administrative, twenty-three in operations and engineering, and four in sales and marketing.

Properties

The Company's headquarters are located in approximately 10,800 square feet of leased office space in Greenwich, Connecticut. The office space is leased from an unaffiliated third party pursuant to a five-year agreement at an annual rental of approximately $290,000. We also lease approximately 5,600 square feet of office space in Aurora, Colorado where the operations of our subsidiary, VDC Telecommunications, Inc. ("VDC Telecommunications"), are located. The office is leased from an unaffiliated third party pursuant to a five-year agreement at an annual rental of approximately $94,000.

The Company also leases an aggregate of approximately 8,500 square feet in New York, Los Angeles and Denver as sites for its switching facilities. The locations are leased from unaffiliated third parties pursuant to ten-year leases at an aggregate annual rental of approximately $199,000. We anticipate that the office space for VDC Telecommunications will be expanded to accommodate this subsidiary's growth. However, this expansion is not expected to result in a material rent increase. Other than its facilities for VDC Telecommunications, we believe that our facilities are adequate to support our current needs and that suitable additional facilities will be available, when needed, at commercially reasonable terms.

Legal Proceedings

We are not currently involved in any litigation or proceeding which is material, either individually or in the aggregate, and, to our knowledge, no other legal proceeding of a material nature is currently contemplated by any individuals, entities or government authorities.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each of the executive officers and directors of the Company.


Name                             Age    Position
----                             ---    --------

Frederick A. Moran (1)            57    Chairman,   Chief   Executive   Officer,
                                        Chief Financial  Officer,  Secretary and
                                        Director

James B. Dittman (1)              56    Director

Dr. Hussein Elkholy (2)           65    Director

Dr. Leonard Hausman (1)(2)        57    Director

Clayton F. Moran (2)              28    Vice President, Finance

Charles W. Mulloy                 34    Vice President, Corporate Development

Robert E. Warner                  56    Vice President, Sales and Marketing

William H. Zimmerling             42    Vice President


(1)     Member of Compensation Committee
(2)     Member of Audit Committee

Frederick A. Moran

Mr. Moran has served as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary, and Director of the Company since March 6, 1998. Mr. Moran served as the Chairman of Sky King Connecticut from its inception in 1996 through its merger with and into the Company. In 1997, Mr. Moran served as Chairman and Chief Executive Officer of NovoComm, Inc., a privately owned company engaged in the telephony and communications businesses in Russia and Ukraine. Mr. Moran was the co-founder and, from 1990 to 1993, served as Chairman and Chief Executive Officer of International Telcell, Inc. (now part of Metromedia International Group, Inc.). Additionally, Mr. Moran was the founder of and, from 1987 to 1996, served as President of Moran & Associates, Inc.
Securities Brokerage, an investment banking and securities brokerage firm ("Moran Brokerage"), and Moran Asset Management, Inc., an investment advisory firm ("Moran Asset"). Mr. Moran has been listed in the "Who's Who of American Business Leaders."

Dr. Hussein Elkholy

Dr. Elkholy has served as a Director of the Company since July 8, 1998. From 1995 to the present, Dr. Elkholy has served as the Chairman of National Telecom Company and the President and Chief Executive Officer of Satellite Equipment Manufacturing Corporation, both located in Cairo, Egypt. Dr. Elkholy is also a full professor at the Department of Mathematics, Computer Science and Physics at Fairleigh Dickinson University, where he has taught undergraduate and graduate courses in physics, engineering and computer science for over 34 years. From 1979 to 1980, Dr. Elkholy served as acting Dean of the College of Arts and Sciences at Fairleigh Dickinson University. In addition, Dr. Elkholy has conducted research and taught classes in the fields of physics and computer science at several universities and institutes in the United States, Italy, Hungary, Egypt and Sudan. During the past several years, Dr. Elkholy has consulted numerous governmental agencies, private companies and research and educational institutions in the United States and abroad on computer and electronic technology. Dr. Elkholy holds doctorate degrees in natural sciences from Eotvos Lorand University and in solid state physics from the Hungarian Academy of Sciences, and a Bachelor of Science degree in physics from Cairo University.

Dr. Leonard Hausman

Dr. Hausman has served as a member of the Company's Board of Directors since November 4, 1998. Dr. Hausman is a partner in Middle East Holdings LLC, a company devoted to facilitating trade and investment in the Middle East and North Africa. From 1988 until 1998, Dr. Hausman was the Director of the
Institute for Social and Economic Policy in the Middle East at Harvard University. There, he developed a broad program on the social and economic aspects of the Arab-Israeli peace process, as well as micro-economic reform throughout the Middle East and North Africa. Prior to holding this position, Dr. Hausman was the Director of the East Asia Management Studies at the Massachusetts Institute of Technology. Based on his work there and his academic work at the Kennedy School at Harvard, he is now completing a book, with a colleague, entitled: "Social Protection Reform in China." From 1970 to 1988, Dr. Hausman was a professor of economics, holding the Hexter Chair, at Brandies University in Boston. He began his work there on human resources and social protection and initiated two research programs on China and on the Middle East.

James B. Dittman

Mr. Dittman has served as a member of the Company's Board of Directors since November 4, 1998. Mr. Dittman is President and a principal shareholder of Dittman Incentive Marketing, a motivation and performance improvement company he founded in 1976. The company provides incentive marketing consulting services and programs. Prior to forming Dittman Incentive Marketing, Mr. Dittman held management positions in marketing and communications with such firms as the Bendix Corporation, Litton Industries, and the SCM Corporation. Mr. Dittman's articles on incentive marketing have appeared widely in business publications, and he has been a keynote speaker and conducted incentive workshops and seminars for 25 years. Mr. Dittman is a Past President of the Society of Incentive Travel Executives ("SITE"). In 23 years of SITE involvement, Mr. Dittman has been a member of the Board of Directors and Executive Committee and a Trustee of the SITE Foundation, which funds independent research in the field of incentive marketing. Mr. Dittman was an advisor for 15 years to the Motivation Show, the industry's premier event. In 1985, Mr. Dittman was named "Incentive Travel Executive of the Year" and that same year, earned the designation of Certified Incentive Travel Executive, one of fewer than 40 people in the world to do so. In 1987, Mr. Dittman was named one of the 25 most influential people in the United States travel business a list that included the presidents of Hyatt Hotels, American Airlines, British Airways, Hertz, and National Car Rental, as well as the Secretary of the United States Department of Transportation and a United States Senator. In 1997, Mr. Dittman's company was named by the top industry publication as one of the five most innovative incentive marketing companies in the United States.

Clayton F. Moran

Mr. Moran has served as Vice President, Finance, of the Company since June 1, 1998. Prior thereto, Mr. Moran was employed by Moran Real Estate Holdings, Inc. and Putnam Avenue Properties, Inc. From 1993 to 1995, Mr. Moran was an equity research analyst with Smith Barney, Inc. Mr. Moran is a graduate of Princeton University, with a Bachelor of Arts degree in economics. Mr. Moran is the adult son of Frederick A. Moran.

Charles W. Mulloy

Mr. Mulloy has served as Vice President, Corporate Development, of the Company since February 1, 1998. Mr. Mulloy has a broad background as a technologist and business development manager, having worked in California's Silicon Valley business community for over 10 years. From 1996 to 1998, Mr. Mulloy served as a business development and system design executive for the IBM Corporation and managed IBM's strategic relationship with the Intel Corporation. From 1994 to 1996, Mr. Mulloy served as Vice President of Inacom Information Systems. Prior to that, from 1987 to 1994, Mr. Mulloy served as National Sales Manager for California Computer Options. Mr. Mulloy has extensive experience in developing data and telecommunications solutions with a foundation in network strategy and deployment. He has designed and managed business solutions for several telecommunications companies. Mr. Mulloy graduated from San Francisco State University with a Bachelor of Arts degree in telecommunications.

Robert E. Warner

Mr. Warner has served as Vice President, Sales and Marketing, of the Company since January 29, 1999, and has been an employee of the Company since March 15, 1998. From 1993 to 1998, Mr. Warner served as Director of Marketing for CGI Worldwide, Inc. In that role, Mr. Warner was responsible for the marketing of communications systems in Asia, the South Pacific, and Russia. Additionally, he was the Project Director responsible for major engineering projects, including projects in Hong Kong, China, Saipan, and Ukraine. From 1990 to 1993, Mr. Warner was President of Century Marketing, a Company that provided consulting to independent sales producers of insurance and securities products. From 1988 to 1990, Mr. Warner served as President of the California Division of Rocky Mountain Constructors, Inc. In that role, Mr. Warner was responsible for marketing and estimating operations.

William H. Zimmerling

Mr. Zimmerling has served as Vice President of the Company since April 1, 1998. Prior to joining the Company, Mr. Zimmerling served as a financial and managerial consultant to telecommunications companies based in Argentina, Colorado, Costa Rica, Panama, the United Kingdom, and Mexico. In this capacity, Mr. Zimmerling surveyed potential markets, capital requirements and regulatory/business issues, and reviewed a variety of business and legal issues related to telecommunications companies. From 1993 to 1996, Mr. Zimmerling served as Vice President for Wells Fargo Bank/First Interstate Bank. From 1986 to 1993, Mr. Zimmerling served as Vice President for Chemical Bank (now Chase Manhattan Bank). In his positions with Wells Fargo Bank and Chemical Bank, Mr. Zimmerling assumed a broad range of responsibilities associated with portfolio management.

Involvement in Certain Legal Proceedings

In a civil action filed by the Securities and Exchange Commission ("SEC") during June 1995, Frederick A. Moran ("Mr. Moran") and Moran Asset were found by the United States District Court for the Southern District of New York to have violated Section 206(2) of the Investment Advisers Act of 1940 (the "Advisers Act") for negligently allocating shares of stock to Mr. Moran's personal, family and firm accounts at a slightly lower price than shares of stock purchased for Moran Asset's advisory clients the following day. The Court also found that Mr. Moran, Moran Asset and Moran Brokerage had violated the disclosure requirements of Section 204 of the Advisers Act and the corresponding broker-dealer registration requirements of Section 15(b) of the Securities Exchange Act of 1934 (the "Exchange Act") by willfully failing to disclose that Mr. Moran's two eldest sons were members of Moran Asset's and Moran Brokerage's board of directors. Mr. Moran was the President and principal portfolio manager of Moran Asset, as well as the President and Director of Research for Moran Brokerage. As a result of these findings, Mr. Moran, Moran Asset and Moran Brokerage were permanently enjoined from violating Sections 204, 206(2), and 207 of the Advisers Act and Section 15(b) of the Exchange Act. The Court ordered Moran Asset and Moran Brokerage to pay civil monetary penalties in the respective amounts of $50,000 and $25,000. The Court also ordered Mr. Moran to disgorge $9,551.17 plus prejudgment interest and pay a civil monetary penalty in the amount of $25,000.

Although Mr. Moran and the other named parties accepted and fully complied with the findings of the District Court, they believe that the outcome of the matter and the sanctions imposed failed to take into account a number of mitigating circumstances, the first of which is that the basis for the violation of Section 206(2) of the Advisers Act was an isolated incident of negligence resulting in the allocation of 15,000 shares of stock to Moran family and firm accounts at a slightly lower price than those purchased for firm clients the following day, resulting in $9,551.17 in higher purchase cost incurred by these clients. In the opinion of Mr. Moran, the scope of this infraction was not properly considered in view of the following circumstances, among others: (i) the extraordinary volume of the daily business undertaken by Moran Asset and Moran Brokerage which, on the date in question, purchased approximately $34,000,000 of stocks for advisory clients and proprietary accounts; (ii) that the appropriate personnel had inadvertently allocated shares to certain personal and family accounts on the belief that all client purchases had been completed; and (iii) shares of an additional stock had been purchased that day for certain personal and family accounts at prices higher than those paid by advisory clients the following day. Second, with respect to the violation of the disclosure requirements of Section 204 of the Advisers Act and Section 15(b) of the Exchange Act, the Court found Mr. Moran and others to be liable for failure to disclose additional directors of Moran Asset and Moran Brokerage. However, the additional directors in question were Mr. Moran's two older sons who had been appointed as directors as a matter of clerical convenience. In fact, they never participated in any Board of Directors meetings, nor made any decisions concerning Moran Asset or Moran Brokerage, and were never informed that they were directors. Furthermore, if their directorships had been disclosed, as the Court had determined to be required, Mr. Moran believes that any such disclosure would have, in fact, enhanced the Form ADV of Moran Asset and the Form BD of Moran Brokerage, since both adult sons were professional securities analysts with major investment banks and held college degrees from prestigious universities. Third, during his twenty-four years as a full time investment professional, Mr. Moran has not otherwise been the subject of any SEC, NASD or other regulatory or judicial matters.

To the best of the Company's knowledge, other than the events specified above, there have been no events under any state or federal bankruptcy laws, no criminal proceedings, no judgments, orders, decrees or injunctions entered against any officer or director, and no violations of federal or state securities or commodities laws material to the ability and integrity of any director or executive officer during the past five years.

Terms of Officers

All officers of the Company serve for terms expiring at the next annual meeting of shareholders following their appointment. Officers' terms are without prejudice to the terms of their employment agreements. Each of the Company's officers, as well as each employee director, devotes substantially full time to the affairs of the Company.

Board Composition

In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Dr. Hussein Elkholy and James Dittman; the Class II director is Dr. Leonard Hausman; and the Class III director is Frederick A. Moran. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or changes in management of the Company. See "RISK FACTORS--Anti-Takeover Provisions may Deter Change in Control Transactions" and "DESCRIPTION OF SECURITIES--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law."

Executive Compensation

Report of the Board of Directors on Compensation

For the fiscal year ended June 30, 1998 ("Fiscal 1998"), the Company's executive compensation strategy was administered by its Board of Directors. The Board had oversight responsibility for the implementation of executive compensation for the Company. The primary functions of the Board included: (i) reviewing, approving and determining, in its discretion, the annual salary, bonus and other benefits, direct and indirect, of the chief executive officer, directors, all executive officers and other employees; (ii) reviewing stock option issuances; and (iii) establishing and periodically reviewing the Company's policies in the area of management perquisites.

Goals: In determining the amount and composition of executive compensation, the Board was guided by the following goals:

        1) Attract, motivate and retain the executives necessary to the Company's success by providing compensation comparable to that offered by companies with which the Company competes for such employees;

        2) Afford the executives an opportunity to acquire or increase their proprietary interest in the Company through the grant of options that align the interests of the executives more closely with those of the overall goals of the Company; and

        3) Ensuring that a portion of the executives' compensation is variable and is tied to short-term goals (annual performance) and long-term measures (stock-based incentives awards) of the Company's performance.

The Board considered several factors in establishing the components of the executives' compensation package, including: (i) a base salary which reflects individual performance and is designed primarily to be competitive with salary levels of companies with which the Company competes; (ii) annual discretionary bonuses, if any, tied to the Company's achievement of performance goals; and
(iii) long-term incentives in the form of stock options or other Company securities which the Board believes strengthen the mutuality of interest between the executive and the Company's stockholders. The Board may have, in its discretion, applied entirely different factors, particularly different measures of financial performance, in recommending and/or setting executive compensation, but all compensation decisions were designed to further the general goals as indicated above.

Base Salary: As a general matter, the Company establishes base salaries for each of its executives based upon their individual performance and contribution to the organization, as measured against executives of comparable position in similar industries and companies. Certain of the Company's executives, including Mr. Moran, the Chief Executive Officer, are employed under employment agreements that were established in connection with the Sky King Connecticut Acquisition. Accordingly, these arrangements were negotiated in the context of an acquisition transaction and are generally based upon the executive's level of compensation prior to the acquisition as well as other factors.

Stock Options: During Fiscal 1998, the Company did not have a stock option plan. However, the Board periodically considered the grant of stock options to certain of its executives. The grants were designed to align the interests of each executive with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant was intended to permit the executive to acquire shares of the Company's Common Stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time, thus providing a return to the executive only if the market price of the shares appreciates over the option term. The size of the option grant to each executive was intended to take into account the individual's potential for future responsibility over the option term, the individual's personal performance in recent periods and the individual's current holdings of the Company's stock and options. Additional information regarding stock options granted in Fiscal 1998 is included in the "Option/SAR Grants in Last Fiscal Year" table below.

Compensation of the Chief Executive Officer: During Fiscal 1998, Frederick A. Moran served as the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, and Secretary of the Company. Mr. Moran's compensation was determined pursuant to the terms of his employment agreement, which was negotiated and entered into by the Company in connection with the Sky King Connecticut Acquisition and was intended to align his interests with those of the stockholders and to compensate him for guiding the Company to achieve its goals and objectives. Additional information regarding Mr. Moran's employment contract is contained in the "EMPLOYMENT ARRANGEMENTS" section below.

Employee Compensation Strategy: The Board believes the Company's employee compensation strategy enables the Company to attract, motivate and retain employees by providing competitive total compensation opportunity based on performance. Base salaries that reflect each individual's level of responsibility and annual variable performance-based incentive awards are intended to be important elements of the Company's compensation policy. The Board believes that the grant of options not only aligns the interests of the executive with stockholders, but creates a competitive advantage for the Company as well. The Board believes the Company's executive compensation policies strike an appropriate balance between short and long-term performance objectives.

On November 9, 1998, the Company's Board of Directors established a Compensation Committee. The Compensation Committee consists of Frederick A. Moran, James Dittman, and Dr. Leonard Hausman. James Dittman and Dr. Leonard Hausman are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is responsible for administering the Company's stock plans and reviewing and making decisions with respect to the other compensation of executive officers and employees of the Company. Although the Compensation Committee will present a complete report in the Company's 1999 Annual Report, it expects to be guided by the principles set forth above.

Compensation Committee:

Frederick A. Moran
James Dittman
Dr. Leonard Hausman

The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer and three other executive officers who earned (or would have earned) salary and bonus in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for each of the fiscal years during the three year period ended June 30, 1998.


                          SUMMARY COMPENSATION TABLE(1)

                                                                                             Long Term Compensation

                                               Annual Compensation                      Awards                    Payouts

                                                                   Other                        Securities
                                                                   Annual       Restricted       Underlying               All Other
                                                                   Compen-     Stock Award(s)     Options/      LTIP      Compen-
Name and Principal Position    Year(s)     Salary($)     Bonus($)  sation ($)       ($)            SARs(#)   Payouts ($)  sation($)
---------------------------    -------     ---------     --------  ----------       ---            -------   -----------  ---------

Frederick A. Moran(2)           1998     $40,625.05 (3)       -         -                -             -           -          -
Chief Executive Officer,        1997              -           -         -                -             -           -          -
Chief Financial Officer,        1996              -           -         -                -             -           -          -
Chairman and Director
of the Company


Dr. James C. Roberts(4)         1998     $41,666.72 (3)       -         -                -             -           -    $12,550 (5)
Deputy Chairman, Chief          1997              -           -         -                -             -           -          -
Operating Officer and           1996              -           -         -                -             -           -          -
Director of the Company


Charles W. Mulloy(6)            1998     $33,333.36 (3)       -         -                -        60,000 (7)       -          -
Vice President, Corporate       1997              -           -         -                -             -           -          -
Development of the Company      1996              -           -         -                -             -           -          -


Graham F. Lacey(8)              1998     $42,367.37 (3)       -         -      $760,937.50 (9)    45,000 (10)      -          -
Former Chief Executive          1997        $35,257           -         -         $168,750 (11)        -           -   $352,860 (12)
Officer, President and          1996        $45,000           -         -         $117,500 (13)        -           -          -
Director of the Company


(1)     Based upon the fiscal years ending June 30, 1998, 1997 and 1996.

(2) Mr. Moran became Chief Executive Officer, Chief Financial Officer, Chairman, and Director of the Company in March 1998 in connection with the Sky King Connecticut Acquisition. Mr. Moran was neither an officer nor a director of the Company prior to the Sky King Connecticut Acquisition.

(3)     Reflects compensation for partial year employment.

(4) Dr. Roberts became Deputy Chairman, Chief Operating Officer, and Director of the Company in March 1998 in connection with the Sky King Connecticut Acquisition. Dr. Roberts was neither an officer nor a director of the Company prior to the Sky King Connecticut Acquisition. On November 19, 1998, subsequent to the merger of VDC Bermuda with and into the Company, Dr. Roberts resigned from all positions held with the Company.

(5) Represents house rental payments paid by the Company for Dr. Roberts. The Company shall not make any further rental payments on behalf of Dr. Roberts.

(6) Mr. Mulloy became Vice President, Corporate Development, of the Company on February 1, 1998. Mr. Mulloy was not an officer of the Company prior to February, 1998.

(7) The Company granted Mr. Mulloy an option to purchase 10,000 shares of the Company Common Stock on February 1, 1998. The Company granted Mr. Mulloy options to purchase 50,000 shares of Company Common Stock on September 2, 1998. Additional information regarding these stock option grants is contained in the "Option/SAR Grants in Last Fiscal Year" table below.

(8) Mr. Lacey resigned as Chief Executive Officer, President and Director of the Company in connection with the Sky King Connecticut Acquisition.

(9) On March 2, 1998, the Company issued 25,000 shares of Company Common Stock to Mr. Lacey as compensation for his services rendered to the Company as a Director. Said shares were valued at $135,937.50 based upon a closing price of Company Common Stock on March 2, 1998 of $5.4375 per share. On July 1, 1997, the Company issued 28,000 shares of the Company Common Stock to Mr. Lacey as compensation for his services rendered to the Company as a Director. Said shares were valued at $131,250 based upon a closing price of Company Common Stock on July 1, 1997 of $4.6875 per share. On July 31, 1997, the Company issued 100,000 shares of Company Common Stock to Mr. Lacey as compensation for his services rendered to the Company as a Director. Said shares were valued at $493,750 based upon a closing price of Company Common Stock on July 31, 1997 of $4.9375 per share.

(10) The Company granted Mr. Lacey warrants to purchase 45,000 shares of Company Common Stock on March 7, 1998. Additional information regarding this warrant grant is contained in the "Option/SAR Grants in Last Fiscal Year" table below.

(11) On January 30, 1997, the Company issued 30,000 shares of Company Common Stock to Mr. Lacey as compensation for his services rendered to the Company as Director. Said shares were valued at $168,750 based upon a closing price of Company Common Stock on January 30, 1997 of $5.625 per share.

(12) Includes $60,000 applied towards the exercise of warrants during the fiscal year ended 1997, $17,680 of waived accrued interest on a $340,000 note, and $275,000 which represents the difference between market value ($5.75) and exercise price ($3.00) on 100,000 options granted to Mr. Lacey, which were subsequently exercised.

(13) The Company issued 20,000 shares of Company Common Stock to Mr. Lacey on June 28, 1996 valued at $117,500, as set forth in the Company's Form 20-F filed with the SEC for the Company's fiscal year ended June 30, 1997.

The following table contains information concerning stock option grants made to certain individuals named below for the year ended June 30, 1998.


                      Option/SAR Grants in Last Fiscal Year

                        Individual Grants

                                                                                          Potential Realizable  Potential Realizable
                                                                                             Value at Assumed      Value at Assumed
                                                                                              Annual Rates of       Annual Rates of
                  Number of Securities  % of Total Options/SARs   Exercise or                   Stock Price           Stock Price
                  Underlying Options/     Granted to Employees    Base Price    Expiration   Appreciation for      Appreciation for
Name                SARs Granted (#)         in Fiscal Year        ($/Share)(6)    Date       Option Term 5%       Option Term 10%

Charles W. Mulloy         10,000 (1)              4.3% (2)           $5.00         2/1/08          31,444.50            79,687

Charles W. Mulloy         50,000 (1)             21.5% (2)           $5.75         9/2/08         180,805.87        458,200.25

Graham F. Lacey           45,000 (3)             19.4% (2)           $5.00             (4)         23,062.50 (5)        47,250 (5)


(1) The options vest in equal installments over five years commencing on the first anniversary of the date of grant. The options are exercisable upon vesting.

(2) Based upon an aggregate of 231,500 shares of Common Stock issuable upon the exercise of options to purchase 186,500 shares of Common Stock and warrants to purchase 45,000 shares of Common Stock granted to employees during Fiscal 1998.

(3)     The warrants are exercisable upon issuance.

(4) The Company extended the expiration date of the warrants from August 30, 1998 to the date that is 30 days following the effective date of a registration statement registering the resale of the shares issuable upon the exercise of the warrants.

(5) Assumes the warrants will expire within two years of grant. The warrants will expire 30 days after the date of this Prospectus.

(6)     For information on repricing see "Ten-Year Option/SAR Repricings."


 Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

                                                         Number of Securities    Value of Unexercised
                                                        Underlying Unexercised       In-the-Money
                                                             Options/SARs            Options/SARs
                                                             at FY-End(#)            at FY-End($)
                        Shares Acquired      Value           Exercisable/            Exercisable/
Name                    on Exercise (#)   Realized($)       Unexercisable          Unexercisable(1)
Charles W. Mulloy              0               0            0(E)/10,000(U)          0(E)/$31,250(U)

Charles W. Mulloy              0               0            0(E)/50,000(U)          0(E)/$118,750(U)

Graham F. Lacey                0               0            45,000(E)/0(U)          $140,625(E)/0(U)


(1) Based upon the closing price for Company Common Stock as reported on the OTC Bulletin Board for June 30, 1998 of $8.125 per share. Effective July 7, 1998, Company Common Stock commenced trading on the American Stock Exchange, Inc.


                        Ten-Year Option / SAR Repricings

                                      Number of Securites    Market Price of                                     Length of Original
                                      Underlying Options/     Stock at Time    Exercise Price at      New      Option Term Remaining
                                       SARs Repriced or      of Repricing or   Time of Repricing    Exercise    at Date of Repricing
Name                         Date         Amended (#)          Amendment $       or Amendment $     Price $         or Amendment

Clayton F. Moran           10/21/98         10,000              $ 4.125              $ 6.00         $ 4.125          115 months

Charles W. Mulloy          10/21/98         10,000              $ 4.125              $ 5.00         $ 4.125          111 months

Charles W. Mulloy          10/21/98         50,000              $ 4.125              $ 5.75         $ 4.125          118 months

Robert E. Warner           10/21/98          5,000              $ 4.125              $ 5.00         $ 4.125          113 months

Robert E. Warner           10/21/98          2,500              $ 4.125              $ 5.75         $ 4.125          118 months

William H. Zimmerling      10/21/98         26,500              $ 4.125              $ 5.00         $ 4.125          113 months


Explanation of Repricing

At the time of the repricing, the Company's Board of Directors was of the opinion that its Common Stock price was low. The Company's stock price was significantly below the exercise prices for options granted to date to employees and non-employee directors. The Company's Board of Directors decided in light of the contributions of its employees and non-employee directors, repricing the exercise price for stock options for employees and non-employee directors serving the Company as of October 21, 1998 was appropriate and in the best interests of the Company.

Board of Directors of the Company on October 21, 1998 (1):

Frederick A. Moran
Dr. Hussein Elkholy

(1) Dr. James C. Roberts, who was a director at the time of the repricing and voted in favor of the same, resigned from all positions held with the Company in November 1998.

Committees of the Board of Directors

On November 9, 1998, the Company's Board of Directors established an Audit Committee and Compensation Committee. Clayton F. Moran, Dr. Hussein Elkholy, and Dr. Leonard Hausman serve on the Audit Committee. The Audit Committee reviews and reports to the Board of Directors with respect to the selection, retention, termination and terms of engagement of the Company's independent public accountants, and maintains communications among the Board of Directors, the independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures. The Audit Committee also reviews, with management, the Company's internal accounting and control procedures and policies and related matters.

The Compensation Committee consists of Frederick A. Moran, James Dittman, and Dr. Leonard Hausman. James Dittman and Dr. Leonard Hausman are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee is responsible for administering the Company's stock plans and reviewing and making decisions with respect to the other compensation of executive officers and employees of the Company.

The Board may, from time to time, establish other committees of the Board.

Director Compensation

As compensation for their service to the Company, each independent Director is granted upon initial appointment options to purchase 25,000 shares of the Company's Common Stock. Other than the stock options granted to independent Directors, Directors do not receive a salary, payment or reimbursement of any kind for their service to the Company. By way of illustration, Directors are not reimbursed for out-of-pocket expenses incurred in the performance of Company duties, nor are they compensated for attending meetings of the Company's Board of Directors, whether by telephone or in person.

On November 4, 1998, the Company granted each of Dr. Leonard Hausman and James Dittman options to purchase 25,000 shares of Company Common Stock at an exercise price of $4.00 per share, in connection with their appointment as Directors. The options vest in equal installments over three years commencing on the first anniversary of the date of grant and are contingent upon continued service as a member of the Board of Directors.

On July 8, 1998, the Company granted to Dr. Hussein Elkholy an option to purchase 25,000 shares of Company Common Stock at an exercise price of $7.625 per share, in connection with his service as a Director. As originally issued, the options vested in equal installments over five years commencing on the first anniversary of the date of grant and was contingent upon continued service as a member of the Company's Board of Directors. These options were subsequently amended to vest in equal installments over three years commencing on the first anniversary of the date of grant. On October 21, 1998, the Company's Board of Directors repriced the exercise price for all outstanding stock options granted to employees and directors serving the Company as of October 21, 1998 to $4.125. Dr. Elkholy's options were repriced accordingly.

On March 2, 1998, the Company issued 25,000 shares of Company Common Stock to Graham F. Lacey as compensation for his services rendered to the Company as a Director. Said shares were valued at $135,937.50 based upon a closing price of Company Common Stock on March 2, 1998 of $5.4375 per share on the OTC Bulletin Board. Mr. Lacey received these shares prior to the change in management accompanying the Sky King Connecticut Acquisition and the adoption of the current management's compensation policy for directors.

On July 31, 1997, the Company issued 100,000 shares of Company Common Stock to Mr. Lacey as compensation for his services rendered to the Company as a Director. Said shares were valued at $493,750, based upon a closing price of Company Common Stock on July 31, 1997 of $4.9375 per share. Mr. Lacey received these shares prior to the change in management accompanying the Sky King Connecticut Acquisition and the adoption of the current management's compensation policy for directors.

On July 1, 1997, the Company issued 28,000 shares of Company Common Stock to Mr. Lacey as compensation for his services rendered to the Company as a Director. Said shares were valued at $131,250 based upon a closing price of Company Common Stock on July 1, 1997 of $4.6875 per share. Mr. Lacey received these shares prior to the change in management accompanying the Sky King Connecticut Acquisition and the adoption of the current management's compensation policy for directors.

Employment Arrangements

The Company has employment agreements with Messrs. Frederick A. and Clayton Moran, Mulloy, Warner, and Zimmerling. Each employment agreement provides for year-to-year renewals in the event that neither the employee nor the Company elects to terminate the agreement after the initial term or otherwise and contains non-competition and non-solicitation provisions which survive employment for a term of one (1) year. Other salient provisions of the employment agreement are set forth below.


                              EMPLOYMENT AGREEMENTS

Name                               Annual Salary         Initial Term

Frederick A. Moran                   $125,000              5 years
Clayton F. Moran                      $75,000              3 years
Charles W. Mulloy                    $100,000              3 years
Robert E. Warner                      $72,500              3 years
William H. Zimmerling                 $80,000              3 years


Messrs. Frederick and Clayton Moran, Mulloy, Warner, and Zimmerling have all been granted options to purchase shares of Company Common Stock. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Stock Options

The Company's 1998 Stock Incentive Plan (the "1998 Plan"), which authorizes the issuance of up to 5,000,000 shares of the Company's Common Stock was adopted by the Board of Directors on September 4, 1998. Under its terms, officers, directors, key employees and consultants of the Company are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as non-qualified stock options, stock appreciation rights ("SARs"), restricted stock awards, stock awards, and performance share awards. The 1998 Plan may be administered by the Board of Directors or the Company's Compensation Committee (the "Plan Administrator"). Incentive stock options granted under the 1998 Plan are exercisable for a period of up to 10 years from the date of grant and at an exercise price that is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1998 Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years from the date of grant and the exercise price of an incentive stock option granted to such stockholder may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Plan Administrator. SARs, which give the holder the privilege of surrendering such rights for the appreciation in the Company's Common Stock between the time of grant and the surrender, may be granted on any terms determined by the Plan Administrator. A restricted stock award entitles the recipient to acquire shares of stock subject to such restrictions and conditions as the Plan Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. A stock award is an award pursuant to which an individual may receive shares of stock free of any vesting restrictions under the Plan. A performance share award is an award entitling the recipient to acquire shares of stock upon the attainment of specified performance goals. The Plan Administrator in its sole discretion shall determine whether and to whom performance share awards shall be made, the performance goals applicable under each such award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded performance shares; provided, however, that the Plan Administrator may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for performance share awards under the 1998 Plan.

Stock options with respect to no more than 1,000,000 shares of stock may be granted to any one individual participant during any one calendar year period. Additionally, under the terms of the 1998 Plan, the aggregate fair market value (determined as of the date of grant) of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all such plans of the Company and any parent and subsidiary corporation of the Company) may not exceed $100,000.

Under the 1998 Plan, the Plan Administrator is authorized to impose limitations on 1998 Plan awards, including limitations on transferability. Non-qualified stock options and SARs are not transferable by the participant otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order.

In addition to other times during which they are exercisable while the participant has a continuing relationship with the Company, options and SARs granted under the 1998 Plan may be exercised within two years after the date of a participant's termination of employment by reason of his death or disability, or within three months after the date of termination by reason of retirement or voluntary termination, but only to the extent the option or SAR was otherwise exercisable at the date of termination. If a participant is terminated for "Cause" (as defined in the 1998 Plan), or if the optionee becomes an officer, director of, or a consultant to or employed by a "Competing Business" (as defined in the 1998 Plan) then any and all options and SARs held by such participant shall terminate and all vested options shall be forfeited.

The 1998 Plan provides that, in general, the Plan Administrator, shall, consistent with the 1998 Plan, determine the terms and conditions, including vesting provisions, of any option or SAR granted under the 1998 Plan, and may accelerate the exercisability of any option or SAR.

The Board of Directors may alter, amend, suspend or discontinue the 1998 Plan, provided that no such action shall deprive any person without such person's consent of any rights theretofore granted pursuant hereto.

As of the date hereof, the Company has granted employees and agents options to purchase 797,500 shares of Company Common Stock under the 1998 Plan, of which 722,000 are outstanding. All of these options vest in equal installments over five years. With the exception of the options granted to Frederick A. Moran, which expire in five years, all options granted to employees expire ten years after the date of grant.

Between March 1998 and November 1998, the Company granted certain employees and non-employee directors options to purchase 241,500 shares of Company Common Stock outside of the 1998 Plan, of which 226,500 are outstanding. These options vest in equal installments over five years and expire ten years after the grant.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During Fiscal 1998, Frederick A. Moran and Dr. James C. Roberts served continuously as executive officers and directors of the Company from March 1998 through June 1998. As directors they participated in the Board of Directors' administration of the Company's executive compensation policies. In March 1998, the employment agreements between the Company and Mr. Moran and Dr. Roberts were negotiated and entered into in connection with the Sky King Connecticut Acquisition. Moreover, during Fiscal 1998, Mr. Moran and Dr. Roberts were involved in certain related party transactions. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Graham F. Lacey served as Chairman and Director of the Company until his resignation in March 1998 in connection with the Sky King Connecticut Acquisition. See "MANAGEMENT."

Frederick A. Moran serves as a member of the Company's Compensation Committee. Mr. Moran participated in the Company's deliberations regarding stock option grants to the Company's employees in December, 1998. During those deliberations, the Committee recommended, and the Board of Directors approved, granting Mr. Moran stock options to purchase 200,000 shares of Company Common Stock. Additionally, Mr. Moran participated in the decision to grant his son, Clayton
F. Moran, Vice President - Finance of the Company, options to purchase 45,000 shares of Company Common Stock. Finally, Mr. Moran participated in the decision to grant his wife, Joan Moran, also an employee of the Company, options to purchase 10,000 shares of Company Common Stock. All options granted to the Morans, as well as to all other employees, in December 1998, vest in equal installments over five (5) years.

Comparison of 5 Year Cumulative Total Returns

The following Performance Graph sets forth the Company's total stockholder return (1) as compared to: (i) the University of Chicago Graduate School of Business CRSP Total Return Index for the NASDAQ Stock Market (U.S. & Foreign) ("CRSP Index")(2), and (ii) a Peer Group selected on the Basis of a 3-Digit SIC Group (SIC 4810-4819 U.S. & Foreign). The table assumes that $100 was invested on June 30, 1993 in the Company's Common Stock, the CRSP Index and the peer group index, and that all dividends were reinvested. In addition, the graph weighs the peer group on the basis of its respective market capitalization, measured at the beginning of each relevant time period.

        (1) The Company became involved in the telecommunications industry on March 6, 1998. Prior to March 6, 1998 the Company was involved in other unrelated industries. The Peer Group reflects the Company's SIC Group and does not reflect the Company's SIC Groups for periods prior to the Sky King Connecticut Acquisition. Consequently, a comparison of the Peer Groups performance to the performance of the Company during the period March 6, 1998 to June 30, 1998 may be meaningful, however, a comparison of the Peer Groups performance to that of the Company for periods prior to the Sky King Connecticut Acquisition is unlikely to be meaningful. Accordingly, the comparisons presented may not be indicative of the Company's performance.

        (2) The Performance Graph contains a NASDAQ index because the Company's Common Stock traded on NASDAQ during Fiscal 1998. The Company's Common Stock began trading on the American Stock Exchange, Inc. on July 7, 1998.


                   Company            Market         Market           Peer          Peer
   Date             Index             Index          Count           Index         Count

    6/30/93         100.000           100.000           4347         100.000           70
    7/30/93          77.778           100.175           4380         102.084           71
    8/31/93          88.889           105.387           4422         107.187           74
    9/30/93         111.111           108.343           4463         105.061           75
   10/29/93         133.333           110.845           4512         106.614           75
   11/30/93         127.778           107.349           4596         100.540           75
   12/31/93         144.444           110.509           4675         101.382           76
    1/31/94         111.111           114.032           4703         106.474           77
    2/28/94          77.778           112.796           4745          99.893           79
    3/31/94         111.111           105.886           4801          95.517           80
    4/29/94         111.111           104.503           4828          96.915           82
    5/31/94          66.667           104.628           4870          99.317           84
    6/30/94          66.667           100.507           4889          98.287           92
    7/29/94          55.556           102.889           4909         100.872           92
    8/31/94          38.889           109.145           4926         102.249           90
    9/30/94         105.556           108.993           4932         101.377           92
   10/31/94          77.778           110.890           4953         101.703           93
   11/30/94          55.556           107.003           4970          94.269           96
   12/30/94          50.000           107.190           4979          93.037           96
    1/31/95          41.667           107.568           4974          94.994           96
    2/28/95          38.889           113.068           4976          95.167           96
    3/31/95          50.000           116.610           4969          96.208          100
    4/28/95          50.000           120.401           4984          98.460          100
    5/31/95          44.444           123.360           4986          97.916          101
    6/30/95          47.222           133.299           5009         101.587          102
    7/31/95          53.611           142.826           5031         105.913          103
    8/31/95          51.667           145.616           5055         110.890          100
    9/29/95          57.778           149.176           5054         120.663           98
   10/31/95          44.444           148.016           5099         118.990           99
   11/30/95          44.444           151.478           5134         122.749           99
   12/29/95          50.000           150.551           5182         127.074           98
    1/31/96          52.222           151.570           5175         129.120           98
    2/29/96          52.222           157.525           5207         125.021          103
    3/29/96          52.222           157.858           5252         122.913          103
    4/30/96          63.889           170.760           5298         126.645          104
    5/31/96          75.556           178.541           5354         127.320          107
    6/28/96          80.000           170.093           5420         126.985          111
    7/31/96          77.778           154.729           5458         116.160          113
    8/30/96          73.333           163.594           5489         115.928          113
    9/30/96          65.556           175.864           5496         119.412          115
   10/31/96          67.778           173.991           5544         118.490          118
   11/29/96          55.556           184.576           5595         127.015          122
   12/31/96          46.667           184.314           5599         129.954          122
    1/31/97          52.222           197.559           5588         133.590          122
    2/28/97          52.222           186.988           5603         136.139          126
    3/31/97          45.556           174.898           5611         125.764          126
    4/30/97          33.333           180.125           5594         130.387          122
    5/30/97          30.000           200.468           5589         142.299          122
    6/30/97          37.778           206.689           5573         149.243          123
    7/31/97          43.889           228.252           5571         156.198          124
    8/29/97          44.444           227.673           5562         148.526          125
    9/30/97          40.556           241.921           5549         164.887          127
   10/31/97          50.000           228.868           5563         169.967          133
   11/28/97          45.556           229.341           5588         183.479          135
   12/31/97          45.556           225.422           5543         190.091          133
    1/30/98          45.556           232.225           5515         202.756          132
    2/27/98          45.556           254.344           5498         211.683          135
    3/31/98          90.554           264.056           5459         237.151          135
    4/30/98         110.336           268.643           5439         235.753          137
    5/29/98          98.174           254.336           5431         227.064          142
    6/30/98         112.970           270.628           5409         241.492          145


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Based solely on its review of copies of forms filed pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that during Fiscal 1998 all reporting persons timely complied with all filing requirements applicable to them, except for certain reports, which were filed late including: (i) a Form 3 for Frederick A. Moran;
(ii) a Form 3 for James C. Roberts; (iii) a Form 3 for Thomas W. Wilson, III; and (iv) a Form 3 for William H. Zimmerling.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans From Director and Officer

Between January and February 1999, Frederick A. Moran, a director and officer of the Company, transferred personal funds totaling $500,000 to the Company. This amount represents a short-term loan to be repaid by the Company in accordance with the terms of a promissory note executed by the Company on January 26, 1999. The promissory note which was to be due on or before July 26, 1999, bore an interest rate of ten percent (10%) per annum. The Company paid the promissory note in full on May 13, 1999.

On October 22, 1998, Frederick A. Moran transferred personal funds totaling $65,000 to the Company. This amount represented a short-term loan bearing no interest. The Company paid back the loan in full on October 26, 1998.

Private Placement Transactions

Through Securities Purchase Agreements dated May 5, 1999, the Company sold an aggregate of 328,170 shares of Company Common Stock, at a price of $3.00 per share, to Frederick A. Moran and Joan B. Moran, Mr. Moran's wife, and certain trusts for the benefit of Mr. and Mrs. Moran's minor children in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act.

Through Securities Purchase Agreements dated December 23, 1998, the Company sold an aggregate of 245,159 shares of Company Common Stock, at a price of $3.625 per share, to certain entities associated with and family members of Frederick A. Moran in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act.

Through Securities Purchase Agreements dated May 27, 1998, the Company issued an aggregate of 583,430 shares of Company Common Stock, at a price of $6.00 per share, in a non-public offering pursuant to Section 4(2) and Regulation D of the Act, including 308,430 shares of Company Common Stock to certain entities associated with and family members of Frederick A. Moran.

Certain Transactions Arising out of Sky King Connecticut Acquisition

In connection with the Sky King Connecticut Acquisition, the Company issued shares of Company Series A Convertible Preferred Stock ("Series A Stock") and Series B Convertible Preferred Stock ("Series B Stock") to Frederick A. Moran, and certain family members of and entities associated with Mr. Moran which in the aggregate totaled approximately 5,537,670 shares. Also, the Company issued shares of Series A Stock and Series B stock to the Roberts Family Trust which in the aggregate totaled approximately 2,750,000 shares. James C. Roberts is a former officer and director of the Company.

In June 1998, with the approval of the respective Boards of Directors of VDC Bermuda and the Company, 1,512,500 shares of Series B Stock owned by the Roberts Family Trust were converted into 1,512,500 shares of Company Common Stock.

All shares of Series B Stock issued in connection with the Sky King Connecticut Acquisition were placed in escrow to be released upon the satisfaction of certain performance criteria set forth in the Escrow Agreement, dated as of March 6, 1998 (the "Escrow Agreement"). In May 1998, the Company released 600,000 shares of Series B Stock from escrow based upon the satisfaction of certain criteria identified on the Escrow Agreement. On August 31, 1998, the Company released an additional 3,900,000 shares of Series B Stock as additional performance criteria were satisfied.

Certain members of the management and Board of Directors of VDC Bermuda and the Company, among others, had interests in the Domestication Merger that were in addition to the interests of the members and stockholders of said companies. Upon the consummation of the Domestication Merger, all of the outstanding shares of VDC Bermuda common stock were convertible, on a share-for-share basis, into shares of Company Common Stock. Additionally, all shares of Company Series A Stock and Series B Stock, were automatically converted, on a share-for-share basis, into shares of Company Common Stock. Upon the consummation of the Domestication Merger, Frederick A. Moran, Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Director of the Company together with his spouse and his minor children, received 2,849,150 of Company Common Stock; a trust for the benefit of Dr. James C. Roberts, an officer and director of the Company and his family received 2,750,000 shares of Company Common Stock; and Clayton F. Moran, Vice President of Finance of the Company, received 1,422,850 shares of Company Common Stock.

The Company Common Stock issued upon the conversion of the Series A Stock and Series B Stock to Frederick A. Moran, certain family members of and entities associated with Mr. Moran, and to the Roberts Family Trust were subject to an eighteen month contractual restriction on resale (the "Restriction"). On December 15, 1998, the Company removed the Restriction from all shares of Company Common Stock held by Frederick A. Moran, and family members of and entities associated with Frederick A. Moran (in the aggregate approximately 5,537,670 shares). The Company removed this Restriction in order to permit the Morans more flexibility with regard to providing the Company with future financing. Also, on December 15, 1998 the Company removed the Restriction from all shares held by the Roberts Family Trust in connection with a certain Settlement Agreement by and among the Company, Dr. James C. Roberts, and Frederick A. Moran, dated November 19, 1998 (in the aggregate approximately 750,000 shares), pursuant to which Dr. Roberts resigned from all positions held with the Company and its subsidiaries and surrendered to the Company 1,875,000 shares of Company Common Stock.

Certain Transactions and Agreements with PortaCom

On June 22, 1998 the Company acquired from PortaCom Wireless, Inc. ("PortaCom") 2 million shares of the common stock of Metromedia China Corporation ("MCC") and warrants to purchase 4 million shares of common stock of MCC at an exercise price of $4.00 per share, for an aggregate purchase price of 5,300,000 shares of Common Stock and approximately $370,000 in cash.

In March 1998, PortaCom filed a voluntary petition for bankruptcy relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court District of Delaware. During the course of the bankruptcy proceedings, the acquisition was amended to provide that the Company would fund an escrow account in the amount of up to $2,682,000 (the "Escrow Cash") for the benefit of holders of priority unsecured claims and general unsecured claims against PortaCom's bankruptcy estate. To the extent that the cash escrow was used by PortaCom, PortaCom received proportionally fewer Company shares. The Escrow Cash and 5,300,000 shares (the "Escrow Shares") were placed in escrow pending the resolution of the disputed claims against PortaCom's bankruptcy estate.

In October 1998, the Company filed a motion in the United States Bankruptcy Court to block the distribution of escrowed assets in connection with the bankruptcy of PortaCom. The Company filed the motion to permit it to undertake discovery relative to certain aspects of its investment in MCC prior to the distribution of escrowed assets. Following the submission of that motion, the Company, PortaCom, and certain other interested parties, agreed on a stipulation releasing the majority of the Escrow Cash and Escrow Shares, as reduced based upon the use of Escrow Cash, from escrow in accordance with PortaCom's Amended Plan of Reorganization as Modified (the "Plan") and postponing the distribution of certain Escrow Shares to PortaCom and PortaCom shareholders.

In November 1998, PortaCom, the Company and Michael Richard, a PortaCom officer charged with certain responsibilities in distributing certain assets in connection with the Plan, entered into a Settlement Agreement pursuant to which 2 million of the Escrow Shares will be retained in escrow for up to eighteen
(18) months (the "Retained Shares"). A portion or all of the Retained Shares shall be released to PortaCom contingent upon certain performance criteria. Those shares not so released will be returned to the Company.

As of February 1999, PortaCom had used $1,669,839 of the Escrow Cash, resulting in PortaCom's return, or obligation to return, 186,105 Escrow Shares to the Company. The unused Escrow Cash has been returned to the Company.

Settlement Agreement with Roberts

Pursuant to the terms of a Settlement, Release and Discharge Agreement, dated November 19, 1998, by and among the Company, Dr. James C. Roberts and Frederick
A. Moran, Dr. Roberts resigned from all positions he held with the Company and its subsidiaries. Additionally, Dr. Roberts surrendered 1,875,000 shares of Company Common Stock to the Company's treasury.

Repricing of Stock Options

On October 21, 1998, the Company's Board of Directors voted to reprice the exercise price for stock options held by all employees and non-employee directors serving the Company as of October 21, 1998. The exercise price for the stock options was repriced to $4.125, the closing stock price for shares of Company Common Stock on October 21, 1998. In connection with this repricing, stock options that had previously been granted to Dr. Hussein Elkholy, Clayton
F. Moran, Charles W. Mulloy, Robert E. Warner, and William H. Zimmerling were repriced.

Securities Issued to Former Directors

On March 2, 1998, the Company issued warrants to purchase 45,000 shares of Company Common Stock to Graham Ferguson Lacey, who, at that time, served as the Company's Chairman and was a member of the Company's Board of Directors.

On March 2, 1998, the Company issued 25,000 shares of Company Common Stock to Mr. Lacey, who, at that time, served as the Company's Chairman and was a member of the Company's Board of Directors.

On March 2, 1998, the Company issued 10,000 shares of Company Common Stock to Robert Alexander, who, at that time, served as the Company's Deputy Chairman and was a member of the Company's Board of Directors.

On July 31, 1997, the Company issued 100,000 shares of Company Common Stock to Mr. Lacey, who, at that time, served as the Company's Chairman and was a member of the Company's Board of Directors.

On July 1, 1997, the Company issued 28,000 shares of Company Common Stock to Mr. Lacey, who, at that time, served as the Company's Chairman and was a member of the Company's Board of Directors.

Options Issued to Officers

On December 8, 1998, the Company granted options to purchase shares of Company Common Stock to executive officers as follows: (i) 200,000 shares for Frederick
A. Moran; (ii) 45,000 for Clayton F. Moran;  (iii) 40,000 for Charles W. Mulloy;
(iv) 42,500 for Robert Warner; (v) 33,500 for William H. Zimmerling. The exercise price for these options, other than those granted to Frederick A. Moran, is $3.75 per share. The exercise price for the options granted to Frederick A. Moran is $4.125. These options vest in equal installments over five years and, other than the options granted to Frederick A. Moran, expire ten years from the date of grant (December 8, 2008). The options granted to Frederick A. Moran expire five years from the date of grant (December 8, 2003).

On September 2, 1998, the Company issued options to purchase 50,000 shares of Company Common Stock to Charles W. Mulloy. These options have an exercise price of $4.125 per share. These options vest in equal installments over five years and expire ten years from the date of grant (September 2, 2008).

On June 1, 1998, the Company issued options to purchase 10,000 shares of Company Common Stock to Clayton F. Moran. These options have an exercise price of $4.125 per share. These options vest over five years and expire ten years from the date of grant (June 1, 2008).

On April 1, 1998, the Company issued options to purchase 26,500 shares of Company Common Stock to William H. Zimmerling. These options have an exercise price of $4.125 per share. Options to purchase 9,000 shares vested on April 1, 1998. Options to purchase 17,500 shares vest over five years and expire ten years from the date of grant (April 1, 2008).

On February 1, 1998, the Company issued options to purchase 10,000 shares of Company Common Stock to Charles W. Mulloy. These options have an exercise price of $4.125 per share. These options vest in equal installments over five years and expire ten years from the date of grant (February 1, 2008).

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 3, 1999, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than 5% of the Company's outstanding Common Stock. Also set forth in the table is the beneficial ownership of all shares of the outstanding Company Common Stock, as of such date, of all executive officers and directors, individually and as a group.


                                              Amount and Nature of           Percent
Name and Address of Beneficial Owner         Beneficial Ownership(1)        of Class

Frederick A. Moran                                        3,343,425 (2)       16.6%
75 Holly Hill Lane
Greenwich, CT 06830

Dr. Hussein Elkholy                                           8,333 (3)           *
781 Oneida Trail
Franklin Lakes, NJ 07417

Dr. Leonard Hausman                                               0 (4)           *
70 Neshobe Road
Waban, MA   02468

James B. Dittman                                              2,000 (5)           *
8 Worthington Ave.
Spring Lake, NJ   07762

Robert E. Warner                                              1,000 (6)           *
3025 South Parker Road
Suite 711
Aurora, CO   80014

William H. Zimmerling                                        12,500 (7)           *
3025 South Parker Road
Suite 711
Aurora, CO   80014

Charles W. Mulloy                                             2,000 (8)           *
75 Holly Hill Lane
Greenwich, CT 06830

Clayton F. Moran                                          1,427,600 (9)        7.1%
75 Holly Hill Lane
Greenwich, CT 06830

Frederick W. Moran                                        1,402,750 (10)       7.0%
230 Park Avenue
13th Floor
New York, NY 10169

PortaCom Wireless, Inc.                                   4,306,878 (11)      21.3%
10061 Talbert Avenue
Suite 200
Fountain Valley, CA 92708

All officers and directors                                4,796,858           23.7%
as a group (8 persons)


(*)     Less than 1%.

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations promulgated under the Securities Exchange Act of 1934, and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which each person has the right to acquire within 60 days of the date hereof through the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 20,173,583 shares of Common Stock outstanding as of June 3, 1999.

(2) Includes 527,817 owned directly Mr. Moran as well as 2,815,608 shares owned, directly or indirectly, by certain members of Mr. Moran's family and certain entities associated with Mr. Moran's family, whose ownership is attributed to Mr. Moran. Does not include shares beneficially owned by Mr. Moran's mother. Also, does not include 1,402,750 shares owned by Frederick W. Moran and 1,427,600 beneficially owned by Clayton F. Moran, both of whom are Mr. Moran's adult children. Does not include options to purchase 210,000 shares of Common Stock which may vest on and after December, 1999.

(3) Includes options to purchase 8,333 shares which vest in July, 1999. Does not include options to purchase 16,667 shares of Common Stock which may vest on and after July, 2000.

(4) Does not include options to purchase 25,000 shares of Common Stock which may vest on or after November 4, 1999.

(5) Does not include options to purchase 25,000 shares of Common Stock which may vest on or after November 4, 1999.

(6) Includes options to purchase 1,000 shares of Common Stock. Does not include options to purchase 49,000 shares of Common Stock which may vest on and after September 2, 1999.

(7) Includes options to purchase 12,500 shares of Common Stock. Does not include options to purchase 47,500 shares of Common Stock which may vest on or after December 8, 1999.

(8) Includes options to purchase 2,000 shares of Common Stock. Does not include options to purchase 98,000 shares of Common Stock which may vest on and after September 2, 1999.

(9) Includes options to purchase 2,000 shares of Common Stock. An adult son of Frederick A. Moran and employed as Vice-President, Finance of the Company. Does not include options to purchase 53,000 shares of Common Stock which may vest on and after December 8, 1999.

(10)    An adult son of Frederick A. Moran.

(11) Certain of these shares are subject to potential cancellation pursuant to arrangements arising out of the sale of the MCC shares and warrants to the Company. These shares are subject to certain limitations upon resale and redistribution requirements.

PortaCom Shares

Pursuant to the terms of a Memorandum of Understanding by and among the Company, PortaCom and the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc., dated June 8, 1998, certain of the shares owned by PortaCom are subject to certain contractual restrictions upon resale. Approximately 2,650,000 shares of Common Stock owned by PortaCom may not be resold until on or about September 17, 1999. Additionally, pursuant to the terms of a settlement agreement dated November 1998 (the "Settlement Agreement"), approximately 2,000,000 of the shares of Common Stock that may not be resold until September 17, 1999 are currently being held in escrow, and may be retained in escrow for up to 18 months. A portion or all of these shares may be released to PortaCom contingent upon certain performance criteria set forth in the Settlement Agreement. Those shares not so released will be returned to the Company.

                            DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 50,000,000 shares of Common Stock, $.0001 par value per share, of which 20,173,583 are outstanding as of June 3, 1999.

Holders of Common Stock have equal rights to receive dividends when and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of Common Stock are not redeemable and have no pre-emptive or similar rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock, $.0001 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Company's stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Warrants

As of the date hereof, warrants to purchase 1,064,081 shares of Company Common Stock are outstanding (the "Warrants") as follows:


           Number of Warrants        Exercise Price             Expiration Date
           ------------------        --------------             ---------------

                      893,546             $4.00                       (1)
                       45,000             $5.00                       (1)
                        4,500             $7.00                 August 7, 2001
                      121,035             $6.00                   May, 2002
                      -------
           TOTAL:   1,064,081


(1)     Expire 30 days after the date of this Prospectus.

Registration Rights

This Prospectus has been prepared, in part, pursuant to contractual registration rights granted in connection with the prior sale of certain securities by the Company in private transactions.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law

Certificate of Incorporation and Bylaws

The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

Additionally, the Company's Bylaws, as amended (the "Bylaws"), provide that special meetings of stockholders may only be called by either the Chief Executive Officer or the President, or pursuant to a written request of a majority of the Board of Directors. Special meetings may not be called by the stockholders. These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of the capital stock of the Company entitled to vote from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force the Board of Directors to call a special meeting of the stockholders prior to the time such persons believe such consideration to be appropriate, except as required by Delaware law.

The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Company's Secretary not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice of nominations for the elections of directors must set forth certain information with respect to the stockholder giving the notice and with respect to each nominee.

By requiring advance notice of nominations by stockholders, the foregoing procedures will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, such procedures will provide the Board of Directors with an opportunity to inform stockholders prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board of Directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although the Certificate of Incorporation and the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, with regard to whether consideration of such nominee or proposals might be harmful or beneficial to the Company and its stockholders.

The Certificate of Incorporation provides that the Bylaws of the Company may be adopted, altered, amended or repealed by the Board of Directors of the Company except as otherwise provided by law. The Certificate of Incorporation also provides that any Bylaw made by the Board of Directors, may be altered, amended or repealed, and new Bylaws made by the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on the proposed adoption, alteration, amendment or repeal of or to the Bylaws. This provision modifies the default rules of the Delaware General Corporation Law by providing that the Board of Directors may adopt and modify the Bylaws. Additionally, the provision alters the Delaware General Corporation Law by requiring the affirmative vote of two-thirds of the combined voting power of the than outstanding shares, as opposed to a simple majority.

The Certificate of Incorporation provides that amendments to the Certificate of Incorporation shall require the affirmative vote of the holders of two-thirds of the combined voting power of the then outstanding shares of stock entitled to vote on any proposed amendment to the Certificate of Incorporation. However, in the event that a resolution to amend the Certificate of Incorporation is adopted by the affirmative vote of at least eighty percent (80%) of the Board of Directors, approval of the amendment shall only require the affirmative vote of the holders of a majority combined voting power of the then outstanding shares of the stock entitled to vote generally on such amendment. This provision modifies the default rules of the Delaware General Corporation Law by requiring, under certain conditions, a higher level of shareholder approval in favor of modifying the Certificate of Incorporation.

Pursuant to the Company's Certificate of Incorporation, the Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Company's stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

The foregoing provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

Delaware Takeover Statute

The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent

The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company.

                            SELLING SECURITY HOLDERS

All of the shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the selling security holders identified in the following table (the "Selling Security Holders").

The Selling Security Holders are offering for sale an aggregate of 8,722,618 shares of Common Stock which include: (i) 7,658,537 shares of Common Stock; and
(ii) 1,064,081 shares of Common Stock issuable, if at all, upon the exercise of certain Common Stock purchase warrants (the "Warrants").

The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holder, all of which is based upon information currently available to the Company.

The shares of Common Stock offered by the Selling Security Holders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.


                                                  SHARES BENEFICIALLY OWNED                              SHARES TO BE BENEFICIALLY
                                                    PRIOR TO OFFERING(1)                                    OWNED AFTER OFFERING
NAME                                             NUMBER OF SHARES   PERCENT     SHARES BEING OFFERED    NUMBER OF SHARES    PERCENT
----                                             ----------------   -------     --------------------    ----------------    -------
Activated Communications Limited Partnership          43,072           *               39,072                 4,000             *
Adase Partners, L.P.                                  66,000           *               66,000 (2)                 0            0%
Alnilam Partners, L.P.                                 2,185           *                2,185                     0            0%
Anne Moran Trust                                         125 (3)       *                  125                     0            0%
Bermuda Trust Company, as trustee for the
 Elanken Family Trust                                235,000           1.2%           235,000 (4)                 0            0%
Dean Brizel and Jeanne Brizel                         22,000           *               22,000 (5)                 0            0%
Stephen Buell                                         22,000           *               22,000 (5)                 0            0%
Capital Opportunity Partners One, L.P.                22,000           *               22,000 (5)                 0            0%
Clifton Capital Ltd.                                 205,618           1.0%           185,618 (6)            20,000             *
Arthur Cooper and Joanie Cooper                       44,000           *               44,000 (7)                 0            0%
Mark Eshman and Jill Eshman trustees
 for the Eshman Living Trust dated 9/24/90            22,000           *               22,000 (5)                 0            0%
FAC Enterprises, Inc.                                175,852           *              129,852                46,000             *
Jeffrey Feingold and Barbara Feingold                 22,000           *               22,000 (5)                 0            0%
Fred Fraenkel                                         22,000           *               22,000 (5)                 0            0%
Torunn Garin                                          66,000           *               66,000 (2)                 0            0%
Marc Graubart (8)                                    113,425           *               91,997                21,428             *
ING Barings Furman Selz, LLC (9)                       4,500           *                4,500 (10)                0            0%
Henry D. Jacobs, Jr.                                 112,740           *               40,740 (11)           72,000 (12)        *
KAB Investments, Inc.                                 30,148           *               30,148                     0            0%
Graham F. Lacey (13)                                  70,000           *               45,000 (14)           25,000             *
Anne Moran                                           124,689 (15)      *              124,689                     0             *
Clayton F. Moran (16)                              1,427,600           7.1%         1,425,600                 2,000             *
Frederick A. Moran (17)                            3,302,045 (18)     16.4%         3,302,045                     0            0%
Frederick A. Moran and Anne Moran                     41,380           *               41,380                     0            0%
Frederick W. Moran (19)                            1,402,750           7.0%         1,402,750                     0            0%
Paradigm Group, LLC                                  435,184           2.2%           435,184 (20)                0            0%
PGP I Investors, LLC                                 203,703           1.0%           203,703 (21)                0            0%
Tab K. Rosenfeld                                      18,250           *               18,250                     0            0%
Steven B. Rosner                                      78,610           *               41,110 (22)           37,500             *
Rozel International Holding Company Limited          431,818           2.1%           431,818 (23)                0            0%
Santa Fe Capital Group (NM), Inc.                      3,000           *                3,000                     0            0%
Scott Schenker and Randi Schenker                     22,000           *               22,000 (5)                 0            0%
SPH Equities, Inc.                                    44,852           *               44,852                     0            0%
SPH Investments, Inc.                                 70,000           *               70,000                     0            0%
Robert Vicas                                          22,000           *               22,000 (5)                 0            0%
Ernst Von Olnhausen                                   11,000           *               11,000 (24)                0            0%
Michael Weissman                                      11,000           *               11,000 (24)                0            0%
TOTAL                                                                               8,722,618


(*)     Less than 1%

(1)     Based  upon  20,173,583 shares of Common Stock outstanding as of June 3,
        1999.

(2) Includes 6,000 shares issuable, if at all, upon the exercise of outstanding Warrants.

(3) A trust for the benefit of Frederick W. Moran, Clayton F. Moran, Kent F. Moran and Luke F. Moran. Does not include 125 shares, the beneficial ownership for which is attributed to Frederick A. Moran. Anne Moran is the mother of Frederick A. Moran.

(4) Represents 235,000 shares issuable, if at all, upon the exercise of outstanding Warrants.

(5)     Includes   2,000  shares  issuable,  if  at  all,  upon the  exercise of outstanding Warrants.

(6) Represents 185,618 shares issuable, if at all, upon the exercise of outstanding Warrants.

(7) Includes 4,000 shares issuable, if at all, upon the exercise of outstanding Warrants.

(8) Former President and Chief Executive Officer of Masatepe Communications, U.S.A., L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Company.

(9) Frederick W. Moran, son of Frederick A. Moran and brother of Clayton F. Moran, is a managing director of ING Barings Furman Selz, LLC.

(10) Represents 4,500 shares issuable, if at all, upon the exercise of outstanding Warrants.

(11) Includes 3,703 shares issuable, if at all, upon the exercise of outstanding Warrants.

(12) Of the 72,000 shares not being offered by Mr. Jacobs hereby, 36,000 are subject to a contractual restriction on resale until September 6, 1999.

(13)    Former Chief Executive Officer, President and Director of the Company.

(14) Represents 45,000 shares issuable, if at all, upon the exercise of outstanding Warrants.

(15) Includes shares owned individually and in an IRA by Mrs. Moran. Does not include 125 shares held by the Anne Moran Trust. Does not include 41,380 shares beneficially owned by Frederick A. Moran and Anne Moran.

(16) An adult son of Frederick A. Moran and employed as Vice President, Finance, of the Company.

(17) Frederick A. Moran serves as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Director of the Company.

(18) Includes 486,437 owned directly Mr. Moran as well as 2,815,608 shares owned, directly or indirectly, by certain members of Mr. Moran's family and certain entities associated with Mr. Moran's family, whose ownership is attributed to Mr. Moran. Does not include 124,689 shares beneficially owned by Mr. Moran's mother. Does not include 41,380 shares beneficially owned by Frederick A. Moran and Anne Moran. Also, does not include 1,402,750 shares beneficially owned by Frederick W. Moran and 1,427,600 beneficially owned by Clayton F. Moran, both of whom are Mr. Moran's adult children. Does not include options to purchase 210,000 shares of Company Common Stock which may vest on and after December, 1999.

(19)    An adult son of Frederick A. Moran.

(20) Includes 64,814 shares issuable, if at all, upon the exercise of outstanding Warrants.

(21) Includes 18,518 shares issuable, if at all, upon the exercise of outstanding Warrants.

(22) Represents 41,110 shares issuable, it at all, upon the exercise of outstanding Warrants.

(23) Represents 431,818 shares issuable, it at all, upon the exercise of outstanding Warrants.

(24) Includes 1,000 shares issuable, if at all, upon the exercise of outstanding Warrants.

                              PLAN OF DISTRIBUTION

The Selling Security Holders are offering shares of Common Stock for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

The Common Stock may be sold from time to time by the Selling Security Holders or by their pledges, donees, transferees or other successors in interest. Such sales may be made on the exchange or market upon which the shares trade at the time, the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following:

        (1) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        (2) purchases by a broker or dealer for its account pursuant to this Prospectus; and

        (3) ordinary brokerage transactions and transactions in which the broker solicits purchases.

In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act") in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Security Holders have been advised that they are subject to the applicable provisions of the Exchange Act, including without limitation, Regulation M thereunder.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a Registration Statement with respect to the Common Stock to be issued hereby, of which this Prospectus constitutes a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is hereby made to the Registration Statement and the exhibits and schedules thereto. Any statements contained herein concerning the contents of any contract, agreement or other document referred to herein and files as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Our Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements, registration statements and other information with the Commission. The reports, proxy statements, registration statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web Site at http://www.sec.gov which contains reports, proxy statements, registration statements and other information regarding registrants that file electronically with the Commission. VDC's Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "VDC".

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Buchanan Ingersoll Professional Corporation, Eleven Penn Center, 1835 Market Street, 14th Floor, Philadelphia, Pennsylvania, 19103.

                                     EXPERTS

The balance sheets as of June 30, 1997 and 1998 and the statements of operations, cash flows, and changes in stockholders' equity for the period January 3, 1996 (inception) to June 30, 1996 and each of the two years in the period ended June 30, 1998 included in this Prospectus have been included herein in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

VDC Communications, Inc.
Index to Financial Statements

Consolidated Statements of the Company

Report of BDO Seidman, LLP                                              F-2
Balance sheets at June 30, 1998 and June 30, 1997                       F-3
  Statements of  operations  for the years ended
  June 30, 1998 and 1997 and the period January 2, 1996
  (inception)  to June 30, 1996                                         F-4
Statements of stockholders' equity for the
  years ended June 30, 1998 and 1997 and the
  period January 2, 1996 (inception) to June 30, 1996                   F-5
Statements of cash flows for the years ended
  June 30, 1998 and 1997 and the period January 2, 1996
  (inception) to June 30, 1996                                          F-6
Notes to consolidated financial statements                       F-7 - F-23

Interim Financial Statements

Consolidated balance sheets as of  June 30, 1998
and March 31, 1999                                                     F-24

Consolidated statements of operations and comprehensive
  loss for the nine-month periods ended March 31, 1998
  and 1999 (unaudited)                                                 F-25

Consolidated statements of cash flows for the
  nine-months ended  March 31, 1998 and 1999 (unaudited)               F-26

Notes to consolidated financial statements (unaudited)          F-27 - F-32

Report of Independent Certified Public Accountants

Board of Directors and Stockholders VDC Corporation Ltd.
Greenwich, Connecticut

We have audited the accompanying consolidated balance sheets of VDC Corporation Ltd. and subsidiaries (formerly Sky King Communications, Inc.) as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period January 3, 1996 (inception) to June 30, 1996 and each of the two years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of VDC Corporation Ltd. and subsidiaries at June 30, 1997 and 1998, and the results of their operations and their cash flows for the period January 3, 1996 (inception) to June 30, 1996 and each of the two years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

                                BDO Seidman, LLP

Valhalla, New York
September 1, 1998

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                           Consolidated Balance Sheets


                                                                    June 30,      June 30,
Assets                                                                  1997          1998
                                                                  -------------------------
Current Assets:
Cash and cash equivalents                                             $1,430    $2,212,111
Marketable securities (Note 3)                                                     451,875
Notes receivable - current (Note 4)                                              2,800,000
                                                                  -------------------------

Total current assets                                                   1,430     5,463,986

Property, plant and equipment, less accumulated
depreciation (Note 7)                                                 13,570       331,316
Notes receivable, less current portion (Note 4)                                  1,500,000
Investment in MCC (Note 5)                                                      37,790,877
Deposits (Note 7)                                                                  567,775
Other assets                                                                       169,730
                                                                  -------------------------

Total assets                                                         $15,000   $45,823,684
                                                                  =========================


Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses                                    250       156,185
                                                                  -------------------------

Total current liabilities                                                250       156,185
                                                                  -------------------------

Commitments (Notes 5, 7, 11 and 13)
Stockholders' equity:
Convertible Preferred Stock Series A (Note 8)                            550           399
Convertible Preferred Stock Series B (Note 8)                                           60
Common stock (Note 8)                                                           22,923,214
Additional paid-in capital                                            73,331    29,417,561
Accumulated deficit                                                  (59,131)   (5,323,559)
Stock subscriptions receivable (Note 6)                                         (1,425,951)
Unrealized gain on marketable securities (Note 3)                                   75,775
                                                                  -------------------------

Total stockholders' equity                                            14,750    45,667,499
                                                                  -------------------------

Total liabilities and stockholders' equity                           $15,000   $45,823,684
                                                                  =========================


See accompanying notes to consolidated financial statements.


                      VDC Corporation Ltd. and Subsidiaries
                     (Formerly Sky King Communications, Inc)
                      Consolidated Statements of Operations


                                                         January 3, 1996
                                                         (inception) to    Year Ended      Year Ended
                                                          June 30, 1996   June 30, 1997  June 30, 1998
                                                        ----------------------------------------------
Revenue (Note 11)                                                 $ 4,850     $ 43,248       $ 99,957

Site leasing expense (Note 11)                                      1,091       22,020         28,460
Selling, general and administrative                                30,461       53,657      1,167,429
Non-cash compensation expense (Note 9)                                 --           --      2,254,000
                                                        ----------------------------------------------

Loss from operations                                              (26,702)     (32,429)    (3,349,932)

Interest income                                                        --           --        195,122
                                                        ----------------------------------------------

Net loss                                                        $ (26,702)   $ (32,429)  $ (3,154,810)
                                                        ==============================================


Net loss per common share - basic                                  ($0.01)      ($0.01)        ($0.72)
                                                        ----------------------------------------------


Weighted average number of shares outstanding                   3,699,838    3,699,838      4,390,423
                                                        ----------------------------------------------


See accompanying notes to consolidated financial statements.

                                       F-4

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                 Consolidated Statements of Stockholders' Equity



                                                      Convertible           Convertible
                                                    Preferred Stock       Preferred Stock
                                                       Series A             Series B                Common Stock
                                                        Shares    Amount     Shares      Amount        Shares
-----------------------------------------------------------------------------------------------------------------

Balance, January 3, 1996                                   --      $--          --     $   --           --
Issuance of common stock (Note 2)                     5,500,000      550        --         --           --
Capital contribution                                       --       --          --         --           --
Net loss                                                   --       --          --         --           --
-----------------------------------------------------------------------------------------------------------------
Balance - June 30, 1996                               5,500,000      550        --         --           --
Capital contribution                                       --       --          --         --           --
Net loss                                                   --       --          --         --           --
-----------------------------------------------------------------------------------------------------------------
Balance - June 30, 1997                               5,500,000      550        --         --           --

Issuance of stock subscription receivable (note 6)         --       --          --         --           --
Reverse acquisition (Note 9)                               --       --          --         --      3,698,373
collections on stock subscriptions receivable              --       --          --         --           --
Release of escrow shares (Note 9)                          --       --     600,000         60           --
Issuance of common stock in connection with
investment in MCC (Note 5)                                 --       --          --         --      4,965,828
Issuance of common stock                                   --       --          --         --      1,130,584
Issuance of stock for notes (Note 6)                       --       --          --         --        154,322
Preferred stock conversion to common stock           (1,512,500)    (151)       --         --      1,512,500
Unrealized gain on marketable securities                   --       --          --         --           --
Net loss                                                   --       --          --         --           --
-----------------------------------------------------------------------------------------------------------------
Balance - June 30, 1998                               3,987,500    $ 399     600,000   $     60   11,461,607
=================================================================================================================

                                                                  Additional                   Stock     Unrealized Gain
                                                    Common Stock   Paid-in    Accumulated  Subscriptions  on Marketable
                                                       Amount      Capital      Deficit      Receivable     Securities   Total
--------------------------------------------------------------------------------------------------------------------------------

Balance, January 3, 1996                                   $-           $-            $-            $-        $-            $-
Issuance of common stock (Note 2)                        --            450          --            --        --           1,000
Capital contribution                                     --         41,951          --            --        --          41,951
Net loss                                                 --           --         (26,702)         --        --         (26,702)
--------------------------------------------------------------------------------------------------------------------------------
Balance - June 30, 1996                                  --         42,401       (26,702)         --        --          16,249
Capital contribution                                     --         30,930          --            --        --          30,930
Net loss                                                 --           --         (32,429)         --        --         (32,429)
--------------------------------------------------------------------------------------------------------------------------------
Balance - June 30, 1997                                  --         73,331       (59,131)         --        --          14,750

Issuance of stock subscription receivable (note 6)       --        164,175          --        (164,175)     --              --
Reverse acquisition (Note 9)                        7,396,724     (237,506)   (1,105,524)     (465,838)     --       5,587,856
collections on stock subscriptions receivable            --           --            --         287,800      --         287,800
Release of escrow shares                                 --      3,258,034    (1,004,094)         --        --       2,254,000
Issuance of common stock in connection with
investment in MCC (Note 5)                          9,931,678   24,686,946          --            --        --      34,618,624
Issuance of common stock                            2,261,168    3,722,336          --            --        --       5,983,504
Issuance of stock for notes (Note 6)                  308,644      775,094          --      (1,083,738)     --            --
Preferred stock conversion to common stock          3,025,000   (3,024,849)         --            --        --            --
Unrealized gain on marketable securities                 --           --            --            --      75,775        75,775
Net loss                                                 --           --      (3,154,810)         --        --      (3,154,810)
--------------------------------------------------------------------------------------------------------------------------------
Balance - June 30, 1998                          $ 22,923,214 $ 29,417,561   $(5,323,559)  $(1,425,951)  $75,775  $ 45,667,499
================================================================================================================================

See accompanying notes to consolidated financial statements

                                       F-5

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                      Consolidated Statements of Cash Flows
                Increase (Decrease) in Cash and Cash Equivalents


                                                                         Period Ended
                                                                         June 30, 1996       Year Ended         Year Ended
                                                                       (since inception)    June 30, 1997     June 30, 1998
                                                                       -----------------------------------------------------
Cash flows from operating activities:
             Net loss                                                           $ (26,702)      $ (32,429)     $ (3,154,810)
             Adjustments to reconcile net loss to net cash
             used by operating activities:
             Depreciation                                                           1,540           3,390             6,205
             Non-cash compensation expense                                             --              --         2,254,000
             Changes in operating assets and liabilities:
             Prepaid expenses and other assets                                       (466)            466           122,770
             Deposits                                                                  --              --           (78,624)
             Accounts payable and accrued expenses                                    250              --            (8,931)
                                                                       -----------------------------------------------------

             Net cash flows used by operating activities                          (25,378)        (28,573)         (859,390)

Cash flows from investing activities:
             Purchase of investment securities                                          -               -          (288,600)
             Proceeds from repayment of notes receivable                                -               -           700,000
             Cash paid for investment in MCC                                            -               -        (2,799,731)
             Deposits on fixed assets                                                   -               -          (489,151)
             Fixed asset acquisition                                                    -               -          (323,951)
                                                                       -----------------------------------------------------

             Net cash flows used by investing activities                                -               -        (3,201,433)

Cash flows from financing activities:
             Proceeds from issuance of common stock                                 1,000              --         6,271,504
             Capital contribution                                                  26,551          27,830                --
                                                                       -----------------------------------------------------

             Net cash flows from financing activities                              27,551          27,830         6,271,504

             Net increase (decrease) in cash and cash equivalents                   2,173            (743)        2,210,681
             Cash and cash equivalents, beginning of period                            --           2,173             1,430
                                                                       -----------------------------------------------------

             Cash and cash equivalents, end of period                             $ 2,173         $ 1,430       $ 2,212,111
                                                                       =====================================================


Supplemental schedule of non-cash investing and financing activities:
             Net assets acquired in exchange for capital stock                 $-                $-              $5,587,856
             Investment in MCC in exchange for capital stock                               -              -      34,618,624
             Investment in MCC in exchange for loan receivable                             -              -         372,522
             Stock subscription for common stock                                           -              -       1,083,738
             Fixed assets contributed by stockholders                              15,400           3,100                 -
                                                                       =====================================================


             See accompanying notes to consolidated financial statements.


                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

1. Organization and           VDC   Corporation   Ltd.   (formerly    Sky   King
     Business Operations      Communications,   Inc.)   (the    "Company")   was
                              incorporated  in Connecticut on January 3, 1996 to
                              engage  in  the  international  telecommunications
                              and  wireless   communications businesses.

2. Significant Accounting    (a)  Basis of Presentation
   Policies

                                  On March 6, 1998 ("Effective date"), Sky King Communications, Inc. ("Sky King") entered into a merger agreement with VDC Corporation Ltd. ("VDC") and VDC (Delaware), Inc. ("Sub", a wholly-owned subsidiary of VDC). Under the agreement, all of the outstanding shares of Sky King's common stock were exchanged for Sub preferred stock convertible into up to 10 million newly issued shares of Sub common stock. Sub Preferred Stock Series A that is convertible into 5.5 million shares of Sub common stock was issued at the closing, and Sub Preferred Stock Series B convertible into the remaining 4.5 million shares of Sub common stock was placed and held in escrow pending the achievement of certain performance criteria. The Merger Agreement requires the Company to use diligent efforts to domesticate as a United States corporation within one year following the Effective Date. The domestication is anticipated to occur through the merger of the Company into the Sub (the "Domestication Merger"). Upon the occurrence of the Domestication Merger, the shares of Sub Preferred Stock issued to the former Sky King shareholders in the Merger would automatically convert into shares of Sub Common Stock. In the event that the Domestication Merger does not occur within one year following the Effective Date, the Sub Preferred Stock would be converted for common shares of the Company (the "Company Common Shares"), on a share for share basis, resulting in the issuance of up to 10,000,000 Company Common Shares. Based upon the number of Company Common Shares outstanding as of the Effective Date, the former Sky King Shareholders would become the majority shareholders of the Company Common Shares through either the Domestication Merger or through the issuance of Company Common Shares in lieu of the Domestication Merger. Simultaneous with the merger, Sub changed its name to Sky King Communications, Inc. This transaction was accounted for as a reverse acquisition whereby Sky King is the acquirer for accounting purposes. Accordingly, the historical financial statements presented are those of Sky King prior to the merger on March 6, 1998 and reflect the consolidated results of Sky King and VDC, and VDC's wholly-owned subsidiary subsequent to the merger. For periods prior to the merger, the Sky King shares outstanding have been retroactively restated to reflect the number of shares and par value of VDC (Delaware), Inc. shares received in the merger. In September 1998, Sky King Communications, Inc. changed its name to VDC Communications, Inc.

                          (b) Cash and Cash Equivalents

                                  For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At June 30, 1998, cash equivalents of $2,158,159 was held in money market funds.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                              (c) Investments

                                  Investments in marketable securities are classified as available-for-sale and are reported at fair values in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The fair values are based on quoted market prices, and any unrealized gains or losses are excluded from earnings and reported in stockholders' equity. Realized gains and losses are recorded in the income statement and the cost assigned to securities sold is based on the specific identification method.

                                  The Company's investment in MCC has been recorded under the cost method (see Note 5)

                              (d) Property, Plant and Equipment and Depreciation

                                  Property, plant and equipment are stated at cost. Depreciation is computed over the estimated lives of the assets using the straight-line method.

                              (e) Credit Risk

                                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments. The Company's cash investments are placed with high credit quality financial institutions and may exceed the amount of federal deposit insurance.

                         (f) Principles of Consolidation

                                  The financial statements include the consolidated accounts of the company and subsidiaries with significant intercompany accounts and transactions eliminated.

                              (g) Income Taxes

                                  Deferred income taxes are provided, when applicable, on differences between the financial reporting and income tax bases of assets and liabilities based upon statutory tax rates enacted for future periods.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                              (h) Use of Estimates

                                  In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The Investment in MCC was valued based on criteria discussed at Note
                                  5. Actual results could differ from those estimates.

                              (i) Financial Instruments

                                  The carrying amounts of financial instruments including cash and cash equivalents and accounts payable approximated fair value as of June 30, 1998, because of the relatively short maturity of these financial instruments. The carrying value of long-term notes receivable, including the current portion, approximated fair value as of June 30, 1998, based upon quoted market prices for similar debt issues. The Investment in MCC approximated fair value as of June 30, 1998 based on valuation criteria discussed at Note 5.

                              (j) Loss Per Share of Common Stock

                                  During February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share," which replaces the presentation of primary earnings per share ("EPS"), with basic EPS. It also requires dual presentation of basic and diluted EPS. The Company adopted SFAS 128 as of July 1, 1997. The adoption of SFAS 128 did not affect the Company's financial statement disclosures. Loss per common share-basic is computed using the weighted average number of shares outstanding. If dilutive, common equivalent shares (common shares assuming exercise of options and warrants) utilizing the treasury stock method, as well as the conversion of convertible preferred stock are considered in presenting diluted earnings per share. Diluted loss per share is not presented because the effect of the convertible securities is antidilutive. Warrants to purchase 938,546 shares of common stock at prices ranging from $4.00 to $5.00 are not included in the computation of diluted loss per share because they are antidilutive due to the net loss. If the preferred shares issued were considered to be common shares, loss per share would have been $(0.00), $(0.00) and $(0.44) for the periods ended June 30, 1996, June 30, 1997 and June 30, 1998.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                              (k) Long-Lived Assets

                                  The Company reviews certain long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, the Company assesses the recoverability of such assets based upon estimated non- discounted cash flow forecasts.

                              (l) Revenue and Cost Recognition

                                  Revenues are derived under sub-lease agreements for radio tower and antenna space. Revenues and the associated site-leasing costs are recognized under the terms of the operating lease agreements.

                              (m) Recent Accounting Standards

                                  Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be recognized under current accounting standards as components of comprehensive income and reported in a financial statement that is displayed with the same prominence as other financial statements.

                                  Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information", which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographical areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                                  Both SFAS Nos. 130 and 131 are effective for financial statements for fiscal years beginning after December 15, 1997 and require comparative information for earlier years to be restated. The adoption of SFAS No. 130 is not expected to have a material effect on the Company's financial statement disclosures. The Company is currently reviewing the effect of SFAS No. 131 but has yet been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures.

3. Marketable Securities      Marketable equity  securities, which are available
                              for sale  are   measured at fair  value,  with net
                              unrealized   gains   and   losses  included  as  a
                              component  of    stockholders'    equity.    Gross
                              unrealized    holding    gains  of  $75,775   were
                              included   as   changes  in  the     component  of
                              stockholders'  equity  during the  periods   ended
                              June 30,   1998  ($0  in  1996  and   1997).   The
                              Company uses the specific identification method to determine the cost of securities sold.

4. Notes Receivable           Notes  receivable  which  resulted  from the  sale
                              of certain VDC Corporation,  Ltd.  investments  to
                              unrelated  parties  prior   to   the March 6, 1998
                              merger  (Note  9)  have   repayment  terms through
                              September,  1999 and bear  interest  at  8%.   The
                              notes   are  with  recourse  against  the  general
                              assets  of  the  debtors  and  are  collateralized
                              by the related  investments sold  which  consisted
                              of its  investments in private and publicly-traded
                              companies.   As  of  June  30,  1998,   the  notes
                              receivable  and  related   collateral consisted of
                              the following:

                              $3,500,000 due from Rozel International Holdings Limited, collateralized by 3,972,877 shares of netValue, Inc., notes in the aggregate principal amount of $200,000 due from netValue, 100,000 shares of Informatix, Inc., and $700,000 principal amount note due from Informatix.

                              $800,000 due from Tasmin Limited, collateralized by 15,836,364 shares of Tamaris PLC, a note in the principal amount of $167,842 due from Silk Securities, notes receivable in the aggregate principal amount of $161,990 due from MJZ Securities Ltd., advances amounting to $119,264 due from EPSOM Investment Services and an investment in FIP Holdings, Ltd. in the aggregate amount of $330,000.

                              Under the agreements, principal payments due under these notes are $450,000 in June 1998, $1,350,000
                              in  February   1999,   $1,000,000   in  May  1999,
                              $1,000,000   in  August   1999  and   $500,000  in
                              September 1999. The borrowers have made payments of $1,000,000 since the inception of these notes, including $700,000 through June 30, 1998. Interest of $161,333 has been accrued on these notes through June 30, 1998.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

5. Investment in MCC          On  June  8,  1998  the  Company   acquired   from
                              Portacom  Wireless, Inc. ("PortaCom") two  million
                              shares  of  common  stock  of   Metromedia   China
                              Corporation (formerly Metromedia Asia Corporation)
                              ("MCC")  and  warrants to  purchase  four  million
                              shares of common  stock of MCC at $4.00 per share.
                              The warrants   expire on September  13, 1999.  MCC
                              operates   joint   ventures  in  China   under the
                              direction  of  its  majority   owner,   Metromedia
                              International  Group.  The  joint  ventures invest
                              in   network   construction   and  development  of
                              telephony  networks in China  and  participate  in
                              project  cooperation contracts with local partners
                              that enable the joint ventures to receive  certain
                              percentages  of the  projects'  distributable cash
                              flows. The purchase price  and  number  of  shares
                              under  the   warrant  agreemen t  are   subject to
                              adjustments  based on capital changes of MCC.  The
                              investment  was  recorded  at  cost,  based on the
                              consideration   given  which  included   4,915,828
                              common shares of  the Company at the market  value
                              of  $6.98125, the elimination of a loan receivable
                              and  accrued  interest  of $390,522 and $2,781,731
                              in cash. The Company's management  has stated that
                              they  intend  to  raise  the  necessary  funds  to
                              exercise  the  warrants.  The  MCC  common  shares
                              and  warrants  represent a potential 8.7% interest
                              in the  outstanding common stock of MCC on a fully
                              exercised   basis.  In  connection  with  the  MCC
                              acquisition, the Company incurred an investment advisory fee of 50,000 common shares at $6.00 per share.

                              In March 1998, PortaCom filed a voluntary petition for bankruptcy relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court. In connection with PortaCom's bankruptcy proceedings, the acquisition agreement provides that the Company will fund an escrow account in the amount of up to $2,682,000 (included in the $2,781,731 noted above) for the benefit of holders of priority unsecured claims and general unsecured claims against PortaCom's bankruptcy estate. The extent that the cash escrow is used by PortaCom, it will receive fewer VDC shares. The number of VDC shares that will ultimately be issued shall be the difference between 5,300,000 shares and the principal amount of the cash escrow divided by the value of the Company's stock. The escrow fund and VDC shares shall be held in escrow pending the resolution of the disputed claims against PortaCom's bankruptcy estate.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                              In the event that on the one year anniversary of the closing date of the acquisition agreement with PortaCom, MCC is a publicly held company whose shares are registered with the Securities and Exchange Commission under the securities act of 1933, the Company may be required to pay PortaCom additional purchase consideration in accordance with an agreed upon formula as follows:

                              (MCC Market Price/$12) - (VDC Market Price/$5) X $5,000,000.

6.  Stock  Subscriptions      In December 1997, a   shareholder  acquired  465.3
                              shares  of Sky  King  Communications,   Receivable
                              Inc.   for  a  note     amounting   to   $164,175.
                              These  shares were subsequently  exchanged for VDC
                              (Delaware),  Inc.   Preferred   Stock   issued  in
                              connection  with the  Merger  (See  Note  9).  The
                              note,   which  bears   interest at 8%,  matures in
                              December,  1999.  This note  has  been   presented
                              as  a  reduction  of stockholders' equity.

                              In March 1998, prior to the merger ( Note 9), 253,000 shares of VDC were issued in exchange for a $632,500 note which bears interest at 8% and is due in March, 1999. The stock subscription receivable arose in connection with the merger as a component of the capital structure of VDC Corporation Lrd., which was assumed in the reverse acquisition merger. It was entered into with an unrelated third party at fair value prior to the merger. The unpaid balance at June 30, 1998 of $344,700 has been presented as a reduction of stockholders' equity.

                              In May 1998, 583,430 shares of VDC were issued in exchange for $3,500,580. As of June 30, 1998, $917,076 had not yet been funded and has been presented as a reduction of stockholders' equity.

7.   Property, Plant and      Major classes of property, plant and equipment
     Equipment                consist of the following:


                                        June 30, 1997           June 30, 1998

Long distance communication equipment         $     -               $ 115,538
Computers and office equipment                 11,900                 191,219
Furniture and fixtures                          6,600                  34,442
                                                -----                  ------

                                               18,500                 341,199
Less accumulated depreciation                   4,930                   9,883
                                                -----                   -----

                                              $13,570                $331,316
                                              =======                ========

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                               The Company had approximately $444,000 on deposit, and has additional firm purchase commitments in the amount of $946,000 for long distance communication equipment at June 30, 1998.

8. Capital Stock and           Capital stock is comprised of the following:
   Capital Transactions


                                                          30-Jun-97    30-Jun-98

Convertible Preferred Stock Series A of VDC
(Delaware), Inc., non-voting, $.0001 par
value, shares authorized, 5,500,000 at June 30,
1997 and 3,987,500 at June 30,
1998(a)                                                        $550         $399

Convertible Preferred Stock Series B of VDC
(Delaware), Inc. non-voting $.0001 par
value shares authorized 4,500,000 issued
and outstanding 600,000 at June 30,
1998(a)                                                           -          $60

Common stock of VDC Corporation, Ltd. $2
par value, shares authorized 50,000,000,
issued and outstanding 11,461,607 at June
30, 1998                                                          -  $22,923,214


                              (a) The convertible preferred stock, which is non voting, is convertible into up to 10 million newly issued shares of VDC (Delaware), Inc. common stock upon the domestication of VDC Corporation Ltd. into VDC (Delaware), Inc. If the domestication does not occur within one year of the merger (Note
                              9), the convertible preferred stock will be exchangeable into common stock of VDC Corporation Ltd. on a share for share basis. There are 3.9 million shares of Series B Preferred Stock held in escrow at June 30, 1998 under the merger agreement (See Note 9). In June, 1998, with the approval of the Boards of Directors of VDC and Sub, 1,512,500 shares of Convertible Preferred Stock Series A were converted into 1,512,500 shares of VDC Corporation Ltd. Common Stock. The Exchange was accounted for on a share for share basis with the cumulative difference in par values reflected as an adjustment to additional paid in capital.

                              On March 6, 1998, Sky King Communications, Inc. entered into a merger agreement with VDC Corporation Ltd. and VDC (Delaware), Inc. wherein all of the outstanding shares of Sky King Communications, Inc. were exchanged for preferred shares of VDC (Delaware), Inc. (See
                              Note 9). For periods prior to the merger, the Sky King Communications, Inc. shares outstanding have been retroactively restated to reflect the number of shares and par value of VDC (Delaware), Inc. shares received in the merger.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

                              On March 31, 1998, the Company sold 100,000 shares of common stock at $5.50 and on March 24, 1998, 600,000 shares of common stock at $4.75, each to unrelated investors for total cash consideration of $3,400,000 less an investment fee of $85,500. The 600,000 shares have not been issued, but for financial statement purposes such shares have been treated as if they had been issued and outstanding.

                              During the year ended June 1998, the Company issued options to purchase an aggregate of 61,500 common stock shares of VDC Corporation, Ltd. for prices ranging from $5.00 to $6.00 per share. 9,000 of these options vest immediately. The remaining options vest over five years. All the options expire after ten years.

                              At June 30, 1998, the Company had outstanding warrants to acquire an aggregate of 938,546 shares of common stock at prices ranging from $4.00 to $5.00. These warrants were issued prior to the March 6, 1998 merger in connection with obligations arising prior to that date. The warrants were assumed by Sky King in the merger. The warrants originally were to expire in August 1998. At that date, they were extended until 30 days following the effective date of a registration statement for the underlying common stock.

                              In May, 1998 the Company sold 275,000 shares of common stock to unrelated investors and 308,430 shares to the Chief Executive Officer and his family for $6.00 per share less an investment banking fee of $31,500. These shares have not been issued, but for financial statement purposes such shares have been treated as if they had been issued and outstanding.

                              In June 1998, the Company issued to escrow 5,300,000 shares of common stock for PortaCom in exchange for the investment in MCC (See Note 5). 4,915,828 shares have been reflected as outstanding under the agreement as of June 30, 1998. In addition, as of June 30, 1998 50,000 common shares representing an investment advisory fee had not been issued, but for financial statement purposes such shares have been treated as if they had been issued and outstanding.

                              The Company is obligated to pay investment banking fees in connection with the merger in an aggregate amount equal to 5% of the total merger consideration or 444,852 common shares of VDC Corporation, Ltd. (Note 9). The issuance of the shares is subject to the satisfaction of certain contingencies relating to the collection of stock subscriptions receivable existing at the date of merger which have not yet been satisfied. Upon issuance, the shares will be accounted for as an additional cost of acquiring the net monetary assets of VDC Corporation, Ltd. This will result in the recognition of the shares at the fair value as of the date of the merger ($2.50 a share) and a corresponding increase in accumulated deficit.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

9. Merger                     On March 6, 1998, Sky King  Communications,   Inc.
                              entered   into   a  merger   agreement  with   VDC
                              Corporation Ltd. and VDC (Delaware), Inc.(See Note
                              2). This  transaction  is being  accounted for  as
                              a  reverse  acquisition  whereby  Sky King is  the
                              acquirer for accounting purposes. Since the assets
                              and liabilities of VDC Corporation  Ltd.  acquired
                              were monetary in nature,  the merger     has  been
                              recorded at the value of the net monetary  assets.
                              VDC  Corporation  Ltd.  operated as  an investment
                              company   prior  to   the  merger.  Its assets and
                              liabilities  consisted  of cash, notes receivable,
                              investments   in  and  advances  to  PortaCom  and
                              accounts payable. Operations  of  VDC  Corporation
                              Ltd.   consisted   of   the   management  of   its
                              investments.

                              The consideration paid to the former Sky King Shareholders in the Merger consisted of the issuance of 10 million newly-issued shares of preferred stock of the Sub (the "Sub Preferred Stock") which is convertible, in the aggregate, into 10,000,000 shares of common stock of Sub (the "Sub Common Stock"). Of the consideration paid to the Sky King Shareholders, Sub Preferred Stock convertible in the aggregate into 4,500,000 shares of Sub Common Stock (the "Escrow Shares") was placed in escrow to be held and released from time to time as the Sub achieves certain performance criteria described below. To the extent that any of the Escrow Shares have not been released at the expiration of an escrow period of five (5) years (the "Escrow Period"), the remaining Escrow Shares shall be surrendered to the Company for cancellation.

                              The historical financial statements presented are those of Sky King prior to the merger and reflect the consolidated results of Sky King and VDC, and VDC's wholly-owned subsidiaries subsequent to the merger. Pro forma unaudited consolidated results of operations as if the merger had taken place as of July 1, 1996, rather than at March 6, 1998 are as follows:


                                                Years ended June 30,
                                                1997            1998

Revenue                                   $    43,248    $    99,957
Loss before extraordinary items           $(1,205,416)   $(4,764,998)
Net loss                                  $(1,637,691)   $(4,764,998)
Net loss per common share - basic         $     (0.44)   $     (1.09)


                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

Escrow shares will be released to the Sky King shareholders from time to time in accordance with the following schedule:

                      Number of Shares to be Released(1)  Performance Criteria
                      ----------------------------------  --------------------

                                          500,000         Upon each  procurement
                                                          of   one    or    more
                                                          frequency,   operating
                                                          and/or        business
                                                          licenses  ("Licenses")
                                                          to     provide     the
                                                          following   types   of
                                                          services          (the
                                                          "Services")    to   an
                                                          aggregate      minimum
                                                          population  of 500,000
                                                          people:   wireless  or
                                                          wired telephony, local
                                                          loop telephony, and in
                                                          country long  distance
                                                          telephony    services,
                                                          international     long
                                                          distance     telephony
                                                          gateways  or  internet
                                                          service     provision;
                                                          plus
--------------------------------------------------------------------------------
                                          100,000         for    each    100,000
                                                          people  in  excess  of
                                                          the aggregate  minimum
                                                          population  of 500,000
                                                          covered     by     the
                                                          Licenses.
--------------------------------------------------------------------------------
                                          500,000         The    provision    of
                                                          billing services at an
                                                          average     rate    of
                                                          100,000    bills   per
                                                          month       for      a
                                                          consecutive      three
                                                          month period.
--------------------------------------------------------------------------------
                                          100,000         Upon each  procurement
                                                          of    $1,000,000    of
                                                          appropriate  financing
                                                          for the  provision  of
                                                          Services     or    for
                                                          capital   expenditures
                                                          or   other    expenses
                                                          associated  with   the
                                                          Services;           or
                                                          procurement         of
                                                          $200,000            of
                                                          appropriate  financing
                                                          for the      provision
                                                          of paging  services or
                                                          for            capital
                                                          expenditures  or other
                                                          expenses    associated
                                                          with  the    provision
                                                          of  paging   services.
--------------------------------------------------------------------------------
                                          100,000         Upon each  procurement
                                                          of  one  or  more  for
                                                          Licenses   to  provide
                                                          paging   services   an
                                                          aggregate      minimum
                                                          population  of 500,000
                                                          people; plus
--------------------------------------------------------------------------------
                                          100,000         for    each    100,000
                                                          people  in  excess  of
                                                          the aggregate  minimum
                                                          population of $500,000
                                                          covered     by     the
                                                          Licenses.

        (1) The aggregate number of shares of Sub Common Stock (or if the Domestication Merger does not occur within one year after the Effective Date, the VDC (Common Shares) to be released resulting from the conversion of Escrow Shares.

        During the year ended June 30, 1998, 600,000 shares were released from escrow. Of the 600,000 shares released, 415,084 shares were considered to be compensatory resulting in non-cash compensation of $2,254,000 based on the fair value of the Company's common stock when released. Compensatory shares are related to members of the Company's management, their family trusts and minor children and two employees. Non-compensatory shares released related to former Sky King shareholders who are neither employee shareholders nor minor children of employee shareholders where beneficial ownership does not exist. The non-compensatory shares have been accounted for as a stock dividend in which the issued stock is recorded at fair value on the date of release through a charge to accumulated deficit. The future release of escrow shares which are considered compensatory could have a significant impact on the Company's future operating results.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

10.  Income Taxes             The Company has net operational loss carryforwards
                              in the amount of  approximately  $900,000  at June
                              30,  1998  which expire in 2018.

                              As of June 30, 1998, the Company had deferred tax assets of approximately $360,000, for which a valuation allowance has been established. Deferred income taxes result primarily from net operating loss carryforwards.

11.  Leases                   The  Company  leases    radio  tower  and  antenna
                              space  under various operating leases.  The future
                              remaining   minimum   lease payments   under these
                              leases are as follows:


                              Years ending June 30,
                              ---------------------

                              1999                                       $35,460
                              2000                                        35,973
                              2001                                        31,686
                              2002                                        21,307
                              2003                                         2,135
                                                                           -----

                              Total                                     $126,561
                                                                        --------

                              The Company sub-leases the radio tower and antenna space with future remaining minimum lease payments due to the Company as follows:

                              Years ending June 30,
                              ---------------------

                              1999                                       $72,709
                              2000                                        83,519
                              2001                                        41,361
                              2002                                        15,159
                                                                          ------

                              Total                                     $212,748
                                                                        --------

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)
                   Notes to Consolidated Financial Statements

11.  Lease (continued)       The Company  occupies office  and  equipment  space
                             and equipment pursuant to operating leases expiring through 2008. Future minimum lease payments are as follows:


                             Year ending June 30,
                             --------------------

                            1999                                        $935,213
                            2000                                         953,803
                            2001                                         959,678
                            2002                                         965,181
                            2003                                         970,590
                             Thereafter                                1,036,702
                                                                       ---------

                                                                      $5,821,167
                                                                      ==========

                             Rent expense for the years ended June 30, 1998 and 1997 and period ended June 30, 1996 was not material to the financial statements.

12. Stock Option Plans       The Company  granted  61,500 stock options   during
                             the year ended June 30, 1998.  All  stock   options
                             have been  granted  to employees at exercise prices
                             equal to the market value on the date of the grant.
                             The  Company   applies  APB Opinion 25, "Accounting
                             for  Stock   Issued  to   Employees"   and  related
                             Interpretations   in   accounting   for  its  stock
                             option  plan by recording as  compensation  expense
                             the excess of the  fair  market    value  over  the
                             exercise   price   per   share   as of the  date of
                             grant. Under APB Opinion 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation cost is recognized.

                            In September 1998, VDC Communications, Inc. established the Voice and Data Communications 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the grant of incentive stock options to purchase up to 5,000,000 shares of common stock to employees of VDC Communications, Inc. and non-qualified stock options to employees, officers, directors and consultants of VDC Communications, Inc. The 1998 Plan is administered by a committee appointed by the Board which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the Plan must be at least 100% of the fair market value on the date of the grant. Options generally vest in equal annual increments over a five-year period.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)

                   Notes to Consolidated Financial Statements

                              SFAS No. 123 requires the Company to provide pro forma information regarding net loss per share as if compensation cost for the Company's stock option plan has been determined in accordance with the fair value based method prescribed in FASB
                              123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes pricing model with the following weighted-average assumptions used for grants in 1998.


                              Years ended June 30,                          1998
                              --------------------                          ----

                              Dividend yield                                0.0%
                              Risk free interest rate                       5.6%
                              Expected volatility                          46.5%
                              Expected lives                             6 years


                              Under the accounting provisions of FASB Statement 123, the Company's net loss and net loss per share would have been adjusted to the pro forma amounts indicated below:


                              Year ended June 30,                           1998
                              -------------------                           ----

                              Pro forma results
                              Net loss:
                                As reported                         $(3,154,810)
                                Pro forma                           $(3,188,260)

                              Loss per common share-basic
                                As reported                              $(0.72)
                                Pro forma                                $(0.73)


                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)

                   Notes to Consolidated Financial Statements

                              A summary of status of the Company's stock option plan as of June 30, 1998 and changes for the year ending June 30, 1998 is presented below:



                                                                         Weighted
                                                                          Average
                                                                         Exercise
                              Stock option Plan Grants          Shares     Price
                              ------------------------          ------     -----

                              Outstanding at June 30, 1997         --         --
                                Granted                        61,500      $5.16
                              Outstanding at June 30, 1998     61,500      $5.16


                              Options    exercisable   and   weighted    average
                              fair-value  of  options  granted  during  the year
                              ended June 30, 1998 is shown below:

                              Options exercisable at year-end              9,000
                              Weighted average exercise price              $5.00
                              Weighted average fair value of options
                                 granted during the year                   $2.88

                              The following table summarizes information about stock options outstanding at June 30, 1998.


                                                                       Weighted
                                                                       Weighted
                                                                        Average
                                                                        Average
                                                      Number           Remaining
                                                     Exercise
                              Range of Prices      Outstanding      Contractual Life      Price
                              ---------------      -----------      ----------------      -----

                              $5 to $6             61,500           9.8 years             $5.16

                              During the initial phase-in period of SFAS 123, the effects on the pro-forma results are not likely to be representative of the effect on pro forma results in future years since options vest over several years and additional awards could be made each year.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)

                   Notes to Consolidated Financial Statements

13. Commitments               Employment Agreements

                              The Company has entered into eleven multi-year employment agreements expiring through 2003 with officers of the Company, which provide for aggregate annual base salaries as follows:


                              Years ended June 30,
                              --------------------

                              1999                                      $996,000
                              2000                                       990,000
                              2001                                       861,000
                              2002                                       269,000
                              2003                                       188,000
                              ----                                       -------

                                                                      $3,304,000
                                                                      ==========

14.  Subsequent Events        Asset Purchases

                              On July 31,  1998 the  Company  acquired  Masatepe
                              Communications USA, L.L.C. ("Masatepe") for $1,140,043 in cash and stock. The consideration has been placed in escrow pending Federal Communications Commission approval. Masatepe provides voice and data telecommunications services between the United States and Central American markets.

                              In addition, there may be compensation due a former 20% shareholder of Masatepe who is now a current employee of VDC that is contingent upon future cash flows (as defined) under the following formula:

                              Cash flows of Masatepe for the twelve months prior to July 31, 2001 plus, cash flows for the three months prior to July 31, 2001 times four. This product is divided by two and multiplied by 2.4.

                              A finders fee consisting of warrants to purchase 4,504 shares of Company common stock at $7.00 per share was issued in connection with the transaction.

                              In July 1998, the Company entered into a preliminary agreement, which is subject to due diligence review, to acquire substantially all the assets of World Lynx, Inc. ("WL") for $3,100,000 in common stock and $500,000 in debt assumption. WL is an Internet service provider based in Little Rock, Arkansas.

                      VDC Corporation Ltd. and Subsidiaries
                    (Formerly Sky King Communications, Inc.)

                   Notes to Consolidated Financial Statements

15.  Fourth Quarter            During  the  fourth  quarter  of  the  year ended
     Financial  Information    June  30,  1998,  the Company  recorded  non-cash
                               compensation expense of $1,453,000,  related   to
                               the release of Preferred Series B shares from escrow (See Note 9).


PART 1 - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

VDC COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                       March 31, 1999       June 30, 1998
                                                                         (Unaudited)

Assets
Current:
     Cash and cash equivalents                                              $ 241,507         $ 2,212,111
     Restricted cash (Note 10)                                                411,713                   -
     Marketable securities                                                    103,630             451,875
     Accounts receivable                                                      396,991                   -
     Notes receivable - current                                             1,254,979           2,800,000
                                                                      ------------------------------------
          Total current assets                                              2,408,820           5,463,986

Property and equipment, less accumulated depreciation                       5,747,236             331,316
Notes receivable, less current portion                                              -           1,500,000
Investment in MCC (Note 4)                                                  4,340,000          37,790,877
Intangible assets less accumulated amortization                               756,369                   -
Investment - at equity (Note 7)                                                96,092                   -
Other assets                                                                  324,623             737,505
                                                                      ------------------------------------
                                                                      ====================================
          Total assets                                                    $13,673,140        $ 45,823,684
                                                                      ====================================

Liabilities and Stockholders' Equity
Current:
     accounts payable and accrued expenses                                 $3,516,106           $ 156,185
     current portion of capitalized lease obligations (Note 13)               554,996
     note payable - officer (Note 12)                                         500,000                   -
                                                                      ------------------------------------
          Total current liabilities                                         4,571,102             156,185

     long-term portion of capitalized lease obligations (Note 13)             913,503                   -
                                                                      ------------------------------------
          Total liabilities                                                 5,484,605             156,185

Stockholders' equity:
     convertible preferred stock series B                                           -                  60
     common stock                                                               1,881               1,545
     additional paid-in capital                                            64,290,814          51,234,105
     accumulated deficit                                                  (55,285,127)         (4,218,035)
     treasury stock - at cost (Note 6)                                       (164,175)                  -
     stock subscriptions receivable                                          (344,700)         (1,425,951)
     accumulated comprehensive income (loss)                                 (310,158)             75,775
                                                                      ------------------------------------
                                                                      ------------------------------------
          Total stockholders' equity                                        8,188,535          45,667,499
                                                                      ------------------------------------
                                                                      ====================================
Total liabilities and stockholders' equity                                $13,673,140        $ 45,823,684
                                                                      ====================================


See accompanying notes to consolidated financial statements.

        VDC COMMUNICATIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS
                OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)


                                                                       nine-months ended
                                                                           March 31,
                                                                  1998                  1999

revenue                                                       $    62,741           $  1,425,952
direct costs of revenues (exclusive of depreciation)               26,546              2,159,210
                                                                   ------              ---------
      gross margin                                                 36,195               (733,258)

selling, general and administrative                               463,744              3,768,885
depreciation and amortization                                       4,953                704,166
non-cash compensation expense (Note 5)                            801,000             16,146,000
                                                                  -------             ----------

     total operating expenses                                   1,269,697             20,619,051
                                                                ---------             ----------

operating loss                                                 (1,233,502)           (21,352,309)

other income (expense)
writedown of investment in MCC (Note 4)                              --              (19,388,641)
loss on note restructuring (Note 9)                                  --               (1,598,425)
other income (expense)                                              6,325                (84,000)
                                                                    -----                -------
     total other income (expense)                                   6,325            (21,071,066)

equity in loss of affiliate (Note 7)                                 --                 (664,717)
                                                                                        --------
net loss                                                       (1,227,177)           (43,088,092)
                                                               ==========            ===========

Other comprehensive income (loss), net of tax:

     Unrealized gain (loss) on marketable securities               25,025               (385,933)
                                                                   ------               --------

Comprehensive loss                                            $(1,202,152)          $(43,474,025)
                                                              ===========           ============

net loss per common share - basic                             $     (0.33)          $      (2.45)
                                                              -----------           ------------

weighted average number of shares outstanding                   3,713,342             17,604,937
                                                                ---------             ----------

See accompanying notes to consolidated financial statements.

                    VDC COMMUNICATIONS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                                     nine-months ended
                                                                                          March 31,
                                                                                  1998                1999
Cash flows from operating activities:
     Net loss                                                                 $ (1,227,177)     $ (43,088,092)
     Adjustments to reconcile net loss to net cash
     Provided by operating activities:
     Depreciation and amortization                                                   4,953            704,166
     Writedown of investment in MCC                                                      -         19,388,641
     Non-cash compensation expense                                                 801,000         16,146,000
     Loss on note restructuring                                                          -          1,598,425
     Equity in losses of affiliate                                                       -            664,717
     Impairment loss-fixed assets                                                        -            479,199
     Non-cash severance                                                                  -            391,875
Changes in operating assets and liabilities:
     Resticted cash                                                                      -           (411,713)
     Accounts receivable                                                                 -           (396,991)
     Other assets                                                                  (35,230)           531,300
     Accounts payable and accrued expenses                                          27,201          1,427,889
                                                                       ---------------------------------------
       Net cash used by operating activities                                      (429,253)        (2,564,584)

Cash flows from investing activities:

     Proceeds from return of escrow in connection
     with the investment in MCC                                                          -          1,012,155
     Payment for purchase of  subsidiary                                                 -           (589,169)
     Investment in affiliate                                                             -           (760,809)
     Proceeds from repayment of notes receivable                                   885,700          1,446,596
     Purchase of investment securities                                            (288,600)                 -
     Advances under loan receivable                                               (122,000)                 -
     Fixed asset acquisition                                                       (12,527)        (2,628,191)
                                                                       ---------------------------------------
       Net cash flows (used in) provided by investing activities                   462,573         (1,519,418)

Cash flows from financing activities:
      Proceeds from issuance of common stock                                     3,749,286            888,701
      Collections on stock subscription receivables                                      -            917,076
      Repayment of note payable                                                          -           (192,379)
      Proceeds from issuance of short-term debt                                                       500,000
                                                                       ---------------------------------------
        Net cash flows provided by financing activities                          3,749,286          2,113,398
                                                                       ---------------------------------------
    Net increase (decrease) in cash and cash equivalents                         3,782,606         (1,970,604)
Cash and cash equivalents, beginning of period                                       1,430          2,212,111
                                                                       ---------------------------------------
Cash and cash equivalents, end of period                                       $ 3,784,036          $ 241,507
                                                                       =======================================


See accompanying notes to consolidated financial statements.

                    VDC Communications, Inc. and Subsidiaries

Notes to consolidated financial statements

1.   Basis of Presentation

The financial statements presented are those of VDC Communications, Inc. (the "Company") which is the successor to VDC Corporation Ltd. ("VDC Bermuda") by way of a domestication merger (the "Domestication Merger") that occurred on November 6, 1998. The Domestication Merger was accounted for as a capital reorganization in which 11,810,862 issued and outstanding shares of common stock of VDC Bermuda, $2.00 par value per share, were exchanged, and 8,487,500 issued and outstanding shares of preferred stock of the Company, $.0001 par value per share, were converted, on a one for one basis, into a total of 20,298,362 shares of common stock of the Company, $.0001 par value per share ("Common Stock").

The Domestication Merger reflects the completion of a series of transactions that commenced on March 6, 1998 when the Company (then a wholly-owned subsidiary of VDC Bermuda) acquired Sky King Communications ("Sky King Connecticut") by merger. This merger transaction was accounted for as a reverse acquisition whereby Sky King Connecticut was the acquirer for accounting purposes. Accordingly, the historical financial statements presented are those of Sky King Connecticut before the merger on March 6, 1998 and reflect the consolidated results of Sky King Connecticut , VDC Bermuda, and VDC Bermuda's wholly-owned subsidiaries after the merger. On November 6, 1998, the Domestication Merger, whereby VDC Bermuda merged with and into the Company, was consummated.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results for the nine-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended June 30, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual
Report on Form 10-K for the year ended June 30, 1998, as filed with the Securities and Exchange Commission.

2.  Summary of Significant Accounting Policies

(a)      Principles of Consolidation

The consolidated financial statements represent all companies of which the Company directly or indirectly has majority ownership. Significant intercompany accounts and transactions have been eliminated. The Company's consolidated financial statements include the accounts of wholly owned subsidiaries VDC Telecommunications, Inc. ("VDC Telecommunications"), Masatepe Communications U.S.A., L.L.C. ("Masatepe"), Voice & Data Communications (Hong Kong) Limited ("VDC Hong Kong") Sky King Communications, Inc. and WorldConnectTelecom.com, Inc. ("World ConnectTelecom.com").

(b)     Revenue Recognition

The Company records revenues for telecommunications sales at the time of customer usage. Additionally, the Company records revenues from renting its network facilities on a monthly basis and from the management of tower sites that provide transmission and receiver site locations for wireless communications companies.

(c)     Direct costs of revenues (exclusive of depreciation and amortization)

Direct costs of revenue for wholesale long distance services represent direct charges from vendors that the Company incurs to deliver service to its customers. These include leasing costs for dedicated phone lines and rate-per-minute charges from other carriers that terminate traffic on behalf of the Company. These costs also include salaries and overhead attributable to operations.

(d)      Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(e)      Loss Per Share of Common Stock

Loss per common share is computed on the weighted average number of shares outstanding. If dilutive, common equivalent shares (common shares assuming exercise of options and warrants) utilizing the treasury stock method, as well as the conversion of convertible preferred stock are considered in presenting diluted earnings per share. Warrants to purchase 938,546 shares of Company Common Stock at prices ranging from $4.00 to $5.00 are not included in the computation of diluted loss per share because they are antidilutive due to the net loss.

(f)      Goodwill and Amortization

Goodwill is amortized using the straight-line method over its estimated useful life.

(g)     Recent Accounting Standards

In June1998, the AICPA issued statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities". We have not yet analyzed the impact of this new standard. We will adopt this standard in July of 2000.

3.   Domestication Merger

On November 6, 1998, the Company completed the Domestication Merger with VDC Bermuda. The effect of the Domestication Merger was that members of VDC Bermuda became stockholders of the Company. The primary reason for the Domestication Merger was to reorganize VDC Bermuda, which had been a Bermuda company, as a publicly traded U.S. corporation domesticated in the State of Delaware. In connection with the Domestication Merger, 11,810,862 issued and outstanding shares of common stock of VDC Bermuda, $2.00 par value per share, were exchanged, and 8,487,500 issued and outstanding shares of preferred stock of the Company, $.0001 par value per share, were converted, on a one-for-one basis, into an aggregate 20,298,362 shares of Common Stock of the Company, $.0001 par value per share. The Domestication Merger has been accounted for as a reorganization which has been given retroactive effect in the financial statements for all periods presented.

4.   Metromedia China Corporation Investment

On June 22, 1998 the Company acquired from PortaCom Wireless, Inc. ("PortaCom"), 2 million shares of the common stock of Metromedia China Corporation ("MCC") and warrants to purchase 4 million shares of common stock of MCC at an exercise price of $4.00 per share. The consideration given for the investment in MCC consisted of 5,110,810 common shares at $6.98125, $1,669,839 in cash, the elimination of a loan receivable of $390,522 and 50,000 investment advisory shares valued at $6.00 per share.

MCC operates joint ventures in China under the direction of its majority owner, Metromedia International Group. Currently, legal restrictions in China prohibit foreign ownership and operations in the telecommunications sector. MCC's investments in joint ventures have been made through a structure known as Sino-Sino-Foreign ("SSF") joint venture, a widely used method for foreign investment in the Chinese telecommunications industry, in which the SSF venturer is a provider of telephony equipment, financing and technical services to telecommunications operators and not a direct provider of telephone service. The joint ventures invest in telephony system construction and development networks being undertaken by the local partner, China Unicom. The completed systems are operated by China Unicom. MCC receives payments from China Unicom based on revenues and profits generated by the systems in return for their providing financing, technical advice and consulting and other services.

In November 1998, the Company and PortaCom settled a dispute regarding the June 22, 1998 transaction. Pursuant to this settlement, PortaCom agreed to place 2 million VDC Bermuda shares in escrow for up to eighteen months. These shares will be released from escrow contingent upon certain performance criteria. The 2 million escrow shares have been recorded as a reduction in common shares outstanding at their original issue price of $6.98125 (fair market value as determined at the date of acquisition) and a corresponding reduction in the investment in MCC.

In March 1999, the Company recorded a $19,388,641 writedown of the investment in MCC. VDC had previously assessed the investment in MCC for impairment by applying a valuation technique commonly used in the telecommunications industry to assess market potential. Although the Company believes this method is an appropriate method for assessing the potential of the investment, it is not definitive enough to assess the investment's current market value given the recent developments in China. There has been uncertainty regarding possible significant changes in the regulation of and policy concerning foreign participation in and financing of the telecommunications industry in China, including the continued viability of the SSF structure and associated service and consulting arrangements with China Unicom. Additionally, the Company has been unable to obtain the MCC financial information necessary to assess the investment for impairment. Financial information such as historical stand-alone financial statements and financial projections have not been available for the Company's review. The Company has therefore adjusted the carrying value of the investment to an amount relative to Metromedia International Group's (majority owner) carrying amount.

5.   Non-cash Compensation

The merger between VDC Bermuda, the Company and Sky King Connecticut on March 6, 1998 was accounted for as a reverse acquisition whereby Sky King Connecticut was the acquirer for accounting purposes. Since the assets and liabilities of VDC Corporation Ltd. acquired were monetary in nature, the merger was recorded at the value of the net monetary assets.

The consideration paid to the former Sky King Connecticut shareholders in the merger consisted of the issuance of 10 million newly-issued shares of preferred stock of the Company which were convertible, and have been converted, in the aggregate, into 10 million shares of Common Stock of the Company. Of this consideration, preferred stock convertible in the aggregate into 4.5 million shares of Common Stock of the Company (the "Escrow Shares") was placed in escrow to be held and released from time to time as the Company achieved certain performance criteria. As of March 31, 1999, all of the performance criteria had been met. Accordingly, 4.5 million shares have been released from escrow.

During the nine-months ended March 31, 1999, 3.9 million shares were released from escrow. Of the shares released, approximately 2.7 million shares were considered compensatory to the extent of the trading value of the shares on the date of the release. This resulted in a non-cash compensation charge of $16,146,000 for the nine-months ended March 31, 1999. Compensatory shares are related to former Sky King Connecticut shareholders who are members of the Company's management, their family trusts and minor children and an employee. Non-compensatory shares released related to non-employee shareholders and non-minor children of employee shareholders where beneficial ownership does not exist. The non-compensatory shares have been accounted for as a stock dividend in which the issued stock is recorded at fair value on the date of release through a charge to accumulated deficit.

6.   Shares Surrendered

In November 1998, an executive officer and member of the Company's Board of Directors ("Officer") resigned. In connection with the resignation, the Officer surrendered 1,875,000 common shares in exchange for the elimination of a subscription receivable for $164,175. The transaction has been accounted for as the purchase of 1,875,000 shares of treasury stock using the cost method. The subscription receivable represented the Officer's basis in his 27.5% ownership in Sky King Connecticut .

7. Investment in Masatepe Comunicaciones, S.A.

Masatepe owns a 49% interest in Masatepe Comunicaciones, S.A. ("Masacom"), a Nicaraguan company. Masacom supports the development of Masatepe's operations in Central America. Masatepe accounts for the investment using the equity method considering 100% of Masacom's losses, since the recovery of 51% of the losses is not reasonably assured. The following is Masacom's summary of financial position at March 31, 1999 and results of operations from inception through March 31, 1999:

            Assets                         $    163,303
            Liabilities                    $     28,510
            Results of operations          $   (664,717)

8.    Private Placement

In December 1998, the Company sold 245,159 shares at $3.625, the public market price at that time. The Chairman and CEO and certain family members and entities associated with the Chairman and CEO participated as the sole investors in the private placement.

9.   Restructured Note Receivable

During the nine-months ended March 31, 1999, the Company restructured notes receivable from debtors by reducing the principal due by $1,598,425 which has been charged to operations. The Company believes this step will maximize the recovery of its investment and expedite payment on the notes. The debt is scheduled to be repaid in installments through June 1999.

10.   Line of Credit

In August 1998, the Company entered into a $1,000,000 revolving conditional line of credit to be used for the purposes of issuing certain letters of credit
("LC") to secure payment of certain activities of the Company. Principal payments are due on demand and the interest rate is two percent above the prime rate. The aggregate face amount of all LCs must be collateralized in the form of cash equivalents held by the issuing bank. Collateral at March 31, 1999 consisted of approximately $412,000 in the form of three-month U.S. Government bonds. Each LC expires no later than one year from the date of issuance. As of March 31, 1999, there were no advances issued under the revolving line of credit.

11.     Issuance of Investment Banking Shares

During the nine-months ended March 31, 1999, the Company issued 290,000 shares of Company Common Stock to investment bankers in connection with the March 6, 1998 merger of Sky King Connecticut, VDC Bermuda and the Company. The shares were issued at the fair market value as of the date of the merger ($2.50 per share) and a corresponding charge to accumulated deficit.

12.     Note Payable-Officer

In February 1999, the Chairman and CEO loaned the Company $500,000. The note bore interest at 10% per annum and was due in July 1999. The Company paid the note in full on May 13, 1999.

13.     Capital Leases

The Company entered into several equipment leases during the nine-months ended March 31, 1999 with lease terms ranging from one to five years. Leased capital assets included in property and equipment at March 31, 1999 were $1,525,339. Future minimum lease payments under capital leases are as follows:


            Year ending March 31,
                    2000                                  $686,742
                    2001                                   364,502
                    2002                                   364,502
                    2003                                   249,843
                    2004                                   112,300
                                                           -------
Total minimum lease payment                              1,777,889
less: amount representing interest                         309,390
                                                           -------
present value of minimum lease payments                  1,468,499
less: current portion                                      554,996
                                                           -------
long-term capital lease obligations                       $913,503
                                                           =======


14.     Supplemental Disclosure of Cash Flow Information

          schedule of non-cash investing and financing activities:

                                                                                    Nine Months Ended
                                                                                        March 31,
                                                                                  1999             1998

     Net assets acquired in exchange for stock                                      --        $5,871,071
     Equipment financed through trade accounts payable                        $1,932,031            --
     Equipment acquired through capital lease obligation                       1,525,399            --
     Equipment exchanged for note                                                192,379            --
     Release of investment banking shares                                        290,000            --
     Common stock placed in escrow in connection with investment in MCC       13,962,500            --
     Stock subscription for common stock                                            --           164,175
     Treasury stock acquired in exchange for subscription receivable             164,175            --
Acquisition of subsidiary:
     Fair value of assets acquired                                             1,290,044            --
     Common stock issued                                                         700,875            --
                                                                                 -------
     Cash paid                                                                   589,169            --
                                                                                 -------


                                8,722,618 Shares

                                     [Logo]

                            VDC COMMUNICATIONS, INC.

                                  Common Stock

                               ------------------

                                   Prospectus

                               ------------------




                                 June ___, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange listing fee.


SEC Registration fee                               $  7,578
American Stock Exchange listing fee                       0
Printing and engraving expenses                      15,000
Legal fees and expenses                              30,000
Accounting fees and expenses                         10,000
Transfer agent fees                                   5,000
Miscellaneous fees and expenses                       5,000
                                                   --------
Total                                              $ 72,578


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Certificate of Incorporation generally provides that officers, directors and certain others will be indemnified by the Company against any liability incurred in any civil, criminal, administrative or investigative proceeding if such individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, to the extent that a director, or officer has been successful on the merits or otherwise in defense of any proceeding referred to above or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

The Company does not currently have liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

RECENT SALES OF UNREGISTERED SECURITIES

In May 1999, the Company sold 1,265,947 shares of Company Common Stock and granted warrants to purchase 121,035 shares of Company Common Stock in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933 (the "Act") as follows:


Shareholder                                Number of Shares   Consideration  Warrants (1)
-----------                                ----------------   -------------  ------------

Adase Partners, L.P.                                 60,000      162,000.00     6,000
Alnilam Partners, LP                                  2,185              (2)
Dean Brizel and Jeanne Brizel                        20,000       54,000.00     2,000
Stephen Buell                                        20,000       54,000.00     2,000
Capital Opportunity Partners One, LP                 20,000       54,000.00     2,000
Arthur Cooper and Joanie Cooper                      40,000      108,000.00     4,000
Mark Eshman & Jill Eshman trustees for the           20,000       54,000.00     2,000
   Eshman Living Trust dated 9/24/90
Jeffrey Feingold and Barbara Feingold                20,000       54,000.00     2,000
Fred Fraenkel                                        20,000       54,000.00     2,000
Torunn Garin                                         60,000      162,000.00     6,000
Henry D. Jacobs Jr.                                  37,037       99,999.90     3,703
Frederick A. Moran and Joan B. Moran                280,000      840,000.00         -
Kent F. Moran Trust                                  24,160       72,480.00         -
Luke F. Moran Trust                                  24,010       72,030.00         -
Ernst Von Olnhausen                                  10,000       27,000.00     1,000
Paradigm Group, LLC                                 370,370      999,999.00    64,814 (3)
PGP I Investors, LLC                                185,185      499,999.50    18,518
Santa Fe Capital Group (NM), Inc.                     3,000              (2)
Scott Schenker and Randi Schenker                    20,000       54,000.00     2,000
Michael Weissman                                     10,000       27,000.00     1,000
Robert Vicas                                         20,000       54,000.00     2,000
                                                     ------                     -----
Total                                             1,265,947                   121,035


(1) The warrants have an exercise price of $6.00 per share and expire three years from the date of grant (May, 2002).

(2) In consideration for investment banking services rendered in connection with private placement.

(3) Includes warrant to purchase 27,777 shares granted in consideration for consulting services rendered in connection with private placement.

In May 1999, the Company issued, in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act, warrants to purchase 4,500 shares of Company Common Stock at an exercise price of $7.00 per share to ING Barings Furman Selz ("ING") in consideration for investment banking services rendered by ING in connection with the Company's acquisition of the membership interests of Masatepe Communications, U.S.A., L.L.C. ("Masatepe"). The warrants expire on August 7, 2001.

In April 1999, the Company issued, in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act, 76,750 shares of Company Common Stock in the name of Marc Graubart and 18,250 shares of Company Common Stock in the name of Tab K. Rosenfeld, in consideration for Mr. Graubart's resignation from positions held with Masatepe, the release of various claims, and other consideration set forth more particularly in a Settlement, Release and Discharge Agreement by and among the Company, Masatepe, and Marc Graubart, dated March 9, 1999 (the "Release Agreement"). Of the shares issued in the name of Marc Graubart, 7,500 will be held in escrow for a period of one (1) year following the date of the Release Agreement (the "Escrow Shares"). The Escrow Shares will be released from escrow, if at all, in the event that Marc Graubart has complied with certain terms of the Release Agreement during the one (1) year following the date of the Release Agreement.

In connection with the Company's acquisition of Sky King Connecticut, the Company agreed to issue to SPH Equities Inc. ("SPH Equities"), KAB Investments Inc. ("KAB"), FAC Enterprises, Inc. ("FAC"), and SPH Investments Inc. ("SPH Investments") an aggregate of 444,852 shares of Company Common Stock as an investment banking fee, subject to certain conditions (the "Investment Banking Shares"). In partial satisfaction of this obligation, on December 22, 1998, the Company issued 129,852 shares of Company Common Stock in the name of FAC, 70,000 shares of Company Common Stock in the name of SPH Investments, and 40,148 shares of Company Common Stock in the name of SPH Equities in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act. On February 16, 1999, in further satisfaction of this commitment, the Company issued 19,852 shares of Company Common Stock in the name of SPH Equities and 30,148 shares of Company Common Stock in the name of KAB in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act.

On December 23, 1998, the Company sold 245,159 shares of Company Common Stock, to certain entities associated with and family members of Frederick A. Moran in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act as follows:


Shareholder             Number of Shares  Price per Share
-----------             ----------------  ---------------

Anne Moran                       35,310            $3.625
Anne Moran, IRA                  49,379            $3.625
Frederick A. Moran &             41,380            $3.625
Anne Moran
Frederick A. Moran, IRA             331            $3.625
Frederick W. Moran              100,000            $3.625
Joan Moran, IRA                     248            $3.625
Kent Moran                        8,221            $3.625
Luke Moran                        9,352            $3.625
Moran Equity Fund, Inc.             938            $3.625
                        ----------------
TOTAL                           245,159



In August 1998, the Company issued, in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act, 78,697 shares of Company Common Stock (the "Activated Shares") to Activated Communications Limited Partnership ("Activated") and 21,428 shares of Company Common Stock to Marc Graubart (the "Graubart Shares") in connection with the Company's acquisition of the membership interests of Masatepe (the "Masatepe Acquisition") pursuant to the terms of a Purchase Agreement dated July 31, 1998, by and among the Company, Masatepe, Activated and Marc Graubart (the "Purchase Agreement"). The Activated Shares were issued in escrow as partial consideration for Activated's membership interest in Masatepe. The Graubart Shares were issued in escrow as consideration for investment banking services rendered by Graubart in connection with the Masatepe Acquisition. Both the Activated Shares, less 14,160 shares returned to the Company for a claim made by the Company, and the Graubart Shares were released from escrow. Both the Activated Shares and the Graubart Shares were subject to upward adjustment due to price adjustment rights. In June 1999, in connection with these rights, the Company issued, in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act, 39,072 shares of Company Common Stock to Activated and 15,247 shares of Company Common Stock to Mr. Graubart.

In June 1998, the Company issued 5,300,000 shares of Company Common Stock, pursuant to an exemption from registration provided by Section 1145 of Chapter 11 of the United States Bankruptcy Code, to PortaCom Wireless, Inc. ("PortaCom") in consideration of the issuance by PortaCom to the Company of 2 million shares of common stock of Metromedia China Corporation ("MCC") and warrants to purchase 4 million shares of common stock of MCC at an exercise price of $4.00 per share (the "PortaCom Warrants"). The PortaCom Warrants currently have an expiration date of September 1999.

In May 1998, the Company issued 583,430 shares of Company Common Stock in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act as follows:


Shareholder                 Number of Shares      Price Per Share
-----------                 ----------------      ---------------

Lancer Offshore, Inc.                150,000                $6.00
Lancer Voyager Fund                   25,000                $6.00
Anne Moran                            39,333                $6.00
Anne Moran Trust                         250                $6.00
Anne Moran, IRA                       11,667                $6.00
Moran Equity Fund, Inc.               27,000                $6.00
Frederick A. Moran                    85,667                $6.00
Frederick A. Moran                    23,667                $6.00
& Joan B. Moran
Frederick A. Moran Trust                 180                $6.00
Frederick W. Moran                   100,000                $6.00
Kent Moran                            10,000                $6.00
Kent Moran, IRA                          333                $6.00
Luke Moran                            10,000                $6.00
Luke Moran, IRA                          333                $6.00
Alan B. Snyder                       100,000                $6.00
                            -----------------
TOTAL                                583,430


In March 1998, and prior to the merger of Sky King Connecticut and VDC Bermuda whereby Frederick A. Moran became Chairman and C.E.O., the Company issued 1,490,902 shares of Company Common Stock in non-public offerings exempt from registration as follows:


Shareholder                        Number of Shares  Consideration       Exemption
-----------                        ----------------  -------------       ---------

Robert Alexander                              10,000              (1)       (2)
FAC Enterprises, Inc.                         30,000      $75,000 (3)       (2)
FYL Service Limited                           10,000              (4)       (2)
Gibralt Holdings Limited                     100,000     $250,000           (2)
HPC Corporate Services Limited               122,027     $305,069 (3)       (5)
HPC Corporate Services Limited               132,000              (6)       (5)
HPC Corporate Services Limited               253,000              (7)       (5)
KAB Investments, Inc.                         75,000              (8)       (2)
Graham Lacey                                  25,000              (1)       (2)
Lancer Offshore, Inc.                        390,000   $1,852,500           (2)
Lancer Partners LP                           132,000     $627,000           (2)
Lancer Voyager Fund                           58,500     $277,875           (2)
Michael Lauer                                 19,500      $92,625           (2)
Rozel International Holdings Limited           5,290      $13,225 (3)       (5)
SPH Equities, Inc.                            28,585              (4)       (2)
Alan Snyder                                  100,000     $550,000           (2)
                                   ------------------
TOTAL                                      1,490,902


(1) In consideration for services rendered as a member of the Company's Board of Directors.
(2)     Issued in a non-public  offering  exempt from  registration  pursuant to
        Section 4(2) of the Act.
(3)     Debt conversion.
(4) In consideration for services rendered in arranging for financing transactions.
(5) Issued in a non-public offering exempt from registration pursuant to Rules 901-904, inclusive, of Regulation S of the Act.
(6) In consideration for services rendered in arranging certain business transactions.
(7) In consideration for subscription agreement for $632,500 purchase price due in March 1999.
(8) In consideration for services rendered in connection with arranging the Company's acquisition of certain MCC securities from PortaCom Wireless, Inc.

In March 1998, prior to the merger of Sky King Connecticut and VDC Corporation, the Company issued warrants to purchase 938,546 shares of Company Common Stock in consideration for services rendered and various other claims, in a non-public offering exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Act as follows:


                                                        Number of Shares
Warrant Holder                                         Underlying Warrants    Exercise Price   Consideration
--------------                                         -------------------    --------------   -------------

Bermuda Trust Company Limited                                       85,000        $4.00             (1)
Clifton Capital Ltd.                                               285,618        $4.00             (2)
Graham F. Lacey                                                     45,000        $5.00             (3)
HPC Corporate Services Limited                                      50,000        $4.00             (4)
Steven B. Rosner                                                    41,110        $4.00             (5)
Rozel International Holding Company Limited                        431,818        $4.00             (2)
                                                                   -------        -----             --
TOTAL                                                              938,546


(1)  Issued in connection with raising additional working capital.

(2) Issued in connection with previous financing transactions and in connection with subscription agreements dated February 1, 1997.

(3)  Issued in connection with services rendered to the Company as Director.

(4)  Issued in connection with previous financing transactions.

(5)  Issued pursuant to subscription agreement dated February 1, 1997.

On March 6, 1998, the Company issued 10 million shares of preferred stock (the "Preferred Stock") to the former shareholders of Sky King Connecticut in consideration of the merger of Sky King Connecticut with and into the Company in a non-public offering exempt from registration pursuant to Section 4(2) and Regulation D of the Act. 4.5 million shares of the Preferred Stock were issued in escrow. The shares of Preferred Stock were converted, on a one-for-one basis, into shares of Company Common Stock in connection with the Domestication Merger.

During the period from January 1997 to October 1997, the Company issued in the aggregate 921,386 shares of Company Common Stock in non-public offerings exempt from registration as follows:


Shareholder                                      Number of Shares           Consideration         Exemption
-----------                                      ----------------           -------------         ---------

Channel Hotel and Properties Limited                       49,375                $197,500 (1)        (2)
Channel Hotel and Properties Limited                       49,375                $197,500 (1)        (2)
Clifton Capital Ltd.                                       49,000 (3)            $134,750 (4)        (2)
Clifton Capital Ltd.                                       30,000 (3)             $82,500 (4)        (2)
Clifton Capital Ltd.                                      100,000                $275,000 (4)        (2)
Gibralt Holdings Ltd.                                      40,000                         (6)        (5)
Gibralt Holdings Ltd.                                      49,091                $130,000 (4)        (2)
HPC Corporate Services Limited                             70,000                $180,000 (4)        (2)
Graham Lacey                                               30,000                         (7)        (2)
Graham Lacey                                               50,000                $150,000 (8)        (2)
Graham Lacey                                               50,000                $150,000 (8)        (2)
Graham Lacey                                               28,000                         (7)        (2)
Graham Lacey                                              100,000                         (8)        (2)
Radway Investments Inc.                                    90,909 (3)         $249,999.75 (4)        (5)
Rozel International Holdings Limited                       30,000 (3)             $82,500 (4)        (5)
Rozel International Holdings Limited                       32,909 (3)          $90,499.75 (4)        (5)
Steven Rosner                                              72,727 (3)         $199,999.25 (4)        (5)
                                            ----------------------
TOTAL                                                     921,386


(1)     Pursuant to the exercise of warrants dated April 17, 1995.
(2) Issued in a non-public offering exempt from registration pursuant to Rules 901-904, inclusive, of Regulation S of the Act.
(3) Additionally, pursuant to the terms of Security Purchase Agreements, for each share of common stock issued, the purchaser was granted one common stock purchase warrant exercisable at any time prior to February 1, 2001 at an exercise price of $3.50 per share.

(4)     Debt conversion.
(5)     Issued in a non-public  offering  exempt from  registration  pursuant to
        Section 4(2) of the Act.
(6) In consideration for services rendered in arranging for financing transaction.
(7) In consideration for services rendered as a member of the Company's Board of Directors.
(8)     Pursuant to an exercise of options dated January 17, 1997.

During the period from June 1996 to November 1996, the Company issued in the aggregate 725,175 shares of Common Stock in non-public offerings exempt from registration as follows:


Shareholder                                 Number of Shares     Consideration      Exemption
-----------                                 ----------------     -------------      ---------

Robert Alexander                                      10,000                 - (1)     (2)
Audley Investment Group                               49,347       $107,082.99 (3)     (2)
Bel Cal Holdings Inc.                                 86,364          $475,002         (2)
Campden Financial Services Ltd.                        2,500                 - (5)     (2)
Harold Chaffe                                         10,000                 - (6)     (2)
Clifton Capital Ltd.                                 144,364          $794,002         (4)
Comprehensive Claims Corp.                            34,274        $74,374.58 (3)     (2)
David Crane                                            1,875                 - (7)     (2)
Crawsfield Limited                                   114,067       $247,525.39 (3)     (2)
Diversified Securities Fund                           48,963       $106,249.71 (3)     (2)
Harvey Glicker                                        24,442        $53,039.14 (3)     (2)
Andrew Gordon                                          5,000                 - (8)     (2)
HST Partners                                          49,347       $107,082.99 (3)     (2)
Herb Josephart                                         4,896        $10,624.32 (3)     (2)
Graham Lacey                                          20,000                 - (1)     (2)
Graham Lacey                                          50,000          $200,000         (2)
Graham Lacey                                          50,000          $200,000         (2)
Sid Sands and Edith Sands                              4,934        $10,706.78 (3)     (2)
Gloria Sax                                             4,934        $10,706.78 (3)     (2)
Weston Investors                                       9,868        $21,413.56 (3)     (2)
                                       ----------------------
TOTAL                                                725,175


(1) In consideration for services rendered as a member of the Company's Board of Directors.
(2) Issued in a non-public offering exempt from registration pursuant to Rules 901-904, inclusive, of Regulation S of the Act.
(3)     Represents debt conversion.
(4)     Issued in a non-public  offering  exempt from  registration  pursuant to
        Section 4(2) of the Act.
(5)     In consideration for the rent-free use of office facilities.
(6) In consideration for services rendered regarding the administration of Company accounts.
(7) In consideration for services rendered as a real estate broker for the sale of a Company property.
(8) In consideration for services rendered in connection with acquisition of certain securities in a business transaction.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A)  EXHIBITS.

        The following Exhibits are attached hereto and incorporated herein by reference.


    Exhibit No.                           Description                         Method of Filing

         2.1          Amended and Restated  Agreement  and Plan of Merger,          (1)
                      dated as of  December  10,  1997,  by and  among VDC
                      Corporation   Ltd.,   VDC    Communications,    Inc.
                      (f/k/a   VDC   (Delaware),   Inc.)   and  Sky   King
                      Communications, Inc.

         2.2          Amendment  to Amended  and  Restated  Agreement  and          (1)
                      Plan of Merger,  dated as of March 6,  1998,  by and
                      among  VDC  Corporation  Ltd.,  VDC  Communications,
                      Inc.  (f/k/a  VDC  (Delaware),  Inc.)  and Sky  King
                      Communications, Inc.

         2.3          Agreement and Plan of Merger,  made as of October 5,          (2)
                      1998,  by and between VDC  Corporation  Ltd. and VDC
                      Communications,     Inc.     (f/k/a     Sky     King
                      Communications, Inc.)

         2.4          Certificate  of Merger  of Sky King  Communications,          (1)
                      Inc. into VDC  Communications,  Inc. (formerly known
                      as VDC (Delaware), Inc.)

         2.5          Certificate of Merger of VDC Corporation Ltd. into            (3)
                      VDC Communications, Inc.

         3.1          Certificate  of  Incorporation,  as  amended  of VDC          (2)
                      Communications, Inc.

         3.2          Amended and Restated  Bylaws of VDC  Communications,          (2)
                      Inc.

         4.1          Specimen of Common Stock Certificate                          (4)

         4.2          1998 Stock Incentive Plan                                     (4)

         5.1          Opinion   of   Buchanan    Ingersoll    Professional          (5)
                      Corporation

                                      II-8

        10.1          Purchase  Agreement,  dated as of July 31, 1998,  by          (6)
                      and   among   VDC   Corporation    Ltd.,    Masatepe
                      Communications      U.S.A.,     L.L.C,     Activated
                      Communications Limited Partnership and Marc Graubart

        10.2          Bridge Loan  Agreement,  dated as of August 1, 1998,          (6)
                      by and among Masatepe  Communications U.S.A., L.L.C.
                      and VDC Corporation Ltd.

        10.3          Bridge Note, dated as of August 1, 1998, made by              (6)
                      Masatepe Communications U.S.A., L.L.C. in favor of
                      VDC Corporation Ltd.

        10.4          Guaranty,  dated as of August 1, 1998,  by Activated          (6)
                      Communications    Limited    Partnership    to   VDC
                      Corporation Ltd.

        10.5          Amended  and  Restated  Asset   Purchase   Agreement          (8)
                      between VDC Corporation Ltd. and PortaCom  Wireless,
                      Inc.,  dated as of March 23, 1998, as amended by two
                      Bankruptcy Court  Stipulations and Orders in Lieu of
                      Objection,  dated as of April 3,  1998 and April 23,
                      1998, respectively

        10.6          Escrow Agreement by and among VDC Corporation  Ltd.,          (8)
                      PortaCom  Wireless,  Inc., the Official Committee of
                      Unsecured  Creditors of PortaCom Wireless,  Inc. and
                      Klehr,  Harrison,  Harvey,  Branzburg & Ellers, LLP,
                      dated as of April __, 1998

        10.7          Memorandum of Understanding,  dated June 8, 1998, by          (9)
                      and among VDC Corporation Ltd.,  PortaCom  Wireless,
                      Inc.  and  the   Official   Committee  of  Unsecured
                      Creditors of PortaCom Wireless, Inc.

        10.8          Closing  Escrow  Agreement,  dated June 8, 1998,  by          (9)
                      and among VDC Corporation Ltd.,  PortaCom  Wireless,
                      Inc.,  Metromedia  China  Corporation,  the Official
                      Committee   of   Unsecured   Creditors  of  PortaCom
                      Wireless,   Inc.   and  Klehr,   Harrison,   Harvey,
                      Branzburg & Ellers LLP

        10.9          Promissory  Note,  dated June 9,  1998,  made by VDC          (9)
                      Corporation  Ltd.  in  favor of  PortaCom  Wireless,
                      Inc.

                                      II-9

       10.10          Assignment,   dated  June  8,  1998,   by   PortaCom          (9)
                      Wireless, Inc.

       10.11          Loan  Agreement,  dated  November 10, 1997,  between          (9)
                      VDC Corporation Ltd. and PortaCom Wireless, Inc.

       10.12          Pledge Agreement,  dated November 10, 1997,  between          (9)
                      VDC Corporation Ltd. and PortaCom Wireless, Inc.

       10.13          Security   Agreement,   dated   November  10,  1997,          (9)
                      between VDC Corporation Ltd. and PortaCom  Wireless,
                      Inc.

       10.14          Debtor-in-Possession   Loan,   Pledge  and  Security          (9)
                      Agreement,   dated  March  23,   1998   between  VDC
                      Corporation Ltd and PortaCom Wireless, Inc.

       10.15          Waiver, dated June 8, 1998, by VDC Corporation Ltd.           (9)

       10.16          Asset  Purchase  Agreement  between VDC  Corporation          (1)
                      Ltd.  and  Rozel  International   Holdings  Limited,
                      dated December 18, 1997, including Exhibits thereto

       10.17          Asset  Purchase  Agreement  between VDC  Corporation          (1)
                      Ltd. and Tasmin  Limited,  dated  February 10, 1998,
                      including Exhibits thereto

       10.18          Promissory   Note   from  HPC   Corporate   Services          (1)
                      Limited, dated March 2, 1998

       10.19          Employment  Agreement  of  Frederick  A.  Moran,  as          (1)
                      amended

       10.20          Employment Agreement of Dr. James C. Roberts                  (1)

       10.21          Employment Agreement of Charles W. Mulloy                     (6)

       10.22          Option to Purchase  10,000 Shares Granted to Charles          (6)
                      W. Mulloy

       10.23          Option to Purchase  50,000 Shares Granted to Charles          (6)
                      W. Mulloy

       10.24          Registration    Rights   Agreements    between   VDC          (6)
                      Corporation Ltd. and Charles W. Mulloy

                                      II-10

       10.25          Employment Agreement of Clayton F. Moran                      (6)

       10.26          Option to Purchase 10,000 Shares Granted to Clayton           (6)
                      F. Moran

       10.27          Registration    Rights    Agreement    between   VDC          (6)
                      Corporation Ltd. and Clayton F. Moran

       10.28          Director Agreement with Dr. Hussein Elkholy                   (6)

       10.29          Option to  Purchase  25,000  Shares  Granted  to Dr.          (6)
                      Hussein Elkholy

       10.30          Registration    Rights    Agreement    between   VDC          (6)
                      Corporation Ltd. and Dr. Hussein Elkholy

       10.31          Warrant to Purchase  45,000 Shares Granted to Graham          (6)
                      Ferguson Lacey

       10.32          Settlement,  Release and Discharge Agreement, by and          (10)
                      among  VDC   Communications,   Inc.,  Dr.  James  C.
                      Roberts,  and Frederick A. Moran, dated November 19,
                      1998

       10.33          Settlement  Agreement  between  VDC  Communications,          (10)
                      Inc.,   PortaCom   Wireless,   Inc.,   and   Michael
                      Richards, dated November 24, 1998

       10.34          Director  Agreement with Dr. Leonard Hausman,  dated          (11)
                      November 4, 1998

       10.35          Option to  Purchase  25,000  shares  granted  to Dr.          (11)
                      Leonard Hausman, dated November 4, 1998

       10.36          Registration    Rights    Agreement    between   VDC          (11)
                      Corporation  Ltd.  and Dr.  Leonard  Hausman,  dated
                      November 4, 1998

       10.37          Director   Agreement  with  James   Dittman,   dated          (11)
                      November 4, 1998

       10.38          Option to Purchase  25,000  shares  granted to James          (11)
                      Dittman, dated November 4, 1998

       10.39          Registration    Rights    Agreement    between   VDC          (11)
                      Corporation  Ltd. and James Dittman,  dated November
                      4, 1998

                                      II-11

       10.40          Settlement,  Release and Discharge Agreement, by and          (12)
                      among    VDC    Communications,    Inc.,    Masatepe
                      Communications,  U.S.A.,  L.L.C., and Marc Graubart,
                      dated March 9, 1999

       10.41          Form  of  Securities   Purchase   Agreement,   dated          (12)
                      December 23, 1998

       10.42          Form of Securities Purchase Agreement,  dated May 5,          (12)
                      1999

       10.43          Form of Securities Purchase Agreement,  dated May 7,          (12)
                      1999

       10.44          Securities   Purchase   Agreement,   between  PGP  I          (12)
                      Investors,  LLC and VDC Communications,  Inc., dated
                      May 12, 1999

       10.45          Securities  Purchase  Agreement,   between  Paradigm          (3)
                      Group, LLC, and VDC Communications,  Inc., dated May
                      17, 1999

       10.46          Form of Employment Agreement                                  (3)

       10.47          Form of Option Agreement                                      (3)

       10.48          Form of Registration Rights Agreement                         (3)

       10.49          Form of Incentive Stock Option Agreement                      (3)

       10.50          Incentive Stock Option Agreement  between  Frederick          (3)
                      A.  Moran  and  VDC   Communications,   Inc.,  dated
                      December 8, 1998

        16.1          Letter to the SEC from Neville Russell dated                  (7)
                      May 21, 1998

        16.2          Letter to the SEC from Neville Russell dated                  (7)
                      June 19, 1998

        21.1          Subsidiaries of Registrant                                    (3)

        23.1          Consent of BDO Seidman LLP, independent accountants           (3)

        27.1          Financial Data Schedule                                       (3)


(1) Filed as an Exhibit to VDC Corporation Ltd.'s Current Report on Form 8-K, dated March 6, 1998, and incorporated by reference herein.

(2) Filed as an Exhibit to Registrant's registration statement on Form S-4, filed with the SEC on September 9, 1998, and incorporated by reference herein.

(3)       Filed herewith.

(4) Filed as an Exhibit to Registrant's registration statement on Form 8-A/A, filed with the SEC on January 19, 1999, and incorporated by reference herein.

(5)       To be filed in an amendment hereto.

(6) Filed as an Exhibit to VDC Corporation Ltd.'s Form 10-K for the year ended June 30, 1998, as amended by Form 10-K/A filed with the SEC on February 17, 1999, and incorporated herein by reference.

(7) Filed as an Exhibit to VDC Corporation Ltd.'s Current Report on Form 8-K, dated May 21, 1998, as amended by Form 8-K/A, filed with the SEC on June 19, 1998, and incorporated by reference herein.

(8) Filed as an Exhibit to VDC Corporation Ltd.'s Form 10-Q for the quarter ended March 31, 1998, and incorporated by reference herein.

(9) Filed as an Exhibit to VDC Corporation Ltd.'s Current Report on Form 8-K, dated June 22, 1998, and incorporated by reference herein.

(10) Filed as an Exhibit to Registrant's Current Report on Form 8-K dated November 19, 1998, and incorporated by reference herein.

(11) Filed as an Exhibit to Registrant's Form 10-Q for the quarter ended December 31, 1998, and incorporated herein by reference.

(12) Filed as an Exhibit to Registrant's Form 10-Q for the quarter ended March 31, 1999, and incorporated herein by reference.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on this 7th date of June, 1999.

                                         VDC COMMUNCATIONS, INC.

                                         By:/s/ Frederick A. Moran
                                            -------------------------

                                                 Chairman of the Board, Chief
                                                 Executive Officer, Chief
                                                 Financial Officer, and Director

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Frederick A. Moran, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Frederick A. Moran                             Dated: June 4, 1999
------------------------------------                     -----------------------
Frederick A. Moran
Chairman of the Board, Chief Executive
Officer, Director, and Chief Financial
Officer (Principal Executive, Financial
and Accounting Officer)

/s/ Hussein Elkholy                                Dated: June 6, 1999
------------------------------------                     -----------------------
Dr. Hussein Elkholy
Director

/s/ James B. Dittman                               Dated: June 7, 1999
------------------------------------                     -----------------------
James B. Dittman
Director

/s/  Leonard Hausman                               Dated: June 4, 1999
------------------------------------                     -----------------------
Dr. Leonard Hausman
Director

                                  EXHIBIT INDEX

Exhibit Number                                                  Page Number in
(Referenced to                                                    Rule 0-3(b)
  Item 601 of                                                      Sequential
   Reg. S-K)                                                    Numbering System
                                                               Where Exhibit Can
                                                                    Be Found


         2.5 Certificate of Merger of VDC Corporation Ltd. into VDC Communications, Inc.

         5.1          Opinion   of   Buchanan    Ingersoll    Professional
                      Corporation*

       10.45          Securities  Purchase  Agreement,   between  Paradigm
                      Group, LLC, and VDC Communications,  Inc., dated May
                      17, 1999

       10.46          Form of Employment Agreement

       10.47          Form of Option Agreement

       10.48          Form of Registration Rights Agreement

       10.49          Form of Incentive Stock Option Agreement

       10.50          Incentive Stock Option Agreement  between  Frederick
                      A.  Moran  and  VDC   Communications,   Inc.,  dated
                      December 8, 1998

        21.1          Subsidiaries of Registrant

        23.1          Consent of BDO Seidman LLP, independent  accountants

        27.1          Financial Data Schedule

          *           To be filed in an amendment to the Registration Statement.